Exhibit 2-a

                                                                Execution Copy






                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG


                            TELEFONICA MOVILES, S.A.,


                EACH OF THE ENTITIES LISTED ON SCHEDULE I HERETO,

                                       AND

                              BELLSOUTH CORPORATION
   (for purposes of the Sections and Articles identified in the Preamble only)






                            Dated as of March 5, 2004



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                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I             DEFINITIONS..............................................2

         1.1      Definitions..................................................2
         1.2      Interpretation..............................................23

ARTICLE II            SALE AND PURCHASE OF SELLERS EQUITY INTERESTS...........23

         2.1      Sale and Purchase...........................................23
         2.2      Purchase Price..............................................23
         2.3      Payment for the Sellers Equity Interests....................24
         2.4      Final Purchase Price Determination..........................25

ARTICLE III           MINORITY EQUITY INTERESTS; TAKE-ALONG OFFER.............29

         3.1      Minority Equity Agreements; Required Minority Equity Holder
                    Approvals.................................................29
         3.2      Take-Along Offer to Holders of Minority Equity Interests....32
         3.3      Sale of Equity Interests Pursuant to Rights of First
                    Refusal...................................................35

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF SELLERS...............36

         4.1      Due Incorporation...........................................36
         4.2      Due Authorization...........................................36
         4.3      Authority Relative to this Agreement........................37
         4.4      Capitalization..............................................37
         4.5      Financial Statements........................................38
         4.6      No Adverse Effects or Changes...............................38
         4.7      No Defaults or Violations...................................39
         4.8      Litigation..................................................39
         4.9      Brokers.....................................................39
         4.10     Communications Licenses.....................................39
         4.11     Intermediate Holding Companies..............................39
         4.12     Obligations or Liabilities..................................39
         4.13     Assets......................................................40

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF PURCHASER.............40

         5.1      Due Incorporation...........................................40
         5.2      Due Authorization...........................................40
         5.3      Authority Relative to this Agreement........................40
         5.4      Litigation..................................................41
         5.5      Financing...................................................41
         5.6      Purchase for Investment.....................................41
         5.7      Condition of Acquired Companies.............................41
         5.8      Brokers.....................................................42
         5.9      No Knowledge of Misrepresentations or Omissions.............42

ARTICLE VI            COVENANTS...............................................42

         6.1      Implementing Agreement......................................42
         6.2      Access to Information and Facilities; Due Diligence
                    Examination...............................................42
         6.3      Additional Representations Certificate......................44
         6.4      Preservation of Business....................................45
         6.5      Consents and Approvals......................................49

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                                TABLE OF CONTENTS
                                    (cont'd)
                                                                            Page

         6.6      Applications in Respect of Communications Licenses..........52
         6.7      Acquired Company Debt; Intercompany Debt; Intercompany
                    Payables..................................................52
         6.8      Confidentiality.............................................54
         6.9      Resignation of Directors....................................56
         6.10     No Further Financial Obligations............................56
         6.11     Brokers.....................................................56
         6.12     Preservation of Books and Records; Access...................57
         6.13     Employees; Employee Benefit Plans...........................57
         6.14     Litigation Control and Cooperation..........................59
         6.15     Liability Insurance; Directors' and Officers' Insurance.....60
         6.16     Support Services............................................60
         6.17     Seller Parent Marks.........................................61
         6.18     Seller Parent Technical Information.........................62
         6.19     Procurement.................................................62
         6.20     Removal of Business Customer Records........................63
         6.21     Termination of the Intercompany Agreements..................63
         6.22     MOVICS Software Licenses....................................63
         6.23     Transition Trademark License Agreement......................63
         6.24     Assignment of Certain Trademark Rights......................64
         6.25     Assignment Back of Seller Parent Intellectual Property
                    Rights....................................................64
         6.26     Non-Compete.................................................64
         6.27     Third Party Marketing and Supply Agreements.................66
         6.28     Contacts with Employees, Customers and Certain Persons......66
         6.29     Alternative Structure.......................................67
         6.30     Compliance with Laws........................................68
         6.31     Intermediate Holding Companies..............................69
         6.32     Chilean Company Transfers...................................69
         6.33     Post-Closing Activities.....................................69
         6.34     Distribution of Telecom BBS (B.V.I.) Ltd....................71
         6.35     Post-Sale Distributions.....................................71
         6.36     Peru........................................................71
         6.37     Retained Companies and Section 6.29 Retained Companies......72
         6.38     Additional Agreements and Arrangements......................72
         6.39     MOVICOM and MOVISTAR Marks..................................73
         6.40     Discussions with Lenders....................................73

ARTICLE VII           CONDITIONS PRECEDENT TO THE CLOSINGS....................74

         7.1      Mutual Conditions to the Initial Closing....................74
         7.2      Conditions to Obligations of Purchaser......................76
         7.3      Conditions to Obligations of Sellers........................77
         7.4      Conditions Precedent to Obligations of Sellers and
                    Purchaser as to Subsequent Closings.......................78

ARTICLE VIII          CLOSINGS; CLOSING DELIVERIES............................83

         8.1      Closing.....................................................83

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                                TABLE OF CONTENTS
                                    (cont'd)
                                                                            Page
         8.2      Initial Closing Deliveries..................................83
         8.3      Subsequent Closing Deliveries...............................85

ARTICLE IX            TERMINATION.............................................88

         9.1      Termination.................................................88
         9.2      Effect of Termination.......................................89
         9.3      No Right to Terminate After Initial Closing.................89

ARTICLE X             INDEMNIFICATION.........................................90

         10.1     Survival....................................................90
         10.2     Indemnification by Sellers..................................90
         10.3     Indemnification by Purchaser................................92
         10.4     Limitations on Liability of Sellers.........................94
         10.5     Claims......................................................96
         10.6     Notice of Third Party Claims; Assumption of Defense.........96
         10.7     Settlement or Compromise....................................96
         10.8     Time Limits.................................................97
         10.9     Net Losses and Subrogation; Offset..........................97
         10.10    Adjustments to Aggregate Sellers Allocated Payment..........98

ARTICLE XI            SELLER PARENT GUARANTY..................................98

         11.1     Sellers Guaranty............................................98
         11.2     Seller Waivers and Acknowledgements.........................98
         11.3     Remedies....................................................99
         11.4     Mergers, Consolidations, Sales.............................100

ARTICLE XII           MISCELLANEOUS..........................................100

         12.1     Expenses...................................................100
         12.2     Amendment..................................................100
         12.3     Notices....................................................100
         12.4     Payments in Dollars........................................101
         12.5     Waivers....................................................101
         12.6     Assignment.................................................102
         12.7     No Third Party Beneficiaries...............................102
         12.8     Publicity..................................................102
         12.9     Further Assurances.........................................102
         12.10    Severability...............................................102
         12.11    Entire Understanding.......................................102
         12.12    Language...................................................103
         12.13    Applicable Law.............................................103
         12.14    Arbitration................................................103
         12.15    Schedules..................................................104
         12.16    Mutual Release.............................................105
         12.17    Seller Representative......................................105
         12.18    Counterparts...............................................106

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                                TABLE OF CONTENTS

EXHIBITS

Exhibit A         BIPHO Transition License Agreement
Exhibit B         Transition Trademark License Agreement
Exhibit C         Additional Representations Certificate

SCHEDULES*

Schedule I                 Sellers
Schedule II                Acquired Companies
Schedule II-A              Subsidiaries
Schedule 1.1A              Permitted Liens
Schedule 1.1B              Sellers' knowledge
Schedule 1.1C              Sellers Stockholder Debt
Schedule 1.1D              Venezuelan Arbitration
Schedule 1.1E              Intercompany Debt Receivables and Intercompany Debt
Schedule 1.1F              Peruvian Arbitration
Schedule 1.1G              Valuation Firms
Schedule 1.1H              Purchaser's knowledge
Schedule 2.2(b)            Allocated Values and Allocation Percentage
Schedule 2.2(c)            Example Calculation
Schedule 3.1(a)            Minority Equity Holders
Schedule 3.1(b)            Minority Equity Agreements
Schedule 3.1(c)            Required Minority Equity Holder Approvals
Schedule 3.3(a)            Rights of First Refusal
Schedule 4.1               Ownership of Capital Stock Other Than Equity
                             Interests of Subsidiaries
Schedule 4.3               Potential Conflicts
Schedule 4.4               Capitalization
Schedule 4.4(b)            Rights With Respect to Equity Interests
Schedule 4.5               Financial Statements
Schedule 4.6               Adverse Effects or Changes
Schedule 4.7               Defaults or Violations
Schedule 4.8               Litigation
Schedule 4.11              Intermediate Holding Company Assets, Obligations and
                             Liabilities
Schedule 5.3               Purchaser Violations
Schedule 6.2(a)            Purchaser Due Diligence
Schedule 6.4(a)            2004 Budget
Schedule 6.4(c)            Retention Plan Guidelines
Schedule 6.5(b)            Action of Divestiture
Schedule 6.10              BellSouth Guarantees
Schedule 6.13(d)           Special Severance Agreements
Schedule 6.24              Latin America Marks
Schedule 6.31              Retained Intermediate Holding Companies
Schedule 6.40              Financing Committee


* The Issuer agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

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

                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT is made as of the 5th day of March, 2004, by and among Telefonica Moviles, S.A., a corporation organized under the laws of the Kingdom of Spain ("PURCHASER"), each of the entities listed on SCHEDULE I, each of which is organized under the laws of the jurisdiction set forth opposite its name on
SCHEDULE I (each, a "SELLER" and collectively, the "SELLERS") and, for purposes of SECTIONS 3.1(e), 6.13(b), 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24,
6.25, 6.26, 6.38, 6.40, 8.2 and 8.3 and ARTICLES X, XI and XII only, BellSouth Corporation, a corporation organized under the laws of the State of Georgia ("SELLER PARENT"). Certain capitalized terms used herein are defined in
ARTICLE I.

                               W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Seller Parent owns, directly or indirectly, all of the issued and outstanding capital stock of each of the Sellers;

         WHEREAS, Sellers own, directly or indirectly, Equity Interests in, and/or Debt (including Sellers Stockholder Debt) of, the operating companies set forth in Column 1 of SCHEDULE II and the Subsidiaries (as hereinafter defined) of such operating companies as set forth in SCHEDULE II-A (collectively, the "OPERATING COMPANIES");

         WHEREAS, Sellers own, directly or indirectly, Equity Interests in (a) certain entities that own, directly or indirectly, Equity Interests of the Operating Companies as set forth in Column 2 of SCHEDULE II and (b) certain wholly-owned Subsidiaries of such entities that hold no direct or indirect Equity Interests in the Operating Companies (collectively, the "INTERMEDIATE HOLDING COMPANIES");

         WHEREAS, Column 3 of SCHEDULE II sets forth a list of Operating Companies and Intermediate Holding Companies in which Sellers directly own Equity Interests as of the date hereof (the "DIRECT ACQUIRED COMPANIES"), and the percentage of Equity Interests owned by Sellers in each such Direct Acquired Company (such Equity Interests, as may be adjusted or otherwise modified from time to time in accordance with the terms of this Agreement, the "SELLERS EQUITY INTERESTS"), which Sellers Equity Interests represent all of the Sellers' direct or indirect ownership interest in the Equity Interests of the Operating Companies and Intermediate Holding Companies;

         WHEREAS, the Operating Companies are engaged, directly or indirectly, in the business of providing communications services in, and to and from, the countries of Argentina, Chile, Colombia, Ecuador, Guatemala, Nicaragua, Panama, Peru, Uruguay and Venezuela, including other activities incidental to the foregoing (the "BUSINESS"); and

         WHEREAS, under the terms and conditions provided for in this Agreement, Purchaser wishes to purchase from each of the Sellers, and each of the Sellers wishes to sell to Purchaser, the Sellers Equity Interests or, with respect to any Sellers Equity Interests that are transferred to a Holding Company, the Holding Company Equity Interests, in each case free and clear of any Liens other than Certain Permitted Liens upon the terms and subject to the conditions contained herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1 DEFINITIONS. The following terms shall have the following meanings for the purposes of this Agreement:


         "2004 BUDGET" shall have the meaning set forth in SECTION 6.4(a).

         "ACCOUNTING FIRM" shall have the meaning set forth in SECTION 2.4(c).

         "ACCOUNTING FIRM ADJUSTMENT STATEMENT" shall have the meaning set forth in SECTION 2.4(c).

         "ACQUIRED COMPANIES" shall mean the Operating Companies, the Intermediate Holding Companies and any Holding Companies; PROVIDED, HOWEVER, that any Acquired Company that is determined to be a Retained Company, a Section
6.29 Retained Company or a ROFR Company will, from and after the Retained Company Determination Date, the Section 6.29 Determination Date or the ROFR Determination Date, as applicable, no longer be considered to be an Acquired Company for purposes of this Agreement, except as otherwise expressly provided in this Agreement or to the extent that any references to Acquired Companies could not reasonably be interpreted to exclude Retained Companies, Section 6.29 Retained Companies and ROFR Companies.

         "ACQUIRED COMPANIES LOSS CONTINGENCIES RESERVES" shall mean the reserves of the Acquired Companies in respect of litigation, claims or assessments (as defined and provided in U.S. GAAP) as of November 30, 2003 determined in accordance with U.S. GAAP consistently applied but without any reduction for materiality or disclosure thresholds.

         "ACQUIRED COMPANY CASH" shall mean, without duplication, the Cash of any Acquired Company.

         "ACQUIRED COMPANY DEBT" shall mean, without duplication, the Debt, including Stockholder Debt, of any Acquired Company.

         "ACQUIRED COMPANY ORGANIZATIONAL DOCUMENTS" shall mean, with respect to each Acquired Company, the certificate of incorporation, by-laws or analogous organizational documents of such entity.

         "ACTION OF DIVESTITURE" shall mean the request of or requirement by a Governmental Authority of competent jurisdiction in connection with the transactions contemplated by this Agreement (a) providing for the sale, license or other disposition or holding separate (through the establishment of a trust (other than any trust of which Purchaser or any of its Affiliates or any Acquired Company is not the beneficial owner), escrow or other similar arrangement) of any assets or categories of assets, rights, properties, businesses, customer relationships or lines of business, in each case, of Purchaser, any of its Affiliates or the Acquired Companies, (b) imposing or seeking to impose any restriction or limitation on the ability of Purchaser, any of its Affiliates and/or the Acquired Companies to conduct their respective businesses or own their respective assets in the manner and under the terms currently conducted or to acquire, hold or exercise rights of ownership of the Equity Interests of the Acquired Companies and the Business, which restriction or limitation would reasonably be expected to result in the loss of value associated with the Acquired Company or (c) imposing any restriction, limitation or other conditions with adverse economic consequences on Purchaser, any of its Affiliates or the Acquired Companies.

         "ACTION OF DIVESTITURE FAIR VALUE" shall mean,

         (a) with respect to Actions of Divestiture required by a Governmental Order in connection with the Argentinian Acquired Company, (i) the fair market value of the Argentinian Acquired Company and Telefonica Moviles Argentina, S.A. and its Subsidiaries, on a combined basis, assuming no Actions of Divestiture with respect to such Persons, as determined by the Valuation Firm, MINUS (ii) the fair market value of the Argentinian Acquired Company and Telefonica Moviles Argentina, S.A. and its Subsidiaries, on a combined basis, after giving effect to any adverse economic consequences as a result of such Actions of Divestiture with respect to such Persons, as determined by the Valuation Firm; and

         (b) with respect to Actions of Divestiture required by a Governmental Order in connection with the Chilean Acquired Company, (i) the fair market value of the Chilean Acquired Company and Telefonica Movil (Chile), S.A. and its Subsidiaries, on a combined basis, assuming no Actions of Divestiture with respect to such Persons, as determined by the Valuation Firm, MINUS (ii) the fair market value of the Chilean Acquired Company and Telefonica Movil (Chile), S.A. and its Subsidiaries, on a combined basis, after giving effect to any adverse economic consequences as a result of such Actions of Divestiture with respect to such Persons, as determined by the Valuation Firm;

PROVIDED, HOWEVER, that, in each case, (A) any adverse economic consequences with respect to any synergies, cost reductions or benefits from (or any synergies, cost reductions or benefits expected or anticipated to result from)
(1) in the case of the Argentinian Acquired Company, the combination or consolidation of the Argentinian Acquired Company and Telefonica Moviles Argentina, S.A. and its Subsidiaries, and (2) in the case of the Chilean Acquired Company, the combination or consolidation of the Chilean Acquired Company and Telefonica Movil (Chile), S.A. and its Subsidiaries, shall, in each case, be disregarded in connection with such determination by the Valuation Firm, and (B) any proceeds, benefits or positive economic effects as a result of such Actions of Divestiture (including as a result of the sale, license or other disposition of any assets or categories of assets, rights, properties, businesses, customer relationships or lines of business) shall be used to offset any adverse economic consequences as a result of such Actions of Divestiture in connection with such determination by the Valuation Firm; PROVIDED, FURTHER, that with respect to any Person that is subject to an Action of Divestiture for which the fair market value is being calculated as described above in this definition that is not wholly owned, directly or indirectly, by Purchaser and its Affiliates, the Action of Divestiture Fair Value calculation set forth above with respect to any such Person shall be decreased by the product of (a) the Action of Divestiture Fair Value with respect to any such Action of

Divestiture, as determined by the Valuation Firm, MULTIPLIED BY (b) the percentage ownership (expressed as a decimal) in the Person subject to any such Action of Divesture that is not wholly owned, directly or indirectly, by Purchaser and its Affiliates.

         "ACTION OF DIVESTITURE THRESHOLD" shall have the meaning set forth in
SECTION 6.5(b).

         "ACTUAL INITIAL REVENUE AMOUNT" shall have the meaning set forth in
SECTION 7.2(e).

         "ACTUAL SUBSEQUENT REVENUE AMOUNT" shall have the meaning set forth in
SECTION 7.4(b)(ii).

         "ADDITIONAL REPRESENTATIONS CERTIFICATE" shall have the meaning set forth in SECTION 6.3(a).

         "AFFILIATE" shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person; PROVIDED, that Cingular Wireless LLC, Cingular Wireless Corporation and their respective Subsidiaries and Affiliates (collectively, the "CINGULAR ENTITIES") will not, for any purposes of this Agreement, be considered to be an Affiliate of Sellers or Seller Parent (and Sellers and Seller Parent and their respective Subsidiaries and Affiliates shall not be deemed to be Affiliates of the Cingular Entities for purposes of this exclusion). For purposes of this Agreement, CTC Chile, S.A. and its Subsidiaries shall be deemed to be an Affiliate of Purchaser and its Subsidiaries and Affiliates. The term "control" as used in the preceding sentence shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

         "AGGREGATE SELLERS ALLOCATED PAYMENT" shall mean the aggregate sum of the Sellers Allocated Payments payable with respect to all of the Acquired Companies.

         "AGREEMENT" shall mean this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

         "ALLOCATED PURCHASE PRICE" shall have the meaning set forth in
SECTION 2.2(a).

         "ALTERNATIVE PERUVIAN TRANSACTION" shall have the meaning set forth in
SECTION 6.36(b).

         "ALTERNATIVE STRUCTURE EVENT" shall have the meaning set forth in
SECTION 6.29.

         "ARGENTINIAN ACQUIRED COMPANY" shall mean, collectively, (a) any Acquired Company that owns, directly or indirectly, any Acquired Company that operates primarily in Argentina and (b) any Acquired Company that operates primarily in Argentina and any Subsidiaries thereof.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean an assignment and assumption agreement pursuant to which Purchaser agrees to assume all liabilities and obligations of Sellers under the Minority Equity Agreements and, if applicable, the Acquired Company Organizational Documents as described in SECTION 3.1(g).

         "BELLSOUTH ENTITIES" shall mean Seller Parent, Sellers and their respective Affiliates (other than the Acquired Companies).

         "BELLSOUTH ENTITIES OWED AMOUNTS" shall have the meaning set forth in
SECTION 3.2(b).

         "BELLSOUTH GUARANTEE" shall have the meaning set forth in SECTION 6.10.

         "BIPHO TRADEMARK LICENSE AGREEMENT" shall mean those certain existing license agreements covering the license of the "BELL" trademarks to the Acquired Companies.

         "BIPHO TRANSITION LICENSE AGREEMENT" shall mean an agreement that grants certain temporary rights to use the "BELL" trademarks to the Acquired Companies that is to be entered into by the applicable Acquired Companies and Bell IP Holdings, LLC as of the applicable Closing Date, substantially in the form of EXHIBIT A.

         "BUSINESS" shall have the meaning set forth in the recitals to this Agreement.

         "BUSINESS CUSTOMER RECORDS" shall mean the name, address and other information pertaining to a customer of the Business that is held by Sellers or any Acquired Company, but excluding any such information to the extent it falls within any of the following categories: (a) Sellers have received such information from the customer in connection with the activities outside of the Business, including services provided in or from the United States, (b) the information is publicly available or (c) Purchaser has consented to Sellers' retention of the information.

         "BUSINESS DAY" shall mean any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in Madrid, Spain or New York, New York generally are closed for business.

         "BUSINESS INTELLECTUAL PROPERTY" shall mean Intellectual Property Rights either owned or licensed by an Acquired Company and utilized in the conduct of the Business.

         "CASH" shall mean, with respect to any Person, cash and cash equivalents (including cash on deposit or subject to Cash Permitted Liens or receivable in relation to accrued interest) and marketable securities (as defined under U.S. GAAP) of such Person measured in Dollars or Dollar Equivalents and calculated in accordance with U.S. GAAP applied on a consistent basis (except with respect to Venezuelan Bolivars which shall be deemed to have a fixed exchange rate equal to Three Thousand One Hundred and Fifty (3,150) Venezuelan Bolivars to One Dollar ($1)). For purposes of any determination of "CASH" under this Agreement, the aggregate amount of all Cash (i) shall be calculated without giving effect to any cash payments in respect of any Intercompany Debt and Intercompany Debt Receivables and any Stockholder Debt (but not any penalties or premiums thereon on any Seller Stockholder Debt) required to be made under this Agreement at, or otherwise in connection with, the Initial Closing or any Subsequent Closing of the transactions contemplated hereby (including any Take-Along Closing), but the aggregate amount of Cash will be calculated by giving effect to any other payments by an Acquired

Company to Sellers and its Affiliates in connection with this Agreement and the Closings thereunder and, (ii) shall be subject to adjustment such that, in the event that the Derivative Amount is (A) a positive number, there shall be added to the aggregate amount of Cash the amount, if any, by which the Derivative Amount exceeds Ten Million Dollars ($10,000,000), or (B) a negative number, there shall be deducted from the aggregate amount of Cash the amount, if any, by which the Derivative Amount (expressed as a positive number) exceeds Ten Million Dollars ($10,000,000).

         "CASH PERMITTED LIENS" shall mean, collectively, all Permitted Liens that are identified in CLAUSES (a), (b), (e) and (f) of the definition of Permitted Liens.

         "CERTAIN PERMITTED LIENS" shall mean, collectively, all Permitted Liens that are described in CLAUSES (a), (e) and (h) of the definition of "Permitted Liens".

         "CERTIFYING OPERATING COMPANY" shall have the meaning set forth in
SECTION 6.3(a).

         "CHILEAN ACQUIRED COMPANY" shall mean, collectively, (i) any Acquired Company that owns, directly or indirectly, any Acquired Company that operates primarily in Chile and (ii) any Acquired Company that operates primarily in Chile and any Subsidiaries thereof.

         "CLOSING" shall mean the Initial Closing and any Subsequent Closing.

         "CLOSING DATE" shall mean each date on which a Closing occurs.

         "CLOSING DATE ADJUSTMENT STATEMENT" shall have the meaning set forth in
SECTION 2.4(b).

         "CODE" shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "COLOMBIAN ACQUIRED COMPANY" shall mean, collectively, (a) any Acquired Company that owns, directly or indirectly, any Acquired Company that operates primarily in Colombia, and (b) any Acquired Company that operates primarily in Colombia and any Subsidiaries thereof.

         "COMMUNICATIONS LICENSES" shall mean all licenses, permits, certificates, franchises, concessions, registrations and other authorizations issued by the appropriate Governmental Authority that are required for the conduct of the business of the Acquired Companies as presently conducted, and for the operation and holding of their respective assets.

         "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
SECTION 6.8(a).

         "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in
SECTION 6.8(a).

         "CONTINGENCY FIRM" shall have the meaning set forth in SECTION 6.3(b).

         "CONTINUING EMPLOYEES" shall have the meaning set forth in
SECTION 6.13(a).

         "CONTRACT" shall mean any contract, agreement, lease, license, sales or work order or other legally binding commitment, obligation, undertaking or arrangement, whether oral or written, express or implied (including any mortgage or indenture).

         "CRM" shall mean Compania de Radiocomunicaciones Moviles, S.A.

         "DEBT" shall mean, with respect to any Person, (a) all indebtedness of such Person for borrowed money and all accrued but unpaid interest (including withholding taxes thereon) thereon, including any Intercompany Debt, and (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments measured in Dollars or Dollar Equivalents and calculated in accordance with U.S. GAAP applied on a consistent basis (except with respect to Venezuelan Bolivars which shall be deemed to have a fixed exchange rate equal to Three Thousand One Hundred and Fifty (3,150) Venezuelan Bolivars to One
Dollar ($1)), in each case, for purposes of ARTICLES II and III exclusive of any prepayment premiums or penalties, or any other fees, expenses, indemnities or other amounts payable with respect thereto. Notwithstanding the foregoing, in no event shall Debt include reimbursement or other obligations under undrawn letters of credit, any currency, interest rate, swap or other hedging or derivative instruments or agreements, sale and leaseback transactions, capital or other leases or other long-term liabilities or arrangements.

         "DERIVATIVE AMOUNT" shall mean the aggregate gain or loss, expressed as either a positive or negative number, based on the fair value on a mark-to-market basis of all Derivative Instruments of any Person, all as determined by reference to the average of rates or quotes by two of the banks set forth in SCHEDULE 1.1(G).

         "DERIVATIVE INSTRUMENTS" shall mean any currency, interest rate, swap or other hedging or derivative transaction or instrument.

         "DETERMINATION DATE" shall have the meaning set forth in
SECTION 2.4(d).

         "DIRECT ACQUIRED COMPANIES" shall have the meaning set forth in the recitals to this Agreement.

         "DOLLAR EQUIVALENT" shall mean, with respect to any Cash or Debt denominated in a currency other than Dollars, the amount of Dollars into which such Cash or the principal amount of such Debt could be converted at the applicable Exchange Rate.

         "DOLLARS" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

         "DUE DILIGENCE COMMENCEMENT DATE" shall have the meaning set forth in
SECTION 6.2(b).

         "DUE DILIGENCE EXPIRATION DATE" shall have the meaning set forth in
SECTION 6.2(b).

         "DUTCH RESIDENCY CERTIFICATE" shall mean a proper and adequate certificate issued by The Netherlands Tax Administration that an entity shall be treated as a resident of The Netherlands for tax purposes. For purposes of clarification, in the case of Peck Holdings, the certificate must establish that it is a resident of The Netherlands for purposes of the Treaty for the Prevention of Double Taxation between The Netherlands and Venezuela.

         "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in
SECTION 6.13(a).

         "ENFORCEABILITY LIMITATIONS" shall have the meaning set forth in
SECTION 4.2.

         "ENVIRONMENTAL LAW" shall mean any Law, each as in effect on or prior to the date hereof, that imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances.

         "ENVIRONMENTAL WARRANTY" shall mean a representation or warranty in
SECTION 1.17 of the Additional Representations Certificate.

         "EQUITY INTEREST" shall mean, with respect to any Person, the issued and outstanding equity securities, quotas, rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, equity securities of the subject Person and securities convertible or exchangeable into equity securities of the subject Person, calculated on a fully diluted basis, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

         "ESCROW AGENT" shall have the meaning set forth in SECTION 2.3.

         "ESCROW AGREEMENT" shall have the meaning set forth in SECTION 2.3.

         "ESTIMATED ACQUIRED COMPANY CASH" shall have the meaning set forth in
SECTION 2.4(a).

         "ESTIMATED ACQUIRED COMPANY DEBT" shall have the meaning set forth in
SECTION 2.4(a).

         "EXCESS INITIAL REVENUE AMOUNT" shall mean the amount by which the Actual Initial Revenue Amount exceeds the Initial Revenue Threshold Amount.

         "EXCESS SUBSEQUENT REVENUE AMOUNT" shall mean, with respect to any Subsequent Closing, the amount by which the Actual Subsequent Revenue Amount exceeds the Subsequent Revenue Threshold Amount, in each case for such Subsequent Closing.

         "EXCHANGE RATE" shall mean, with respect to any currency, notwithstanding the usage of different exchange rates or reflected in the Financial Statements, utilized by U.S. GAAP or announced as official exchange rates or reflected in foreign exchange or currency markets, the average of the applicable exchange rate as published by The Wall Street Journal, Eastern Edition, or if such rate is not available for any jurisdiction, the average of the exchange rate announced by the central bank for such jurisdiction during the five (5) Business Day period immediately preceding the applicable Closing Date or such earlier date that is permitted to be utilized under SECTION 2.4(a) or the date on which a party asserts a claim hereunder, as the case may be, except with respect to Venezuelan Bolivars which shall be deemed to have a fixed exchange rate equal to Three Thousand One Hundred and Fifty (3,150) Venezuelan Bolivars to One Dollar ($1).

         "FINAL ACQUIRED COMPANY CASH" shall have the meaning set forth in
SECTION 2.4(d).

         "FINAL ACQUIRED COMPANY DEBT" shall have the meaning set forth in
SECTION 2.4(d).

         "FINAL ACQUIRED COMPANY INTERCOMPANY DEBT RECEIVABLES" shall have the meaning set forth in SECTION 2.4(d).

         "FINAL ADJUSTMENT PAYMENT DATE" shall have the meaning set forth in
SECTION 2.4(d).

         "FINAL CLOSING DATE" shall mean the date on which the last Subsequent Closing under the Agreement occurs or, if there are no Subsequent Closings, the Initial Closing Date.

         "FINAL LOSS CONTINGENCIES AND IMPAIRMENT LOSSES AMOUNT" shall have the meaning set forth in SECTION 6.3(b).

         "FINANCING COMMITTEE" shall have the meaning set forth in SECTION 6.40.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in SECTION 4.5.

         "FIXED LOSS CONTINGENCIES AND IMPAIRMENT LOSSES AMOUNT" shall have the meaning set forth in SECTION 6.3(b).

         "GOVERNMENTAL AUTHORITY" shall mean the government of the United States, Spain, Argentina, Chile, Colombia, Ecuador, Guatemala, Nicaragua, Panama, Peru, Uruguay and Venezuela or any other country or any state, province or other political subdivision thereof or any entity, body, regulatory or administrative authority, agency, commission, court, tribunal or judicial body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.

         "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination, award, approval, consent, authorization or agreement entered by or with any Governmental Authority.

         "HAZARDOUS SUBSTANCES" shall mean all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, dangerous, or toxic, pursuant to any Environmental Law or any other Law, including hazardous substances, oils, pollutants or contaminants.

         "HOLDING COMPANIES" shall mean one or more entities that may be formed or organized by Sellers prior to the Initial Closing Date to satisfy the Closing condition set forth in SECTION 7.2(f).

         "HOLDING COMPANY EQUITY INTERESTS" shall mean the issued and outstanding Equity Interests in the Holding Companies.

         "ICC RULES" shall have the meaning set forth in SECTION 12.14(a).

         "IMPAIRMENT LOSSES" shall mean any permanent impairment loss (as defined in and provided in U.S. GAAP) in respect of long-lived assets of the Acquired Companies that require financial statement disclosure (but disregarding for this purpose any materiality thresholds that would have been otherwise applied by Sellers to such impairment loss pursuant to U.S. GAAP) that are (i) disclosed by Sellers or any Acquired Company in the schedules attached to the Additional Representation Certificates or (ii) discovered by Purchaser pursuant to its due diligence review pursuant to SECTION 6.2 and identified as an "Impairment Loss" for this purpose prior to the Due Diligence Expiration Date, pursuant to SECTION 6.3(b), PROVIDED, that Impairment Losses for this purpose under this Agreement will not include (x) any impairment losses or assets identified as obsolete or discontinued in the Financial Statements, and (y) items or matters otherwise eligible for Impairment Losses to the extent that insurance or third party claim proceeds are recoverable or likely to be recovered within one year following such item or matter.

         "INDEMNIFIED PERSON" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under ARTICLE X.

         "INDEMNIFYING PERSON" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under ARTICLE X.

         "INDIVIDUAL MATERIAL ADVERSE EFFECT" shall mean obligations, liabilities, occurrences, agreements or circumstances that would involve the expenditure of more than Ten Million Dollars ($10,000,000), in the aggregate, in the case of any Acquired Company listed on Schedule 1 to the Additional Representations Certificate, or Twenty-Five Million Dollars ($25,000,000), in the aggregate, in the case of any Acquired Company listed on Schedule 2 to the Additional Representations Certificate, or any material adverse effect, development or change in relation to the business, properties, assets, financial condition, results or prospects of each group of Acquired Companies whose functions or operations relate to a given country (each group to be taken separately), PROVIDED that any such effects, developments or changes resulting from or attributable to any of the following will be disregarded for this purpose: (a) the announcement, implementation and closing of this Agreement and the transactions and matters contemplated thereby, including any breach or violation by Purchaser of this Agreement and the agreements contemplated thereby and the consequences thereof, (b) any Known Debt Defaults and any further defaults, restructurings, modifications of any Debt of the Acquired Companies, including discussions, negotiations, proposals and solicitations relating thereto or any downgrading of such Debt, (c) general economic or business conditions involving the United States or any country in which Purchaser, Sellers or any Acquired Company conducts its principal business and (d) changes affecting the industries generally in which the Business operates.

         "INITIAL ACQUIRED COMPANIES" shall have the meaning set forth in
SECTION 8.1(a).

         "INITIAL CLOSING" shall mean the closing of the sale of the Sellers Equity Interests relating to the Equity Interests of the Initial Acquired Companies.

         "INITIAL CLOSING DATE" shall mean the date on which the Initial Closing occurs or is to occur.

         "INITIAL CLOSING LEGAL PROHIBITION" shall have the meaning set forth in
SECTION 7.1(a).

         "INITIAL CLOSING REQUIRED MINORITY EQUITY HOLDER APPROVALS" shall have the meaning set forth in SECTION 7.1(c).

         "INITIAL CLOSING REQUIRED REGULATORY APPROVALS" shall have the meaning set forth in SECTION 7.1(b).

         "INITIAL REVENUE AMOUNT" shall have the meaning set forth in
SECTION 7.2(e).

         "INITIAL REVENUE DETERMINATION PERIOD" shall have the meaning set forth in SECTION 7.2(e).

         "INITIAL REVENUE THRESHOLD AMOUNT" shall mean the amount equal to ninety (90%) of the Initial Revenue Amount.

         "INTELLECTUAL PROPERTY RIGHT" shall mean any trademark, service mark, trade name, patent, trade secret, copyright, or domain name (including any registrations or applications for registration of any of the foregoing).

         "INTERCOMPANY DEBT" shall mean Debt of an Acquired Company that is payable to another Acquired Company (including any Non-Transferred Company). As of the date hereof, the Intercompany Debt consists of the loans and amounts set forth on SCHEDULE 1.1E.

         "INTERCOMPANY DEBT RECEIVABLES" shall mean Debt that is owed to an Acquired Company (including any Non-Transferred Company) by another Acquired Company. As of the date hereof, the Intercompany Debt Receivables consist of the loans and amounts set forth on SCHEDULE 1.1E.

         "INTERMEDIATE HOLDING COMPANIES" shall have the meaning specified in the recitals to this Agreement.

         "INTERCOMPANY PAYABLES" shall mean any payables of an Acquired Company relating to products or services that is payable to another Acquired Company (including any Non-Transferred Company).

         "INTERCOMPANY RECEIVABLES" shall mean any receivables relating to products and services that is owed to an Acquired Company (including any Non-Transferred Company) by another Acquired Company.

         "KNOWN DEBT DEFAULTS" shall mean the events of default, pending defaults and prospective defaults of the Acquired Companies that are set forth on SCHEDULE 4.7.

         "LABOR WARRANTY" shall mean a representation or warranty in
SECTION 1.13 of the Additional Representations Certificate.

         "LATIN AMERICA MARKS" shall mean those trademarks, including those marks listed on SCHEDULE 6.24, other than the Seller Parent Marks, that are currently licensed by Seller Parent to one or more of the Acquired Companies and currently used by one or more Acquired Companies in connection with the Business; PROVIDED, HOWEVER, that, other than "MOVICOM", "OTECEL" and "TELCEL", Latin America Marks shall exclude any rights to such trademarks outside of the Territory to the extent that either (a) the trademarks are currently and actively used by Seller Parent or one or more of its Subsidiaries or Affiliates in any country outside the Territory or (b) the parties mutually agree that such trademark rights should be retained by Seller Parent.

         "LAWS" shall mean all federal, state, local or foreign statutes, rules, codes, regulations, ordinances, orders, decrees, rules of laws (including common laws), or governmental requirements enacted, promulgated or imposed by all Governmental Authorities, including all Environmental Laws binding on or applicable to Purchaser, Sellers or the Acquired Companies and their respective Affiliates.

         "LICENSE APPLICATIONS" shall have the meaning set forth in SECTION 6.6.

         "LIEN" shall mean any lien (except for any lien for Taxes not yet due and payable), encumbrance, mortgage, pledge or security interest.

         "LITIGATION MATTERS" shall have the meaning set forth in SECTION 6.14.

         "LOSS" or "LOSSES" shall mean any and all losses, liabilities, obligations, costs (including costs of investigation), claims, damages, awards, judgments and expenses (including reasonable legal fees and expenses and litigation costs), PROVIDED, that such fees, expenses and costs will not include the compensation of any officers, directors or employees of Purchaser or Sellers or any overhead allocable to them that is incurred in investigating, defending, settling or resolving any indemnification claim for which losses are determined.

         "LOSS CONTINGENCIES" shall mean any "loss contingencies" in respect of litigation, claims or assessments (as defined and provided in U.S. GAAP) of the Acquired Companies or unasserted claims or assessments in respect of litigation, claims or assessments of the Acquired Companies that require financial statement disclosure (but disregarding for this purpose any materiality thresholds that would have otherwise been applied by Sellers to such loss contingencies in the preparation of the Financial Statements) pursuant to Statement of Financial Accounting Standard No. 5, that are (i) disclosed by Sellers or any Acquired Companies in the schedules relating to the Additional Representation Certificates or (ii) discovered by Purchaser pursuant to its due diligence review pursuant to SECTION 6.2 and identified by Purchaser as a "Loss Contingency" for this purpose prior to the Due Diligence Expiration Date pursuant to SECTION 6.3(b); PROVIDED, that Loss Contingencies for any purpose under this Agreement will not include any Loss Contingencies disclosed or referenced in this Agreement or the Schedules hereto, including the Financial Statements, or any Loss Contingencies in relation to Taxes.

         "LOSS CONTINGENCY AND IMPAIRMENT LOSSES SHORTFALL" shall have the meaning set forth in SECTION 6.3(b).

         "MATERIAL ADVERSE EFFECT" shall mean any material adverse effect, development or change in relation to the business, properties, assets, financial condition, results or prospects of the

Acquired Companies, taken as a whole, PROVIDED that any such effects, developments or changes resulting from or attributable to any of the following will be disregarded for this purpose: (a) the announcement, implementation and closing of this Agreement and the transactions and matters contemplated hereby, including any breach or violation by Purchaser of this Agreement and the agreements contemplated hereby and the consequences thereof, including with respect to any Action of Divestiture; (b) any Known Debt Defaults and any further defaults, restructurings, modifications of any Debt of the Acquired Companies, including discussions, negotiations, proposals and solicitations relating thereto or any downgrading of such Debt; (c) general economic or business conditions involving the United States or any country in which Purchaser, Sellers or any Acquired Company conducts its principal business;
and (d) changes affecting the industries generally in which the Business operates.

         "MINORITY EQUITY AGREEMENTS" shall have the meaning specified in
SECTION 3.1(b).

         "MINORITY EQUITY ALLOCATED PAYMENT" shall have the meaning set forth in
SECTION 2.2(b).

         "MINORITY EQUITY HOLDER" shall have the meaning specified in
SECTION 3.1(a).

         "MINORITY EQUITY HOLDER RIGHTS" shall have the meaning set forth in
SECTION 6.2(a).

         "MINORITY EQUITY HOLDERS ALLOCATION PERCENTAGE" shall have the meaning set forth in SECTION 2.2(b).

         "MINORITY EQUITY INTERESTS" shall mean, with respect to any Acquired Company, the Equity Interests in such Acquired Company not held directly or indirectly by Sellers.

         "MINORITY EQUITY LOSSES" shall mean, with respect to each holder of Minority Equity Interests in an Acquired Company, the product of (a) any Losses or, subject to SECTION 6.3(b), any claims relating to the Acquired Companies Loss Contingencies Reserves or Impairment Losses, or any other Losses incurred or suffered by Purchaser arising out of any breach of or any inaccuracy in any representation or warranty made by Seller Parent, any Seller or any Acquired Company in this Agreement or in the Additional Representations Certificate with respect to such Acquired Company (other than Losses arising out of any breach of or any inaccuracy in the Title and Authorization Warranties made by Sellers in
ARTICLE IV of this Agreement), multiplied by (b) the Minority Holders Allocation Percentage applicable to such Minority Equity Holder with respect to such Acquired Company.

         "MINORITY INTEREST STOCKHOLDER DEBT" shall mean, with respect to any Acquired Company, any Debt that is owed to any Minority Equity Holder by such Acquired Company, including any Debt arrangement in which any Minority Interest Holder provided funds to a bank or other creditor which in turn loaned or otherwise provided such funds to an Acquired Company.

         "NET PROCEEDS" means the fair market value of the net proceeds and consideration received or payable to Sellers and their Affiliates (other than any of the Acquired Companies) in connection with any sale or disposition, after reduction for any Taxes (including income Taxes or other Taxes payable as a result of any gain or profit), fees, expenses, reimbursements, indemnities, escrows, reserves or other financial reductions in value applicable to such sale or disposition, PROVIDED, that, in determining Net Proceeds, (a) any such proceeds or consideration received by or payable to Sellers and their Affiliates in respect of any Stockholder Debt or to the Minority Equity Holders, or to any lenders, noteholders, creditors or other claimants will be disregarded for this purpose,
(b) any such proceeds or consideration that are subject to indemnification claims or similar contingencies will not be deemed paid or received for this purpose until actually paid or received, (c) any such proceeds or consideration that are subject to future performance will be deemed paid or received at the closing of any such sale or disposition to the extent that such proceeds or consideration would be paid in accordance with the "best case" performance forecasts made in connection with such sale or disposition, (d) any such proceeds or consideration that are paid in exchange for future products, assets or services will be disregarded for this purpose and (e) the only income Taxes taken into account when making this computation are those incurred as a direct result of the sale or disposition, without taking into account any other Taxes incurred in connection with this Agreement.

         "NETHERLANDS BV" shall mean Besloten vennootschap met beperkte aansprakelijkheid, a limited liability private company organized under the laws of The Netherlands.

         "NETWORK FACILITIES" shall mean the facilities that are owned, leased or subject to an indefeasible right to use agreement or other agreement conferring a right of use by the Acquired Companies.

         "NICARAGUAN ACQUIRED COMPANY" shall mean, collectively, (a) any Acquired Company that owns, directly or indirectly, any Acquired Company that operates primarily in Nicaragua and (b) any Acquired Company that operates primarily in Nicaragua and any Subsidiaries thereof.

         "NON-TRANSFERRED COMPANY" shall mean an Acquired Company that is determined to be (a) a Retained Company, (b) a Section 6.29 Retained Company,
(c) a ROFR Company or (d) an Acquired Company, the Sellers Equity Interests of which have not been transferred prior to the Non-Transferred Company Determination Date as contemplated in SECTION 9.3.

         "NON-TRANSFERRED COMPANY DETERMINATION DATE" shall mean, with respect to an Acquired Company, December 15, 2004, PROVIDED that if the Closing with respect to any such Acquired Company shall not have occurred by December 15, 2004 solely because of (i) the failure of (A) the parties to receive any of the Initial Closing Required Regulatory Approvals or Subsequent Closing Required Regulatory Approvals with respect to such Acquired Company or (B) any applicable regulatory waiting period to expire with respect to such Acquired Company or
(ii) the imposition of any Initial Closing Legal Prohibition or Subsequent Closing Legal Prohibition with respect to such Acquired Company, as the case may be, such date shall be extended to June 30, 2005; and

         "OPERATING COMPANIES" shall have the meaning specified in the recitals to this Agreement.

         "OUTSIDE DATE" shall have the meaning set forth in SECTION 9.1(b).

         "OWNED INTELLECTUAL PROPERTY" shall mean Intellectual Property Rights that are owned by an Acquired Company.

         "PAY-OFF DEBT" shall mean all principal, accrued and unpaid interest and other amounts payable, including any prepayment premiums or penalties, with respect to any Debt of the type identified on SCHEDULE 4.3(c), SCHEDULE 4.7 and
SCHEDULE 6.10 other than (a) Sellers Stockholder Debt, which is subject to the provisions of ARTICLE II of this Agreement, (b) Minority Interest Stockholder Debt, which is subject to the provisions of ARTICLE III of this Agreement and
(c) Intercompany Debt, which is subject to the provisions of
SECTION 6.7(b) and (c) of this Agreement.

         "PECK HOLDINGS" shall mean Peck Holdings Corp., a British Virgin Islands corporation.

         "PERMITTED LIENS" shall mean (a) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP;
(b) workers', mechanics', materialmen's, repairmen's, suppliers', carriers' or similar Liens arising in the ordinary course of business with respect to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings; (c) covenants, zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use of such real property, leases or leasehold estates; (d) any minor Liens which do not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of any Acquired Company; (e) Liens securing Debt or other indebtedness, obligations or liabilities of the Acquired Companies that are either (i) disclosed by Sellers or the Acquired Companies on SCHEDULE 1.1A or otherwise pursuant to this Agreement or (ii) are thereafter provided, granted, incurred or suffered to exist by them in connection with any amendment, modification, waiver, restructuring or refinancing of any such Debt, indebtedness, obligations or liabilities in conformity with this Agreement; (f) Liens securing the performance of bids, tenders, leases, contracts, statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred in the ordinary course of business; (g) Liens that arise in the ordinary course of business in an amount not to exceed Ten Million Dollars ($10,000,000) in the aggregate for each Acquired Company; (h) Liens arising under the Minority Equity Agreements, and (i) extensions, renewals and replacements of Liens referred to in the foregoing clauses (a) through (h).

         "PERSON" shall mean any individual, corporation, company, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

         "PERUVIAN ACQUIRED COMPANY" shall mean BellSouth Peru BVI Limited and BellSouth Peru S.A.

         "PERUVIAN ARBITRATION" shall mean that certain arbitration proceeding as described in SCHEDULE 1.1F.

         "PERUVIAN ARBITRATION AWARD" shall have the meaning set forth in
SECTION 10.9(c).

         "PERUVIAN DIFFERENCE" shall have the meaning set forth in
SECTION 6.36(a).

         "PERUVIAN DIFFERENCE DETERMINATION" shall have the meaning set forth in
SECTION 6.36(a).

         "PURCHASE PRICE ADJUSTMENT FUND" shall have the meaning specified in
SECTION 2.3.

         "PURCHASER" shall have the meaning set forth in the preamble to this Agreement.

         "PURCHASER INDEMNIFIED PERSON" shall mean any Affiliate of Purchaser or any of their respective directors, officers, employees, agents or stockholders who shall be an Indemnified Person under ARTICLE X.

         "PURCHASER LOSS CONTINGENCIES AND IMPAIRMENT LOSSES AMOUNT" shall have the meaning set forth in SECTION 6.3(b).

         "PURCHASER MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the ability of Purchaser to perform its obligations under or consummate the transactions contemplated by this Agreement and the Related Agreements.

         "PURCHASER'S KNOWLEDGE", or any similar expression with regard to the knowledge or awareness of or receipt of notice by Purchaser, shall mean the actual, direct and personal knowledge, after due inquiry, of any of the Persons listed on SCHEDULE 1.1H.

         "RELATED AGREEMENT" shall mean any Contract that is or is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or other similar expression.

         "REPRESENTATIVES" shall have the meaning set forth in SECTION 3.1(c).

         "REQUIRED MINORITY EQUITY HOLDER APPROVALS" shall have the meaning specified in SECTION 3.1(c).

         "REQUIRED REGULATORY APPROVALS" shall mean all necessary antitrust, competition or other regulatory or telecommunications consents, authorizations or approvals of, or filings or registrations with, any Governmental Authority or which are otherwise required by Law in connection with the execution, delivery or performance by Purchaser or Sellers of this Agreement or any of the Related Agreements or the consummation by Purchaser or Sellers of the transactions contemplated hereby or thereby; PROVIDED, HOWEVER, that any discretionary filing with or approval by the Chilean antitrust authorities shall be considered to be a Required Regulatory Approval.

         "RETAINED COMPANY" shall have the meaning set forth in SECTION 6.5(d).

         "RETAINED COMPANY DETERMINATION DATE" shall mean, in the event that Purchaser elects not to take or accept the required Actions of Divestiture with respect to the Argentinian Acquired Company and/or the Chilean Acquired Company notwithstanding the fact that the Action of Divestiture Threshold has been exceeded, the earlier to occur of (a) the final determination of the Action of Divestiture Fair Value by the Valuation Firm pursuant to SECTION 6.5(c), which Action of Divestiture Fair Value exceeds, in the aggregate, the Action of Divestiture Threshold, and (b) the date on which Sellers and Purchaser mutually agree that the Action of Divestiture Threshold has been exceeded with respect to such Acquired Companies.

         "RETENTION PLANS" shall have the meaning set forth in SECTION 6.4(c).

         "REVENUE" shall mean the total service revenues (measured in local currency and not adjusted for the Exchange Rate or currency or exchange rate fluctuations) of all of the Initial Acquired Companies calculated using the same methodology used to prepare the 2003 management reports of BellSouth International, Inc.

         "RIGHT OF FIRST REFUSAL SHARES" shall have the meaning set forth in
SECTION 3.3(a).

         "RIGHTS OF FIRST REFUSAL" shall have the meaning set forth in
SECTION 3.3(a).

         "ROFR COMPANY" shall have the meaning set forth in SECTION 3.3(a).

         "ROFR DETERMINATION DATE" shall have the meaning set forth in
SECTION 3.3(a).

         "SECTION 6.29 RETAINED COMPANY" shall have the meaning set forth in
SECTION 6.29(b).

         "SECTION 6.29 RETAINED COMPANY DETERMINATION DATE" shall have the meaning set forth in SECTION 6.29(c).

         "SELLER PARENT" shall have the meaning set forth in the preamble to this Agreement.

         "SELLER PARENT MARK LICENSE AGREEMENTS" shall mean those certain existing license agreements covering the license of Seller Parent Marks to the Acquired Companies.

         "SELLER PARENT MARKS" shall mean "BellSouth" and "BELL", the Bell logo, "Alguien En Quien Confiar" and "La Forma De Comunicarse" and any other service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia containing or comprising any of the foregoing marks, whether in English or any other language, and including any name or mark confusingly similar thereto; PROVIDED, HOWEVER, that in the event that any Seller Parent Mark contains both (a) the term "BellSouth," "Bell," "Alguien En Quien Confiar," "La Forma De Comunicarse" and/or any other service marks, trademarks, trade names, identifying symbols, logos (including the Bell logo), emblems, signs or insignia containing or comprising any of the foregoing marks and (b) any other names, logos, symbols, emblems, signs or insignia, including "MOVICOM," "OTECEL" or "TELCEL", it is understood that the term Seller Parent Marks shall refer only to the names and marks described in CLAUSE (a); PROVIDED, FURTHER, that it is understood that a third party, Bell IP Holding, LLC, is the owner of the "BELL" trademarks.

         "SELLER PARENT TECHNICAL INFORMATION" shall mean all information furnished by or on behalf of any Seller, BellSouth International, Inc. or any of their respective Affiliates to any Acquired Company in connection with a Technical Services Agreement.

         "SELLER REPRESENTATIVE" shall have the meaning set forth in
SECTION 12.17.

         "SELLERS" shall have the meaning set forth in the preamble to this Agreement.

         "SELLERS ALLOCATED PAYMENT" shall have the meaning set forth in
SECTION 2.2(b).

         "SELLERS ALLOCATED PAYMENT STATEMENT" shall have the meaning set forth in SECTION 2.4(a).

         "SELLERS ALLOCATION PERCENTAGE" shall have the meaning set forth in
SECTION 2.2(b).

         "SELLERS EQUITY INTERESTS" shall have the meaning set forth in the recitals to this Agreement.

         "SELLERS INDEMNIFIED PERSON" shall mean any Affiliate of Sellers or any of their respective directors, officers, employees, agents or stockholders who shall be an Indemnified Person under Article X.

         "SELLERS' KNOWLEDGE", or any similar expression with regard to the knowledge or awareness of or receipt of notice by Sellers, shall mean the actual, direct and personal knowledge, after due inquiry, of any of the Persons listed in SCHEDULE 1.1B; PROVIDED, HOWEVER, that Purchaser acknowledges that Sellers and the Persons listed in SCHEDULE 1.1B have not consulted with, or reviewed the books and records of, BellSouth International, Inc., any of the other Sellers or any Acquired Company and, accordingly, due inquiry does not include making any inquiries of BellSouth International, Inc., any of the other Sellers or any Acquired Company; PROVIDED, FURTHER, that, with respect to any such Person, such knowledge shall include knowledge that is inherent to the position and responsibility of such Person.

         "SELLERS LIABILITIES" shall have the meaning specified in
SECTION 11.1(a).

         "SELLERS LOSS CONTINGENCIES AND IMPAIRMENT LOSSES AMOUNT" shall have the meaning set forth in SECTION 6.3(b).

         "SELLERS STOCKHOLDER DEBT" shall mean, with respect to any Acquired Company, any Debt that is owed to any BellSouth Entity by such Acquired Company, including any Debt arrangement in which any such BellSouth Entity provided funds to a bank or other creditor which in turn loaned or otherwise provided such funds to an Acquired Company; PROVIDED, HOWEVER, that any prepayment or any other penalties that would be payable together with or in connection with the repayment of such Debt, other than with respect to any prepayment or other penalties that arise from the pass-through of any third party costs (which shall be included in the calculation of Sellers Stockholders Debt), shall be disregarded and waived by the relevant BellSouth Entity at the applicable Closing. As of the date hereof, Sellers Stockholder Debt consists of the loans and amounts set forth on SCHEDULE 1.1C.

         "SERVICES TERMINATION LETTER" shall mean a letter confirming the termination of a Technical Services Agreement, which is to be entered into by the applicable parties as of the applicable Closing Date, the form of which shall be mutually agreed to by Purchaser and Sellers.

         "STOCKHOLDER DEBT" shall mean, with respect to any Acquired Company,
(a) Sellers Stockholder Debt and (b) Minority Interest Stockholder Debt.

         "SUBPART F INCOME" shall have the meaning set forth in Code Section
952. Subpart F income generally includes the receipt by a controlled foreign corporation (a "CFC") of (a) dividends, interest, rents and royalties, (b) gains from the disposition of assets which generate dividends, interest, rents or royalties, (c) fees for the performance of services performed for related persons outside the CFC's country of incorporation, (d) profits from the sale of goods purchased or sold from or to a related party for use outside the CFC's country of incorporation and (e) net foreign currency gain.

         "SUBSEQUENT ACQUIRED COMPANY" shall have the meaning set forth in
SECTION 8.1(b).

         "SUBSEQUENT CLOSING" shall mean the closing of the sale of the Sellers Equity Interests relating to the Equity Interests of any Subsequent Acquired Company.

         "SUBSEQUENT CLOSING DATE" shall mean the date on which any Subsequent Closing occurs or is to occur.

         "SUBSEQUENT CLOSING LEGAL PROHIBITION" shall have the meaning set forth in SECTION 7.4(a)(i).

         "SUBSEQUENT CLOSING REQUIRED MINORITY EQUITY HOLDER APPROVALS" shall have the meaning set forth in SECTION 7.4(a)(iii).

         "SUBSEQUENT CLOSING REQUIRED REGULATORY APPROVALS" shall have the meaning set forth in SECTION 7.4(a)(ii).

         "SUBSEQUENT REVENUE AMOUNT" shall have the meaning set forth in
SECTION 7.4(b)(i).

         "SUBSEQUENT REVENUE DETERMINATION PERIOD" shall have the meaning set forth in SECTION 7.4(b)(i).

         "SUBSEQUENT REVENUE THRESHOLD AMOUNT" shall mean the amount equal to ninety (90%) of the Subsequent Revenue Amount.

         "SUBSIDIARY" of any Person shall mean another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned, directly or indirectly, by such first Person or by another subsidiary of such first Person. For purposes of clarification, CTC Chile, S.A. and its Subsidiaries shall not be deemed to be Subsidiaries of Purchaser.

         "TAKE-ALONG CLOSING" shall have the meaning set forth in
SECTION 3.2(c).

         "TAKE-ALONG DOCUMENTATION" shall have the meaning set forth in
SECTION 3.2(b).

         "TAKE-ALONG OFFER" shall have the meaning set forth in SECTION 3.2(a).

         "TAKE-ALONG SELLER" shall have the meaning set forth in SECTION 3.2(c).

         "TAKE-ALONG SELLER STOCKHOLDER DEBT" shall mean, with respect to any Acquired Company, any Minority Interest Stockholder Debt that is owed to a Take-Along Seller by such Acquired Company.

         "TAKE-ALONG TRANSACTIONS" shall have the meaning set forth in
SECTION 3.1(c).

         "TAX RETURN" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

         "TAX STATUTE OF LIMITATIONS DATE" shall mean the close of business on the 45th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

         "TAX WARRANTY" shall mean a representation or warranty in SECTION 1.15 of the Additional Representations Certificate.

         "TAXES" shall mean all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, lease, user, transfer, fuel, excess profits, occupational, environmental, capital stock, interest equalization, windfall profits, license, severance, payroll, employee's income withholding, other withholding, unemployment and social security taxes) which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

         "TECHNICAL INFORMATION CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in SECTION 6.18.

         "TECHNICAL SERVICES AGREEMENT" shall mean, with respect to each Acquired Company, the contract described in SECTION 6.21 that relates to the provision of certain services by BellSouth International, Inc. or its designees to that Acquired Company or one of their Affiliates and that applies to the country in which such Acquired Company operates and the similar arrangements (not documented in a written contract) that exist for any Acquired Companies operating in Chile.

         "TECHNICAL SERVICES SUBCONTRACT" shall mean any subcontract with a third party covering services provided in connection with a Technical Services Agreement.

         "TERRITORY" shall mean the geographic area in which any Operating Company that becomes an Initial Acquired Company or a Subsequent Acquired Company primarily operates as of the applicable Closing Date.

         "TITLE AND AUTHORIZATION WARRANTIES" shall mean a representation or warranty in SECTIONS 4.1(a), 4.2, 4.3, 4.4(a), 4.4(c), 5.1, 5.2, 5.3, 5.6, or
5.7 of this Agreement or in Sections 1.1(a) and 1.2 of the Additional Representations Certificate.

         "TRADEMARK LICENSE TERMINATION LETTER" shall mean a letter confirming the termination of a trademark license, which is to be entered into by the applicable parties as of the applicable Closing Date, the form of which shall be mutually agreed to by Purchaser and Sellers.

         "TRANSFER TAXES" shall mean any sales, use, stamp, transfer, service, recording and like taxes or fees imposed by any Governmental Authority only in connection with the transfer and assignment of the Sellers Equity Interests and Sellers Stockholder Debt.

         "TRANSITION SERVICES AGREEMENT" shall have the meaning set forth in
SECTION 6.16.

         "TRANSITION TRADEMARK LICENSE AGREEMENT" shall mean an agreement that grants certain temporary rights to use the Seller Parent Marks to the Acquired Companies that is to be entered into by the applicable Acquired Companies and Seller Parent as of the applicable Closing Date, substantially in the form of EXHIBIT B.

         "URUGUAYAN ACQUIRED COMPANY" shall mean, collectively, (i) any Acquired Company that owns, directly or indirectly, any Acquired Company that operates primarily in Uruguay, and (ii) any Acquired Company that operates primarily in Uruguay and any Subsidiaries thereof.

         "URUGUAYAN OPERATING COMPANY" shall mean the Operating Company listed in Column 1 of SCHEDULE II that operates primarily in Uruguay.

         "U.S. GAAP" shall mean United States generally accepted accounting principles in the United States applied consistently throughout the periods involved.

         "VALUATION FIRM" shall mean an internationally recognized investment banking or valuation firm experienced in the telecom industry and either mutually agreed upon by Purchaser and Sellers or, if the parties are unable to mutually agree as to such firm within five (5) Business Days, then selected at random (e.g., by drawing a name from a hat) from the five firms that are listed on SCHEDULE 1.1G attached hereto, PROVIDED that any firm that has provided services to any party in connection with the transactions contemplated by this Agreement may not serve as the Valuation Firm, unless otherwise mutually agreed between Purchaser and Seller Representative.

         "VENEZUELAN ACQUIRED COMPANY" shall mean, collectively, (a) any Acquired Company that owns, directly or indirectly, any Acquired Company that operates primarily in Venezuela, and (b) any Acquired Company that operates primarily in Venezuela and any Subsidiaries thereof.

         "VENEZUELAN ARBITRATION" means the UNCITRAL arbitration proceeding commenced in December 2002 relating to the dispute between Argenta Finance Ltd. (as Claimant and Counterclaim Respondent No. 1), Oswaldo Cisneros (as Counterclaim Respondent 2), and BellSouth Enterprises, Inc. (as respondent, Counterclaimant and Additional Claimant 1) and Telecomunicaciones BBS, C.A. as Additional Claimant 1 and Telecom BBS (B.V.I) Limited (as Additional Claimant
2), as further described in SCHEDULE 1.1D, and any supplemental or subsequent arbitral or judicial proceedings arising out of the matters in dispute in such arbitration.

         "VENEZUELAN ARBITRATION AWARD" shall mean the final, binding and nonappealable decision with respect to the Venezuelan Arbitration.

         "VENEZUELAN ARBITRATION AWARD DATE" shall have the meanings specified in SECTION 3.1(e).

         "VENEZUELAN ARBITRATION ENTITY" shall have the meaning specified in
SECTION 3.1(f).

         "VENEZUELAN ARBITRATION LOSS RESERVES" shall mean the amount of any reserves in respect of the claim relating to the payment of a severance or similar bonus pursuant to the Venezuelan Arbitration reflected in the Financial Statements of the Venezuelan Arbitration Entities.

         "VENEZUELAN ARBITRATION SHARES" shall have the meaning specified in
SECTION 3.1(f).

         "VENEZUELAN CALL RIGHT" shall have the meaning set forth in
SECTION 3.1(f).

         "VENEZUELAN EQUITY AGREEMENTS" shall mean (a) the Venezuelan Stock Purchase Agreement, (b) the Amended Telcel Shareholders Agreement, dated June 23, 1998, among BellSouth Enterprises, Inc., Comtel Comunicaciones Telefonicas, S.A., Vencorp, Capco, Binford Investments Ltd., Telecomunicaciones BBS, C.A., Argenta Finance Ltd., Oswaldo Cisneros and Arnaldo Gonzalez and (c) the Comtel Shareholders Agreement, dated on or about June 23, 1998, by and among BellSouth Enterprises, Inc.,
Telecomunicaciones BBS, C.A., Argenta Finance Ltd. and Oswaldo Cisneros.

         "VENEZUELAN PUT RIGHT" shall have the meaning set forth in
SECTION 3.1(f).

         "VENEZUELAN STOCK PURCHASE AGREEMENT" shall mean the Stock Purchase and Reorganization Agreement, dated June 16, 1998, by and among BellSouth Enterprises, Inc., Comtel Comunicaciones Telefonicas, S.A., Argenta Finance Ltd. and Oswaldo Cisneros.

         "WIRELESS SERVICE BUSINESS" shall have the meaning specified in
SECTION 6.26(a).

1.2 INTERPRETATION. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit or Schedule to, this Agreement.

                                   ARTICLE II

                  SALE AND PURCHASE OF SELLERS EQUITY INTERESTS

2.1 SALE AND PURCHASE. Subject to the terms and conditions of this Agreement, at the Initial Closing and any Subsequent Closing, Sellers shall sell, assign, transfer and deliver to Purchaser or one or more Affiliates of Purchaser (as designated by Purchaser, subject to SECTION 12.6, prior to the applicable Closing Date), and Purchaser or one or more Affiliates of Purchaser (as designated by Purchaser, subject to SECTION 12.6, prior to the applicable Closing Date) shall purchase and acquire from Sellers and take assignment and delivery from Sellers of, the Sellers Equity Interests for which the conditions precedent set forth in ARTICLE VII have been satisfied or waived (either directly or, if such Sellers Equity Interests have been transferred to a Holding Company, through the transfer of any Holding Company Equity Interests), free and clear of all Liens, other than Certain Permitted Liens.

2.2      PURCHASE PRICE.

(a) Sellers and Purchaser agree that the total purchase price allocable to all of the Equity Interests of each Acquired Company for purposes of this Agreement will be the result of (i) the enterprise value of such Acquired Company set forth opposite such Acquired Company's name in Column 1 of SCHEDULE 2.2(b), the aggregate of which for all Acquired Companies is Five Billion Eight Hundred Fifty Million Dollars ($5,850,000,000), PLUS (ii) the total amount of Acquired Company Cash and Intercompany Debt Receivables of such Acquired Company, MINUS
(iii) the total amount of Acquired Company Debt of such Acquired Company, in each case determined as of 12:01 a.m. New York time on the applicable Closing Date for such Acquired Company (the "ALLOCATED PURCHASE PRICE"). The Allocated Purchase Price for each Acquired Company will be estimated at the applicable Closing and finally determined in accordance with SECTION 2.4.

(b) Subject to SECTIONS 2.4, 3.2 and 3.3, the Allocated Purchase Price with respect to any Acquired Company shall be allocated to Sellers and the applicable Minority Equity Holders as follows: (i) to Sellers, as direct or indirect holders of Equity Interests in such Acquired Company, an amount (the "SELLERS ALLOCATED PAYMENT") equal to the Allocated Purchase Price with respect to such Acquired Company, MULTIPLIED BY the aggregate ownership percentage of Sellers as of the Closing Date (the "SELLERS ALLOCATION PERCENTAGE") in such Acquired Company; and (ii) to the Minority Equity Holders with respect to such Acquired Company, an amount (the "MINORITY EQUITY ALLOCATED PAYMENT") equal to the Allocated Purchase Price with respect to such Acquired Company, multiplied by the aggregate ownership percentage of the Minority Equity Holders as of the Closing Date (the "MINORITY EQUITY HOLDERS ALLOCATION PERCENTAGE") in such Acquired Company. The Sellers Allocated Payment shall be paid in accordance with
SECTION 2.3. Column 2 of SCHEDULE 2.2(b) sets forth the Sellers Allocation Percentage with respect to each Acquired Company and Column 3 of SCHEDULE 2.2(b) sets forth the Minority Equity Holders Allocation Percentage with respect to each Acquired Company as of the date hereof.

(c) For illustrative purposes only, a sample calculation of the Sellers Allocated Payment and the Minority Equity Allocated Payment in the aggregate and in relation to each Acquired Company, assuming a closing date of November 30, 2003, is set forth on SCHEDULE 2.2(c); PROVIDED, that such sample calculation and any estimates used therein will not be deemed to be representations, warranties or commitments of any kind for purposes of this Agreement.

2.3      PAYMENT FOR THE SELLERS EQUITY INTERESTS.

(a) Subject to the terms and conditions of this Agreement, at the Initial Closing, Purchaser shall pay to Sellers an amount equal to the aggregate amount of (i) the Sellers Allocated Payment (calculated for this purpose using the Estimated Acquired Company Debt, Estimated Acquired Company Cash and Estimated Acquired Company Intercompany Debt Receivables) in respect of the Equity Interests owned by Sellers in each Initial Acquired

Company (whether such Initial Acquired Company is being transferred directly to Purchaser or through the transfer of any Direct Acquired Company or Holding Company, as the case may be), PLUS (ii) the amount of all outstanding principal and accrued and unpaid interest, together with any other amounts due and payable, through the Initial Closing in respect of the Sellers Stockholder Debt relating to each Initial Acquired Company (whether such Initial Acquired Company is being transferred directly to Purchaser or through the transfer of any Holding Company), PLUS (iii) with respect to the Colombian Acquired Company, the amount of the origination fees relating to the Colombian participation agreement and the underlying loans.

(b) Subject to the terms and conditions of this Agreement, at any Subsequent Closing, Purchaser shall pay to Sellers an amount equal to the aggregate amount of (i) the Sellers Allocated Payment (calculated for this purpose using the Estimated Acquired Company Debt, Estimated Acquired Company Cash and Estimated Acquired Company Intercompany Debt Receivables) in respect of the Sellers Equity Interests of each Subsequent Acquired Company (whether such Subsequent Acquired Company is being transferred directly to Purchaser or through the transfer of any Holding Company), PLUS (ii) the amount of all outstanding principal and accrued and unpaid interest, together with any other amounts due and payable, through the Subsequent Closing in respect of the Sellers Stockholder Debt relating to each Subsequent Acquired Company (whether such Subsequent Acquired Company is being transferred directly to Purchaser or through the transfer of any Holding Company), PLUS (iii) with respect to the Colombian Acquired Company, the amount of the origination fees relating to the Colombian participation agreement and the underlying loans.

(c) The payments made under SECTION 2.3(a) and (b) by Purchaser to Sellers with respect to each Initial Acquired Company and, if any, each Subsequent Acquired Company shall be made in accordance with SECTION 12.4 and shall be delivered as follows: (i) 5% of the Sellers Allocated Payment with respect to such Acquired Company (together with the corresponding percentage of the Minority Equity Allocated Payment to be placed in a separate escrow with respect to each such Acquired Company as contemplated by SECTION 3.2(c), the "PURCHASE PRICE ADJUSTMENT FUND") by wire transfer of immediately available funds to an account designated by an escrow agent to be mutually agreed upon by Sellers and Purchaser (the "ESCROW AGENT"), to be held in escrow and disposed of in accordance with the terms of this Agreement and one or more escrow agreements between Purchaser, Sellers and the Take-Along Sellers, the terms and conditions of which shall be mutually agreed and negotiated in good faith between the parties thereto prior to the applicable Closing (the "ESCROW AGREEMENT"), and
(ii) the balance of the Sellers Allocated Payment with respect to such Acquired Company, by wire transfer of immediately available funds to such account or accounts as the Seller Representative shall designate in writing to Purchaser not less than three (3) Business Days prior to the applicable Closing Date. Purchaser shall, however, be entitled to withhold from amounts payable under this SECTION 2.3(c) any Taxes required to be withheld by Purchaser under applicable Law, but Purchaser shall only be permitted to withhold such Taxes after giving Sellers ten (10) Business Days' prior written notice. Sellers shall promptly notify Purchaser if they reasonably believe that no withholding is required (and shall provide an opinion of local counsel to such effect) and in such event Purchaser shall not withhold such Taxes if Sellers agree to indemnify Purchaser for any Losses incurred as a result of their failure to withhold. Each Escrow Agreement shall provide that the balance of any escrow funds, together with all interest accrued thereon, shall be released no later than the Final Adjustment Payment Date. For the avoidance of doubt, for Tax and accounting purposes, the amount of the Allocated Purchase Price applicable for any Acquired Company that is not acquired directly by Purchaser shall be allocated to the Equity Interests of the Direct Acquired Companies and/or Holding Companies that are acquired directly by Purchaser in accordance with their respective interests in such lower-tier Acquired Companies.

2.4      FINAL PURCHASE PRICE DETERMINATION.

(a) No later than five (5) Business Days before the Initial Closing Date or any Subsequent Closing Date, Sellers shall deliver or cause to be delivered to Purchaser, at Sellers' expense a statement (which statement shall have been prepared in accordance with U.S. GAAP on a basis consistent with the accounting principles, practices and procedures used in the preparation of the Financial Statements) setting forth (and accompanied by such documentation as Purchaser may reasonably request) a calculation of the Sellers Allocated Payment and the Minority Equity Allocated Payment (each, a "SELLERS ALLOCATED PAYMENT STATEMENT"), and itemizing, as applicable, with respect to each Initial Acquired Company or Subsequent Acquired Company that is the subject of the Initial Closing Date or Subsequent Closing Date: (i) the total Acquired Company Cash,
(ii) the total Intercompany Debt Receivables of such Acquired Company and
(iii) the total Acquired Company Debt, in each case estimated as of 12:01 a.m. New York time on the applicable Closing Date and calculated as of a date no earlier than five (5) Business Days prior to the Initial Closing Date or any Subsequent Closing Date. The amount of Acquired Company Debt set forth in a Sellers Allocated Payment Statement is referred to as the "ESTIMATED ACQUIRED COMPANY DEBT" for the applicable Initial Closing Date or any Subsequent Closing Date. The amount of Acquired Company Cash set forth in a Sellers Allocated Payment Statement is referred to as the "ESTIMATED ACQUIRED COMPANY CASH" for the applicable Initial Closing Date or any Subsequent Closing Date. The amount of Intercompany Debt Receivables of such Acquired Company set forth in the Sellers Allocated Payment Statement is referred to as the "ESTIMATED ACQUIRED COMPANY INTERCOMPANY DEBT RECEIVABLES" for the applicable Initial Closing Date or any Subsequent Closing Date. Promptly upon Purchaser's request, Sellers shall make available to Purchaser copies of the work papers and back-up materials used by Sellers in preparing the Sellers Allocated Payment Statements and such other documents as Purchaser may reasonably request in connection with its review of the Sellers Allocated Payment Statements.

(b) Within forty-five (45) days after the Initial Closing Date or any Subsequent Closing Date, Purchaser shall prepare and deliver to the Seller Representative at Purchaser's expense a statement (which statement shall have been prepared in accordance with U.S. GAAP on a basis consistent with the accounting principles, practices and procedures used in the preparation of the Financial Statements)
(a "CLOSING DATE ADJUSTMENT STATEMENT") setting forth with respect to each Initial Acquired Company acquired on the Initial Closing Date or each Subsequent Acquired Company acquired on any Subsequent Closing Date a calculation of
(i) the total Acquired Company Cash, (ii) the total Intercompany Debt Receivables of such Acquired Company and (iii) the total Acquired Company Debt, in each case calculated as of 12:01 a.m. New York time on the applicable Initial Closing Date or any Subsequent Closing Date. Promptly upon Sellers' request, Purchaser shall make available to Sellers copies of the work papers and back-up materials used by Purchaser in preparing the Closing Date Adjustment Statement and such other documents as Sellers may reasonably request in connection with its review of the Closing Date Adjustment Statement.

(c) Within forty-five (45) days after receipt of a Closing Date Adjustment Statement, the Seller Representative shall deliver to Purchaser a written statement describing its objections (if any) to a Closing Date Adjustment Statement. If the Seller Representative does not raise any objections in a written statement to Purchaser within such forty-five (45)-day period, the Sellers shall be deemed to have accepted and agreed to a Closing Date Adjustment Statement and a Closing Date Adjustment Statement shall become final, binding and conclusive upon all parties. If the Seller Representative raises objections in a written statement to Purchaser within such forty-five (45)-day period, the parties shall attempt to resolve their differences and any written resolution by them as to any disputed amounts shall be final, binding and conclusive. If the parties cannot resolve such objection within ten (10) Business Days after the receipt by Purchaser of such written statement, any remaining disputes shall be resolved by KPMG LLP, or if KPMG LLP declines such engagement, by another internationally recognized independent accounting firm mutually agreeable to Purchaser and the Seller Representative (the "ACCOUNTING FIRM"). The Accounting Firm shall be instructed to resolve such disputes within thirty (30) days after its appointment. The resolution of disputes by the Accounting Firm shall be set forth in writing (the "ACCOUNTING FIRM ADJUSTMENT STATEMENT") and shall be conclusive and binding upon all parties and a Closing Date Adjustment Statement, as modified by such resolution, shall become final and binding as of the date of such resolution. The fees and expenses of the Accounting Firm shall be apportioned between the parties by the Accounting Firm based on the degree to which each party's claims were unsuccessful and shall be paid by the parties in accordance with such determination. For example, if pursuant to this
SECTION 2.4(c) Sellers submitted an objection affecting the Allocated Purchase Price in the amount of One Hundred Million Dollars ($100,000,000) and prevailed as to Forty-Five Million Dollars ($45,000,000) of such amount, then Sellers would bear fifty-five percent (55%) of the fees and expenses of the Accounting Firm. Notwithstanding the foregoing provisions of this SECTION 2.4, following the final determination of all adjustments to be made pursuant to this
SECTION 2.4 at any Closing, if the net aggregate amount of all such adjustments, taken together, is less than or equal to Two Million Dollars ($2,000,000), then the parties agree that there shall be no adjustment to the purchase price paid at the Initial Closing or any Subsequent Closing pursuant to SECTION 2.2(a), and such purchase price shall be deemed to be the final purchase price for all purposes of this Agreement, PROVIDED, that if such adjustment exceeds
Two Million Dollars ($2,000,000), then the total amount (and not only the excess) of such adjustment will be made and paid for this purpose.

(d) The Acquired Company Debt of an Initial Acquired Company, as of the Initial Closing Date or of a Subsequent Acquired Company, as of the Subsequent Closing Date, as determined (i) on the Closing Date Adjustment Statement deemed to be final in accordance with the second sentence of SECTION 2.4(c), (ii) by the written resolution of Sellers and Purchaser or (iii) on the Accounting Firm Adjustment Statement, is referred to as the "FINAL ACQUIRED COMPANY DEBT." The Acquired Company Cash of an Initial Acquired Company, as of the Initial Closing Date or of a Subsequent Acquired Company, as of the Subsequent Closing Date, as determined (A) on the Closing Date Adjustment Statement deemed to be final in accordance with the second sentence of SECTION 2.4(c), (B) by the written resolution of Sellers and Purchaser or (C) on the Accounting Firm Adjustment Statement, is referred to as the "FINAL ACQUIRED COMPANY CASH." The Intercompany Debt Receivables of an Initial Acquired Company, as of the Initial Closing Date or of a Subsequent Acquired Company, as of the Subsequent Closing Date, as determined (A) on the Closing Date Adjustment Statement deemed to be final in accordance with the second sentence of SECTION 2.4(c), (B) by the written resolution of Sellers and Purchaser or (C) on the Accounting Firm Adjustment Statement, is referred to as the "FINAL ACQUIRED COMPANY INTERCOMPANY DEBT RECEIVABLES." No later than two (2) Business Days (the "FINAL ADJUSTMENT PAYMENT DATE") following the date on which all of the Final Acquired Company Debt, the Final Acquired Company Cash and the Final Acquired Company Intercompany Debt Receivables of an Initial Acquired Company or a Subsequent Acquired Company are finally determined as provided in the first sentence of this SECTION 2.4(d) (such date being referred to herein as the "DETERMINATION DATE"), Purchaser or Sellers shall make the following payments with respect to each Initial Acquired Company and Subsequent Acquired Company after netting against each other all payments required to be made under this
SECTION 2.4(d):

         (i) If the Estimated Acquired Company Debt is greater than the Final Acquired Company Debt with respect to an Acquired Company, then (A) an amount equal to the Sellers Allocation Percentage with respect to such Acquired Company MULTIPLIED BY the amount of such excess shall be paid by Purchaser to Sellers and (B) in the event that there are Take-Along Sellers with respect to such Acquired Company, an amount equal to the Minority Holders Allocation Percentage applicable to such Take-Along Seller MULTIPLIED BY the amount of such excess shall be paid by Purchasers to the Take-Along Sellers. If the Estimated
         Acquired Company Debt is less than the Final Acquired Company Debt with respect to an Acquired Company, then (A) an amount equal to the Sellers Allocation Percentage with respect to such Acquired
         Company MULTIPLIED BY the amount of such deficit shall be paid by Sellers to Purchaser and (B) in the event that there are Take-Along Sellers with respect to such Acquired Company, an amount equal to the Minority Holders Allocation Percentage applicable to such Take-Along Seller MULTIPLIED by the amount of such deficit shall be paid by the Take-Along Sellers to Purchaser, which deficit payments shall in each case be satisfied by a distribution from the Purchase Price Adjustment Fund with respect to such Acquired Company or, to the extent that the funds deposited in the Purchase Price Adjustment Fund are not sufficient to satisfy the full amount of the deficit payments due to Purchaser pursuant to this SECTION 2.4(d)(i), the remaining amounts of such deficit payments shall be paid directly to Purchaser by Sellers and the Take-Along Sellers on a PRO RATA basis.

         (ii) If the Estimated Acquired Company Cash is greater than the Final Acquired Company Cash, then (A) an amount equal to the Sellers Allocation Percentage with respect to such Acquired Company MULTIPLIED BY the amount of such excess shall be paid by Sellers to Purchaser and
         (B) in the event that there are Take-Along Sellers with respect to such Acquired Company, an amount equal to the Minority Holders Allocation Percentage applicable to such Take-Along Seller MULTIPLIED BY the amount of such excess shall be paid by Take-Along Sellers to Purchaser, which excess payments shall in each case be satisfied by a distribution from the Purchase Price Adjustment Fund or, to the extent that the funds deposited in the Purchase Price Adjustment Fund are not sufficient to satisfy the full amount of the deficit payments due to Purchaser pursuant to this SECTION 2.4(d)(ii), the remaining amounts of such deficit payments shall be paid directly to Purchaser by Sellers and the Take-Along Sellers on a PRO RATA basis. If the Estimated Acquired Company Cash is less than the Final Acquired Company Cash, then (A) an amount equal to Sellers Allocation Percentage applicable to such Acquired Company MULTIPLIED BY the amount of such deficit shall be paid by Purchaser to Sellers, and (B) in the event that there are Take-Along Sellers with respect to such Acquired Company, an amount equal to the Minority Holders Allocation Percentage applicable to such Take-Along Seller MULTIPLIED BY the amount of such deficit shall be paid by Purchaser to the Take-Along Sellers.

         (iii) If the Estimated Acquired Company Intercompany Debt Receivables are greater than the Final Acquired Company Intercompany Debt Receivables, then (A) an amount equal to the Sellers Allocation Percentage with respect to such Acquired Company MULTIPLIED BY the amount of such excess shall be paid by Sellers to Purchaser and (B) in the event that there are Take-Along Sellers with respect to such Acquired Company, an amount equal to the Minority Holders Allocation Percentage applicable to such Take-Along Seller multiplied by the amount of such excess shall be paid by Take-Along Sellers to Purchaser, which excess payment shall be satisfied by a distribution from the Purchase Price Adjustment Fund or, to the extent that the funds deposited in the Purchase Price Adjustment Fund are not sufficient to satisfy the full amount of the deficit payments due to Purchaser pursuant to this SECTION 2.4(d)(iii), the remaining amounts of such deficit payments shall be paid directly to Purchaser by Sellers and the Take-Along Sellers on a PRO RATA basis. If the Estimated Acquired Company Intercompany Debt Receivables are less than the Final Acquired Company Intercompany Debt Receivables, then (A) an amount equal to Sellers Allocation Percentage applicable to such Acquired Company MULTIPLIED BY the amount of such deficit shall be paid by Purchaser to Sellers and (B) in the event that there are Take-Along Sellers with respect to such Acquired Company, an amount equal to the Minority Holders Allocation Percentage applicable to such Take-Along Seller MULTIPLIED BY the amount of such deficit shall be paid by Purchaser to the Take-Along Sellers.

(e) Notwithstanding any other provision of this SECTION 2.4, for the purpose of calculating the Acquired Company Cash, Acquired Company Debt and Intercompany Debt Receivables of an Initial Acquired Company as of the Initial Closing Date or, if applicable, a Subsequent Acquired Company as of the Subsequent Closing Date for purposes of the Sellers Allocated Payment Statement and the Closing Date Adjustment Statement, any such items denominated in an currency other than Dollars shall be converted into Dollars from such other currency using the applicable Exchange Rate.

(f) Each Seller hereby acknowledges and agrees that in the event that the value of its Equity Interests in any Acquired Company is determined to be in an amount less than zero, then the Allocated Purchase Price with respect to such Acquired Company shall give full effect to such amount below zero.

                                  ARTICLE III

                   MINORITY EQUITY INTERESTS; TAKE-ALONG OFFER

3.1      MINORITY EQUITY AGREEMENTS; REQUIRED MINORITY EQUITY HOLDER APPROVALS.

(a) SCHEDULE 3.1(a) sets forth, with respect to each Acquired Company that has Minority Equity Interests, the name of each holder of Minority Equity Interests (each, a

"MINORITY EQUITY HOLDER") and a description of the Minority Equity Interests held by such Minority Equity Holder as of the date hereof. In the event there is any change in the ownership information set forth in SCHEDULE 3.1(a) after the date hereof, Sellers shall provide Purchaser with the updated information as soon as practicable after the relevant change in the ownership of the Acquired Companies and in no event later than two (2) Business Days prior to the applicable Closing Date.

(b) SCHEDULE 3.1(b) sets forth, with respect to each Acquired Company that has Minority Equity Interests, a list of all Contracts with Minority Equity Holders to which any Seller or the Acquired Company is a party that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any Equity Interests in or management of such Acquired Company (collectively, the "MINORITY EQUITY AGREEMENTS").

(c) From the date of this Agreement until the Final Closing Date, Purchaser, with respect to its obligations pursuant to this ARTICLE III and subject to the third to last sentence of this SECTION 3.1(c), and each Seller shall, and Sellers shall cause each Acquired Company to, use best efforts to (i) obtain, or cause to be obtained, all of the necessary consents, waivers, modifications, approvals, certificates and other documents in relation to the Minority Equity Agreements, each of which is set forth in SCHEDULE 3.1(c) (collectively, the "REQUIRED MINORITY EQUITY HOLDER APPROVALS") and (ii) subject to the Minority Equity Holders Rights and solely to the extent required by the terms and conditions of the Minority Equity Agreements or as otherwise requested by Sellers, cause the consummation of the sale to Purchaser on the Initial Closing Date of all of the Minority Equity Interests in those Initial Acquired Companies or on any Subsequent Closing Date of all of the Minority Equity Interests in those Subsequent Acquired Companies that are the subject of such Subsequent Closing. Notwithstanding anything to the contrary set forth in this ARTICLE III or otherwise, (A) Sellers shall have full and complete control over all communications, negotiations, solicitations and other discussions with Minority Equity Holders with respect to the transactions contemplated in this ARTICLE III, including all communications, negotiations, solicitations or other discussions regarding the Required Minority Equity Holder Approvals, Take-Along Offers, the repayment or treatment of the Stockholder Debt and any other proposals, offers or transactions whatsoever related to the purchase (whether by Sellers, Purchaser or otherwise) of Minority Equity Interests (such transactions are referred to herein collectively as the "TAKE-ALONG TRANSACTIONS") and (B) neither Purchaser nor any of its Affiliates or any of their respective officers, directors, employees, agents, advisors (including financial advisors, counsel and accountants) and representatives (collectively, "REPRESENTATIVES") shall, directly or indirectly, engage in any communications, negotiations, solicitations or other discussions with Minority Equity Holders regarding any Take-Along Transactions or otherwise solicit, initiate, continue, discuss, negotiate, commit to, enter into or encourage any Take-Along Offers or any other offers or proposals to or transactions with any Minority Equity Holder with respect to Minority Equity Interests, except to the extent (and upon such terms and conditions as) such communications, negotiations, solicitations or other discussions are specifically authorized and approved in advance by Sellers on a case-by-case basis. Purchaser and its Affiliates shall have no obligation to communicate, negotiate or discuss with any Minority Equity Holder with respect to any Take-Along Transactions unless Sellers, in good faith, reasonably determine that the communication, negotiation or discussion by Purchaser or its Affiliates with any Minority Equity Holder is necessary to complete the Take-Along Transactions. Purchaser will promptly (but in any event within seventy-two (72) hours) notify Sellers in writing of the receipt by

Purchaser or any of its Representatives of any inquiries, proposals or offers from or on behalf of any Minority Equity Holder, which notification shall include the identity of the party or parties making such inquiry, proposal or offer and the material terms and conditions of such inquiry, proposal or offer. Purchaser hereby represents and warrants to Sellers that, to Purchaser's knowledge, prior to the date of this Agreement, neither Purchaser nor any of its Representatives has, directly or indirectly, engaged in any communications, negotiations, solicitations or other discussions with any Minority Equity Holders regarding any Take-Along Transactions or any other transactions whatsoever related to or involving Minority Equity Interests.

(d) Purchaser and each Seller shall, and each Seller shall cause each Acquired Company to, comply with (i) all Laws and fiduciary and other applicable duties applicable to the Take-Along Transactions (including the Take-Along Offer, obtaining the Required Minority Equity Holder Approvals, or otherwise related to the transactions contemplated in this ARTICLE III) and (ii) all of the terms and conditions of the Minority Equity Agreements (including such terms, conditions and procedures related to any "tag along," right of first refusal, or other participation or consent rights of the Minority Equity Holders set forth in such Minority Equity Agreements).

(e) Subject to Purchaser's execution of a joint defense agreement in form and substance reasonably satisfactory to Sellers, Sellers agree to provide Purchaser with reasonable access to all pleadings, motions and other similar filings made by the BellSouth Entities in connection with the Venezuela Arbitration. Notwithstanding anything to the contrary contained in this Agreement, Sellers shall continue to control in all respects the defense and all claims, counterclaims and other proceedings in respect of the Venezuelan Arbitration in accordance with SECTION 6.14 until the earlier to occur of (i) the date of the issuance by the arbitration panel having jurisdiction over the Venezuela Arbitration of a final, non-appealable resolution of the Venezuelan Arbitration, or (ii) the final settlement of the Venezuela Arbitration by mutual agreement of the parties thereto (the "VENEZUELA ARBITRATION AWARD DATE").

(f) If at any time during the period following the Venezuela Arbitration Award Date through June 30, 2008, any of the Sellers purchase some or all of the Equity Interests in Comtel Comunicaciones Telefonicas, S.A. and Telcel Celular, C.A. (collectively, the "VENEZUELAN ARBITRATION ENTITY") held by the holders of Equity Interests in the Venezuelan Arbitration Entities other than Sellers (the "VENEZUELAN ARBITRATION SHARES"), Purchaser shall have the right to purchase (the "VENEZUELA CALL RIGHT"), and Sellers shall have the right to require Purchaser to purchase (the "VENEZUELA PUT RIGHT"), the Venezuelan Arbitration Shares at a purchase price per share equal to the Sellers Allocated Payment per share in respect of the Venezuelan Acquired Company; PROVIDED, HOWEVER, that in no event will Sellers be obligated to sell to Purchaser, or shall Purchaser be obligated to purchase from Sellers, the Venezuelan Arbitration Shares at any time prior to any Closing (whether the Initial Closing or any Subsequent Closing) to which the Venezuelan Acquired Company is subject; PROVIDED, FURTHER that in the event the Venezuelan Arbitration Shares are to be sold to Purchaser concurrently with the Initial Closing or any Subsequent Closing to which the Venezuelan Acquired Company is subject, the sale and purchase of the Venezuelan Arbitration Shares by Sellers to Purchaser shall be subject to the satisfaction or waiver of the conditions to Closing set forth in ARTICLE VII as applicable to such Closing. The Venezuela Call Right and Venezuela Put Right may each be exercised upon ten (10) Business Days' prior written notice by, in the case of the Venezuela Call Right, Purchaser to the Seller Representative, or in the case of the Venezuela Put Right, the Seller Representative to the Purchaser. In the event that the consummation of the sale of the Venezuelan Arbitration Shares is not to take place concurrently with the Initial Closing or any Subsequent Closing, then such sale shall be consummated on the third (3rd) Business Day following the notification by either Purchaser or the Sellers Representative of the election to exercise the Venezuela Call Right or the Venezuela Put Right, as applicable, at such location as mutually agreed by the parties, in each case subject to the absence of any Governmental Orders of the type described in SECTION 7.1(a) or Required Regulatory Approvals of the type described in SECTION 7.1(b). For avoidance of doubt, the Venezuela Call Right and the Venezuela Put Right shall each terminate on June 30, 2008.

(g) The parties agree that at the applicable Closing, Sellers will assign, and Purchaser will assume, all of Sellers' rights and obligations under the Minority Equity Agreements with respect to any Acquired Company that is the subject of the Initial Closing or any Subsequent Closing for which Minority Equity Holders will continue to be Minority Equity Holders following the applicable Closing Date and, if applicable, under any Acquired Company Organizational Document. Subject to the provisions of SECTION 10.2(a)(vii), Purchaser shall take any and all other actions necessary in connection with the assignment and assumption of such Minority Equity Agreements.

3.2      TAKE-ALONG OFFER TO HOLDERS OF MINORITY EQUITY INTERESTS.

(a) Except as otherwise required in order to comply with the Minority Equity Agreements of an Acquired Company or as otherwise directed by Sellers with respect to an Acquired Company that has Minority Equity Interests, as soon as practicable after the Due Diligence Expiration Date, Purchaser shall, subject to the requirements of SECTION 3.1(c) and to the second sentence of this SECTION 3.2(a), make an offer to each Minority Equity Holder of the subject Acquired Company to purchase such Minority Equity Interests in accordance with SECTION 2.2(b) at a purchase price per Minority Equity Interest calculated in accordance with the first sentence of SECTION 3.2(b) (the "TAKE-ALONG OFFER"), which offer may contain such conditions to Closing as deemed necessary in Purchaser's reasonable discretion (but only to the extent consistent with the provisions of this Agreement, applicable Law and the Minority Equity Holder Rights), including that such Closing is subject to the consummation of the transactions contemplated hereby with respect to such Acquired Company. Notwithstanding anything to the contrary set forth in this ARTICLE III or otherwise, Purchaser shall take the actions described in the first sentence of this SECTION 3.2(a) only to the extent that such actions are required pursuant to the Minority Equity Agreements or are otherwise requested by Sellers in their sole discretion, and such actions shall be taken at the times and in the manner necessary in order to ensure compliance with the terms and conditions of the applicable Minority Equity Agreements (including such terms, conditions and procedures related to any "tag along," right of first refusal, or other participation or consent rights of the Minority Equity Holders set forth in such Minority Equity Agreements or any other terms, conditions and procedures agreed or consented to by the Minority Equity Holders) or at the times and in the manner requested by Sellers, as applicable. Without limiting the generality of the foregoing, Purchaser acknowledges that certain Minority Equity Agreements may require the Take-Along Closing with respect to the Minority Equity Interests in an Acquired Company to occur concurrently with a Closing or at such other times as further described in such Minority Equity Agreements or as requested by Sellers, to the extent consistent with this Agreement.

(b) The offer price per Minority Equity Interest in connection with each Take-Along Offer will be determined by dividing (x) the aggregate Minority Equity Allocated Payment for the applicable Acquired Company by (y) the aggregate number of then-outstanding Minority Equity Interests for an Acquired Company, and will be offered to each Minority Equity Holder subject to (i) any reduction for any Taxes required to be withheld by Purchaser under applicable Law, and (ii) to the extent agreed by the relevant Minority Equity Holder or otherwise required pursuant to any Governmental Order or applicable Law, any amounts owed by the applicable Minority Equity Holder to Sellers or Seller Parent or any of their respective Affiliates in respect of any Debt of such Minority Equity Holder, whether evidenced by a note or otherwise, or other payment obligations of any kind that remain outstanding as of the date of the applicable Take-Along Closing (the "BELLSOUTH ENTITIES OWED AMOUNTS"). All documentation to be executed in connection with the offer and consummation of the Take-Along Offer, including all offers to purchase, transmittal letters, purchase agreements and other agreements, instruments and documentation (collectively, the "TAKE-ALONG DOCUMENTATION"), will be prepared by Sellers, PROVIDED that such documentation, in any event, will (unless otherwise required by Law or by the Minority Equity Agreements) (i) require each Minority Equity Holder to terminate and release all agreements, instruments, covenants and commitments of or binding on the Acquired Company and Sellers and their respective affiliates (including, the Minority Equity Agreements) and to further release the Acquired Company, Purchaser, Sellers and their respective Representatives and agents from and against any lawsuits, claims, obligations or liabilities arising prior to the closing of the Take-Along Offer and relating to their Minority Equity Interests, the Take-Along Offer and their investment and participation in the Acquired Company, (ii) provide that the Take-Along Offer shall remain open for at least ninety (90) days or such longer period as required by applicable Law or the applicable Minority Equity Agreements, (iii) disclose any other information that is required under any tender offer or similar Law in the appropriate jurisdictions (iv) require each Minority Equity Holder to agree to the purchase price adjustment provisions and the escrow arrangements contemplated in SECTION 2.4 and SECTION 3.2(c) and (v) provide that each Minority Equity Holder, as a condition of accepting the Take-Along Offer, shall be liable to Purchaser for all Minority Equity Losses, which liability may be evidenced by (A) appropriate indemnification provisions in favor of Purchaser, (B) the Minority Equity Holder's consent and agreement to permit Purchaser to maintain in escrow a portion of the Minority Equity Allocated Payment (as finally adjusted pursuant to SECTION 2.4) payable to such Minority Equity Holder for purposes of fully or partially guaranteeing or otherwise satisfying or providing for the satisfaction of the Minority Equity Holder's obligations with respect to such Minority Equity Losses or (C) such other agreements and transactions reasonably acceptable to Purchaser, Sellers and the Minority Equity Holder that accomplish the same purposes; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary set forth in this Agreement, (1) unless otherwise directed by Sellers, the Minority Equity Holders shall not have any of the rights of an Indemnifying Person set forth in ARTICLE X with respect to participation in the defense of any claim pursuant to the indemnification procedures set forth in ARTICLE X or to approve any proposed settlements related to Losses under this Agreement and (2) no Seller, Acquired Company or Affiliate of any Seller or any Acquired Company shall have any liability or obligation whatsoever with respect to such Minority Equity Losses. Any Losses (including Minority Equity Losses) that have been conclusively determined to be owed to Purchaser with respect to such Acquired Company at the time of the Take-Along Closing must be disclosed to Sellers and the Minority Equity Holders such that the amount of such conclusively determined Minority Equity Losses can be withheld from the amount of the Minority Equity Allocated Payment otherwise payable to such Minority Equity Holder.

(c) Each closing of the sale and purchase of the Minority Equity Interests with respect to an Acquired Company pursuant to a Take-Along Offer (each, a "TAKE-ALONG CLOSING") shall take place at a location mutually agreed to by Purchaser and the Seller Representative, on the fifth (5th) Business Day after the conditions set forth in the applicable Take-Along Offer Documentation shall have been satisfied or waived or at such other time, date and place as shall be fixed by agreement. At each Take-Along Closing, unless otherwise agreed in the Take-Along Offer Documentation, Purchaser shall pay to each holder of the subject Minority Equity Interests that has accepted the applicable Take-Along Offer (each, a "TAKE-ALONG SELLER") by wire transfer of immediately available funds in Dollars, unless otherwise agreed by Purchaser and such Take-Along Seller, to an account or accounts at a bank specified in writing by such Take-Along Seller to Purchaser not less than three (3) Business Days prior to the closing date for such Take-Along Closing an aggregate amount equal to (i) the Minority Equity Allocated Payment (which amount shall be calculated using the Estimated Acquired Company Debt and Estimated Acquired Company Cash if the Take-Along Closing occurs prior to the Determination Date) in respect of the subject Minority Equity Interests owned by such Take-Along Seller, PLUS (ii) in the event that the Take-Along Seller Stockholder Debt owed to such Take-Along Seller becomes due and payable as a result of the Take-Along Closing or to the extent otherwise reasonably requested by such Take-Along Seller, the amount of all outstanding principal and accrued and unpaid interest, together with any amounts due and payable, in respect of such Take-Along Seller Stockholder Debt. In the event that the Take-Along Closing with respect to an Acquired Company occurs prior to the Determination Date, (i) the payments made pursuant to subclause (i) of the preceding sentence by Purchaser to the Take-Along Sellers with respect to each Acquired Company shall be made in accordance with SECTION
12.4 and shall be delivered as follows: (A) five percent (5%) of the Minority Equity Allocated Payment with respect to such Acquired Company by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held in escrow and disposed of in accordance with the terms of this Agreement and the applicable Escrow Agreement and (B) the balance of the Minority Equity Allocated Payment with respect to such Acquired Company (calculated using the Estimated Acquired Company Debt and Estimated Acquired Company Cash) to such account or accounts as the Take-Along Sellers shall designate in writing to Purchaser not less than three (3) Business Days prior to the closing date for such Take-Along Closing and (ii) the Minority Equity Allocated Payment paid by Purchaser at such Take-Along Closing shall be finalized and adjusted pursuant to the procedures described in SECTION 2.4. If required in order to comply with the Minority Equity Agreements or the Minority Equity Holders Rights of an Acquired Company or as otherwise directed by Sellers with respect to an Acquired Company, Purchaser and Sellers shall, and shall cause their Affiliates to, use best efforts to ensure that the Take-Along Closing is consummated concurrently with the applicable Closing.

(d) Notwithstanding anything to the contrary set forth in this ARTICLE III or otherwise, following the date of this Agreement, Purchaser hereby acknowledges that Sellers shall have the right to engage in negotiations, communications or other discussions with any Minority Equity Holder, whether before or after any Take-Along Offer by Purchaser, regarding any Take-Along

Transactions, including any transaction in which Sellers would directly purchase from the Minority Equity Holder some or all of the Minority Equity Interests held by such Minority Equity Holder. In the event that a Seller purchases some or all of the Minority Equity Interests of a Minority Equity Holder directly, then, upon such purchase, if such purchase is consummated (i) on or prior to the sale to Purchaser, either pursuant to the Initial Closing or any Subsequent Closing, of Sellers Equity Interests in the Acquired Company in which the Minority Equity Holder formerly held its Minority Equity Interests, such Minority Equity Interests shall be deemed to be Sellers Equity Interests for all purposes of this Agreement, including for purposes of allocating the amount of the Aggregate Sellers Allocated Payment and the Sellers Allocated Payments, as the case may be, for determining the extent of such Sellers' indemnification obligations pursuant to SECTION 10.4(b) and (c), or (ii) at any time following the sale to Purchaser, either pursuant to the Initial Closing or any Subsequent Closing, of Sellers Equity Interests in the Acquired Company in which the Minority Equity Holder formerly held its Minority Equity Interests, such Seller shall be deemed to be a Take-Along Seller for purposes of this ARTICLE III and Sellers shall be required to sell, and Purchaser shall be required to purchase, the Minority Equity Interests held by such Seller in the manner and pursuant to the terms (including the purchase price) contemplated in SECTION 3.2(c), PROVIDED, that (A) the purchase by Purchaser of such Minority Equity Interests from such Seller shall be made pursuant to the same terms and conditions, including representations and warranties, as contemplated in this Agreement with respect to the Sellers Equity Interests in the Acquired Companies, and (B) the purchase price paid by Purchaser to any Seller with respect to such Minority Equity Interests as contemplated in SECTION 3.2(c) shall be deemed to increase the amount of the Aggregate Sellers Allocated Payment and the Sellers Allocated Payment, as the case may be, for purposes of determining the extent of such Sellers' indemnification obligations pursuant to SECTION 10.4(b) and (c).

3.3      SALE OF EQUITY INTERESTS PURSUANT TO RIGHTS OF FIRST REFUSAL.

(a) The Minority Equity Agreements set forth on SCHEDULE 3.3(a) of certain Acquired Companies provide rights of first refusal or other rights to such Minority Equity Holders to purchase the Equity Interests owned by Sellers in such Acquired Companies ("RIGHTS OF FIRST REFUSAL") that become exercisable as a result of the transactions contemplated by this Agreement. In the event that, prior to the applicable Closing, any one or more of such Minority Equity Holders makes a bona fide election to exercise its Rights of First Refusal with respect to some or all of the Equity Interests owned by Sellers in one or more Acquired Companies in accordance with the provisions of any applicable Minority Equity Agreement (the "RIGHT OF FIRST REFUSAL SHARES"), then, notwithstanding anything to the contrary set forth in this Agreement or otherwise, (i) Sellers shall have no obligation to sell the Right of First Refusal Shares to Purchaser and Purchaser shall have no right to purchase the Right of First Refusal Shares from Sellers, (ii) Sellers shall be deemed not to own, directly or indirectly, the Right of First Refusal Shares, (iii) such Right of First Refusal Shares shall be deemed to be excluded from the definition of "Sellers Equity Interests" and "Holding Company Equity Interests" and shall not be considered Equity Interests owned directly or indirectly by Sellers, for all purposes of this Agreement,
(iv) the Sellers Allocation Percentage and the amount of the Sellers Allocated Payment with respect to the Acquired Companies that have Right of First Refusal Shares shall be decreased accordingly for all purposes of this Agreement, including with respect to determining the extent of Sellers' indemnification obligations pursuant to SECTION 10.4(b), (c) and (d), (v) the

Right of First Refusal Shares will be understood to be owned by the Minority Equity Holders, (vi) the Minority Equity Holder Allocation Percentage and the amount of the Minority Equity Holders Allocated Payment with respect to the Acquired Companies that have Right of First Refusal Shares shall be increased accordingly for all purposes of this Agreement, and (vii) if and at such time as one or more of the Minority Equity Holders of such Acquired Company makes a bona fide election to exercise their Rights of First Refusal (the "ROFR DETERMINATION DATE") and, as a result of such bona fide election, Sellers do not own (or, upon the closing of the sale of such Right of First Refusal Shares, will not own) any Equity Interests in such Acquired Company, then such Acquired Company shall be deemed to be a "ROFR COMPANY".

(b) In addition to the foregoing, in the event that any Acquired Company becomes a ROFR Company, (i) the parties shall nevertheless be obligated to consummate the Initial Closing and any Subsequent Closing and the other transactions contemplated by this Agreement except with respect to any such ROFR Company (or any Retained Company or Section 6.29 Retained Company) and (ii) no representations or warranties shall be deemed to have been made by Sellers with respect to any such ROFR Company. For the avoidance of doubt, from and after the ROFR Determination Date with respect to a ROFR Company, SECTIONS 6.5 and 6.6 and
ARTICLE III, as well as any other provisions that would otherwise reasonably be interpreted to treat such ROFR Company as an Acquired Company whose Sellers Equity Interests are being transferred directly or indirectly pursuant to the transactions contemplated by this Agreement, will no longer be applicable to such ROFR Company, PROVIDED THAT, SECTIONS 6.8 and 6.28(a) and (b) (PROVIDED THAT, with respect to SECTIONS 6.28(a) and (b), such restrictions shall apply from the date of this Agreement until the applicable closing with respect to the Right of First Refusal Shares of such ROFR Company) as well as the Confidentiality Agreement will continue to be applicable to all ROFR Companies.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller, on behalf of itself and each Acquired Company in which it owns, directly or indirectly, Equity Interests, jointly and severally, hereby represents and warrants to Purchaser as follows:

4.1      DUE INCORPORATION.

(a) Each of the Sellers and the Acquired Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Sellers and the Acquired Companies has all requisite company or corporate (as the case may be) power and authority to own, lease, operate and conduct its respective properties and businesses as they are now being owned, leased, operated and conducted.

(b) Each of the Acquired Companies is licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign company or corporation in each jurisdiction where the nature of the business or properties owned, leased, operated or conducted by such Acquired Company require such licensing or qualification and in which the failure to be so licensed or qualified would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Except as set forth in SCHEDULE 4.1, and other than the Equity Interests of their respective Subsidiaries, the Operating Companies and the Intermediate Holding Companies do not directly or indirectly own any shares of capital stock or any other Equity Interests issued by any Person.

4.2 DUE AUTHORIZATION. Each Seller has all requisite company or corporate (as the case may be) power and authority to enter into this Agreement and the Related Agreements to which such Seller is to be a party and to consummate the transactions contemplated hereby and, if applicable, thereby. The execution, delivery and performance of this Agreement by each Seller and the Related Agreements by each Seller which is to be a party thereto, and the consummation of the transactions contemplated hereby and thereby by each Seller, has been duly and validly authorized and approved by each Seller and no other company or corporate action or proceeding on the part of any Seller is necessary to authorize this Agreement, the Related Agreements to which such Seller is to be a party and the transactions contemplated hereby and thereby. Each Seller has duly and validly executed and delivered this Agreement and prior to or at the Closing will duly and validly execute and deliver the Related Agreements to which any such Seller is a party. Assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of each Seller and, upon execution and delivery of the Related Agreements to which any such Seller is a party, such Related Agreements will constitute legal, valid and binding obligations of the Seller that is a party to any Related Agreement, in each case, enforceable in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies and by principles of equity (collectively, "ENFORCEABILITY LIMITATIONS").

4.3      AUTHORITY RELATIVE TO THIS AGREEMENT. Except as set forth in SCHEDULE
4.3 and except as would not be reasonably expected to have a Material Adverse Effect, the execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which any such Seller is a party, and the consummation by Sellers of the transactions contemplated hereby and thereby, do not and will not: (a) assuming that all Required Regulatory Approvals have been obtained, violate any material Law applicable to or binding on Sellers or any of their respective assets; (b) except as set forth in the Minority Equity Agreements, violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets of Sellers or, to Sellers' knowledge, the Acquired Companies under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract (other than relating to Debt) to which any Seller or any Acquired Company is a party or by which any of the Sellers, or any of their respective assets are bound; (c) to Sellers' knowledge, permit the acceleration of the maturity of any Debt of any of the Acquired Companies or Debt secured by their respective assets; or (d) violate or conflict with any provision of any of the organizational documents of any Seller or any Acquired Company.

4.4      CAPITALIZATION.

(a) SCHEDULE 4.4(a) sets forth a true and complete list of the percentage of Equity Interests owned by Sellers and their Affiliates in each of the Acquired Companies as of the date hereof. All of the outstanding Equity Interests listed as being owned by Sellers and their Affiliates on SCHEDULE 4.4(a) are validly issued and, with respect to the type of Equity Interests that recognize such concept, fully paid and nonassessable. Sellers are directly or indirectly the record and beneficial owners of all of the Equity Interests listed as being owned by Sellers and their Affiliates on SCHEDULE 4.4(a), free and clear of any and all Liens other than Certain Permitted Liens.

(b) Except as set forth in SCHEDULE 4.4(b) or pursuant to the Minority Equity Agreements, to Sellers' knowledge, there are no Equity Interests issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements or commitments of any character obligating Sellers or the Acquired Companies, or obligating the Sellers or any of their Affiliates to cause the Acquired Companies, to issue, transfer or sell, or cause the issuance, transfer or sale of, any Equity Interests. Except as set forth in SCHEDULE 4.4(b) or pursuant to the Minority Equity Agreements, to Sellers' knowledge, there are no outstanding contractual obligations of the Sellers or the Acquired Companies that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any Equity Interests or granting any Person a right of first refusal, tag-along right, drag-along right or other similar right with respect to any Equity Interests in the Acquired Companies.

(c) On the applicable Closing Date, one or more Sellers will be the record and beneficial owner of all of the Holding Company Equity Interests, free and clear of any and all Liens other than Certain Permitted Liens. The Holding Company Equity Interests will represent all outstanding Equity Interests in the Holding Companies on such Closing Date.

4.5 FINANCIAL STATEMENTS. Attached as SCHEDULE 4.5 are true and correct copies of (a) the unaudited combined balance sheets of the BellSouth Latin America Group (including consolidated legal entities by country) as of November 30, 2003 and 2002, together with the unaudited combined statements of income for the two year period ending November 30, 2003, in each case reviewed and used for purposes of preparing audited consolidated December 31, 2003 financial statements of Seller Parent, and (b) the audited financial statements of each Operating Company at or as of November 30, 2003 and 2002 (except Uruguay for which the date is December 31, 2003 and 2002) in each case audited for purposes of preparing audited consolidated financial statements of Seller Parent (such balance sheets and financial statements referred to in CLAUSES (a) and (b) collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (i) were each prepared in accordance with U.S. GAAP, except as described on SCHEDULE 4.5, on a consistent basis throughout the periods indicated, (ii) present fairly, in all material respects, the financial position and results of operations of the Operating Companies, as of the dates thereof and for the periods covered thereby, (iii) contain and reflect all necessary adjustments and accruals in accordance with U.S. GAAP and present fairly in all material respects the financial condition of each Operating Company as of such dates and the results of operations of such Operating Company for the periods covered thereby, (iv) contain and reflect adequate provisions for all reasonably anticipated liabilities in accordance with U.S. GAAP with respect to the periods covered thereby and all prior periods, and (v) do not reflect items resulting directly from the transactions contemplated by this Agreement.

4.6 NO ADVERSE EFFECTS OR CHANGES. Except as listed in SCHEDULE 4.6, since November 30, 2003, the Acquired Companies have conducted their respective businesses only in, and have not engaged in any transaction that is material to the Acquired Companies, as a whole, other than according to, the ordinary and usual course of such businesses and there has not been:

(a) any change in the financial condition, liabilities and assets (taken together), or business of the Acquired Companies, except as would not be reasonably expected to have a Material Adverse Effect; or

(b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Acquired Companies, whether or not covered by insurance, except as would not be reasonably expected to have a Material Adverse Effect.

4.7 NO DEFAULTS OR VIOLATIONS. Except as disclosed in SCHEDULE 4.7, to Sellers' knowledge, none of the Acquired Companies is in default under the terms of any Contract to which any such Acquired Company is a party or by which it is bound, and no other party to any such Contract is in default under the terms of any such Contract, except in each case where such breach or default has been remedied or would not be reasonably expected to have a Material Adverse Effect;

4.8 LITIGATION. To Sellers' knowledge and except as disclosed in SCHEDULE 4.8, there are no actions, suits, arbitrations, proceedings, governmental investigations or other litigation or Loss Contingencies pending against any Acquired Company or any of their respective officers, directors, employees or stockholders in their capacity as such before any court or other Governmental Authority (or, to Sellers' knowledge, threatened in writing to be brought before any court or other Governmental Authority) which (a) has had, or would reasonably be expected to have, a Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the transactions contemplated by this Agreement. None of the Sellers or the Acquired Companies is subject to any Governmental Orders (nor, to Sellers' knowledge, are there any such Governmental Orders threatened in writing to be imposed by any Governmental Authority) which have had, or would reasonably be expected to have, a Material Adverse Effect.

4.9 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Sellers as to which Purchaser shall be liable after any Closing.

4.10 COMMUNICATIONS LICENSES. Each Acquired Company owns, and will as of the applicable Closing Date own, and otherwise has the right to use all material Communications Licenses necessary for the operation of the Business in the manner in which it is currently and generally conducted, and each Acquired Company does not, and will not as of the applicable Closing Date, believe or have a reasonable basis to believe that any such material Communications Licenses will terminate or be materially impaired within One Hundred Eighty

(180) days following the applicable Closing, assuming for this purpose Purchaser's compliance with this Agreement and continuing operation of the business of such Acquired Companies generally in accordance with Sellers' past practices.

4.11 INTERMEDIATE HOLDING COMPANIES. Except as set forth on SCHEDULE 4.11, no Intermediate Holding Company has (a) any assets other than Cash, Intercompany Debt Receivables, Sellers Stockholder Debt, Equity Interests and/or purchase accounting intangible assets or (b) any obligations or liabilities other than
(i) Debt and/or (ii) obligations or liabilities with respect to Minority Equity Holders pursuant to Minority Equity Agreements or applicable Law.

4.12 OBLIGATIONS OR LIABILITIES. Each Acquired Company is not, and will not as of the applicable Closing, be subject to any obligations or liabilities, whether known or unknown, accrued or unaccrued, contingent or otherwise, which in the aggregate would have an Individual Material Adverse Effect, except (a) as disclosed pursuant to this Agreement, the Exhibits and the Schedules hereto, including the Financial Statements, (b) for any Loss Contingencies and (c) for Taxes.

4.13 ASSETS. Each Acquired Company has, and will have as of the applicable Closing, all properties, assets, facilities, infrastructure and rights, and in each case, in such condition and with such capacity, to conduct its respective business in a manner generally consistent with the operations, capacities and capabilities as compared to the conduct and operation of the business of such Acquired Company as of the date hereof.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers as follows:

5.1 DUE INCORPORATION. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Kingdom of Spain, with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being owned, leased, operated and conducted.

5.2 DUE AUTHORIZATION. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by Purchaser and no other corporate actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and prior to or at the applicable Closing will duly and validly execute and deliver the Related Agreements. Assuming the authorization, execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of Purchaser and the Related Agreements upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by Enforceability Limitations. Purchaser has all requisite power and authority to cause its Subsidiaries to take all actions necessary to enable Purchaser to comply with its obligations under this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby (including Purchaser's obligations under SECTIONS 6.5, 6.6 and 6.29).

5.3      AUTHORITY RELATIVE TO THIS AGREEMENT.

(a) Except as set forth in SCHEDULE 5.3 and except as would not be reasonably expected to have a Purchaser Material Adverse Effect, the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) assuming that all Required Regulatory Approvals have been obtained, violate any material Law applicable to or binding on Purchaser or any of its assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by its assets; or (iv) violate or conflict with any provision of Purchaser's organizational documents.

5.4 LITIGATION. To Purchaser's knowledge, there are no actions, suits, arbitrations, proceedings, governmental investigations or other litigation pending against Purchaser or any of its officers, directors, employees or stockholders in their capacity as such before any court or other Governmental Authority (or, to Purchaser's knowledge, threatened in writing to be brought before any court or other Governmental Authority) which seeks to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

5.5 FINANCING. Purchaser has, and at each Closing will have, sufficient cash resources and binding financing commitments in each case reasonably satisfactory to Sellers that provide sufficient funds in the aggregate to pay in cash any and all amounts necessary to consummate the payments and transactions contemplated hereby and in the Related Agreements. Purchaser will have delivered to Sellers on or prior to the date hereof, a legally binding commitment letter from Telefonica, S.A. confirming its commitment to provide such funds to Purchaser.

5.6 PURCHASE FOR INVESTMENT. Purchaser is acquiring the Sellers Equity Interests and/or Holding Company Equity Interests for its own account solely for investment and not with a view to, or for offer or resale in connection with, a distribution of any of the Sellers Equity Interests or Holding Company Equity Interests or any "beneficial interest" in the Sellers Equity Interests or Holding Company Equity Interests within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, and Purchaser has no present intent, agreement or understanding to sell, pledge or otherwise dispose of any Sellers Equity Interests or Holding Company Equity Interests or any beneficial interest in any Sellers Equity Interests or Holding Company Equity Interests to any other Person. Purchaser understands that the Sellers

Equity Interests and Holding Company Equity Interests have not been registered under the Securities Act of 1933, as amended, or other applicable securities laws, and that none of the Sellers Equity Interests or the Holding Company Equity Interests may be offered for sale, sold or otherwise transferred unless they are registered or otherwise qualified under federal and any other applicable securities laws or unless an exemption from such registrations or qualifications is available.

5.7 CONDITION OF ACQUIRED COMPANIES. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither Sellers nor the Acquired Companies or any of their respective Affiliates is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in ARTICLE IV and those to be expressly given by the Sellers and the Acquired Companies pursuant to the Additional Representations Certificate (as modified by the Schedules hereto and thereto), including as to projections, forecasts or forward-looking statements provided to Purchaser or the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Sellers, their Affiliates or their representatives to Purchaser, any of their Affiliates or their representatives or any information that is not included in this Agreement or the Schedules hereto or the Additional Representation Certificates or the schedules thereto.

5.8 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Purchaser as to which Sellers shall be liable after any Closing.

5.9 NO KNOWLEDGE OF MISREPRESENTATIONS OR OMISSIONS. To Purchaser's knowledge, none of the representations and warranties of Sellers made in this Agreement are not true and correct in all material respects. To Purchaser's knowledge, there are no material errors in, or material omissions from, any Schedule.

                                   ARTICLE VI

                                    COVENANTS

6.1 IMPLEMENTING AGREEMENT. Subject to the terms and conditions hereof, each party hereto shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use best efforts to consummate the transactions contemplated hereby.

6.2      ACCESS TO INFORMATION AND FACILITIES; DUE DILIGENCE EXAMINATION.

(a) Subject to the terms and conditions set forth in this Agreement, Sellers shall and shall cause each Acquired Company to, from the Due Diligence Commencement Date until the Due Diligence Expiration Date, (i) give Purchaser and Purchaser's Representatives reasonable access, subject to the procedures set forth in PART A on SCHEDULE 6.2(a), during normal business hours to the important facilities, properties, accounts, books and records, equipment and Contracts of the Acquired Companies and the information set forth in PART B of
SCHEDULE 6.2(a) hereof along with any other information that Purchaser may reasonably request in light of the materiality thresholds in representations contained in this Agreement and in the Additional Representations Certificate, (ii) instruct the officers, key employees, attorneys, auditors and other representatives of the Acquired Companies and Sellers to reasonably cooperate with Purchaser in its investigation of the Acquired Companies and (iii) furnish to Purchaser and Purchaser's Representatives such financial and operating data and other information concerning the Acquired Companies as Purchaser may reasonably request; PROVIDED, HOWEVER, that nothing herein will obligate Sellers or the Acquired Companies (A) to take any actions that would unreasonably interfere with their business, (B) violate any applicable Law, policy or procedure,
(C) breach or violate any applicable Minority Equity Agreement or any fiduciary, confidentiality or other duties or responsibilities owed by Sellers or their Affiliates to Minority Equity Holders, any third party or any Acquired Company (collectively, the "MINORITY EQUITY HOLDER RIGHTS"); PROVIDED, HOWEVER, that Sellers agree to use their commercially reasonable efforts to obtain such waivers as may be deemed necessary, in Sellers' sole discretion, to prevent any breach or violation of any confidentiality provisions contained in any Minority Equity Agreement or any third party agreement as may be caused by the compliance by Sellers with this SECTION 6.2(a)), (D) provide access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other similar information regarding specific individuals which, in Sellers' good faith opinion, is sensitive or the disclosure of which could subject Sellers or the Acquired Companies to risk of liability under the terms of any applicable agreement with such specific individuals or applicable Law, (E) provide such access after normal business hours, (F) provide access to any marketing strategies or customer segmentation relating to any Acquired Company which primarily operates in any country in which Purchaser and its Affiliates own, operate, manage or control any entity which may reasonably be deemed to compete with such Acquired Company, and (G) provide such access for more than a reasonable period (which will not, in any event, be more than thirty
(30) days with respect to access to any data room containing documents relating to any Acquired Company and ten (10) Business Days with respect to all other information not contained in any data room or any facilities or personnel). Sellers agree that all such access and information relating to any Acquired Company other than an Operating Company shall be made available to Purchaser in Atlanta, Georgia. Purchaser acknowledges and agrees that all such access and information derived therefrom will be deemed Confidential Information subject to the confidentiality provisions set forth herein and to the Confidentiality Agreement.

(b) Purchaser may (to the extent not in violation of confidentiality restrictions, applicable Law or Minority Equity Holder Rights binding upon the Acquired Companies) pursue a due diligence inquiry with regard to the Acquired Companies as follows: (i) reviewing documents and other information to be represented to in the Additional Representations Certificates, including any documents and information scheduled as exceptions to the representations contained in any Additional Representations Certificate; it being understood that (A) the Acquired Companies need not provide any such information that is not material (with respect to any representations in the Additional Representations Certificate that contain a specific threshold amount, such amount shall be considered to be the materiality cut-off) and (B) certain confidential information required to be kept confidential under any Contract or applicable Law (such as the names of customers) may be removed, summarized or otherwise kept confidential and (ii) Seller-organized meetings with the officers and/or independent auditors of the Acquired Companies, it being understood that all such meetings shall be coordinated with the Seller Representative and that the Seller Representative shall have the right to participate in each such meeting and/or designate one or more other Person(s) to do so in its place. As soon as practicable after the date of this Agreement, Sellers will, subject to the limitations described in SECTION 6.2(a), contact and direct the Acquired Companies to prepare for such due diligence inquiries. Purchaser shall have the right to commence its due diligence inquiry on the date that Seller Representative delivers the Additional Representations Certificates to Purchaser and provides Purchaser with access to the important facilities and properties (the "DUE DILIGENCE COMMENCEMENT DATE"), and thereafter Purchaser will be permitted to pursue such due diligence through the thirty (30) days commencing on and immediately following the Due Diligence Commencement Date (the thirtieth
(30th) day following the Due Diligence Commencement Date being the "DUE DILIGENCE EXPIRATION DATE").

6.3      ADDITIONAL REPRESENTATIONS CERTIFICATE.

(a) Subject to the Minority Equity Holder Rights, Sellers shall, and shall cause each Operating Company set forth in Column 1 of SCHEDULE II, and Intermediate Holding Company (each, a "CERTIFYING OPERATING COMPANY"), to use best efforts to deliver to Purchaser within twenty (20) days after the date of this Agreement a certificate or, at Sellers' discretion, certificates signed by each Seller and each Certifying Operating Company, setting forth the representations and warranties contained in EXHIBIT C attached hereto with any exceptions necessary for Sellers and the Certifying Operating Companies to make such representations and warranties, which exceptions shall be set forth on schedules attached to such certificate and with any changes to the actual language of the representations and warranties contained in EXHIBIT C that any of Sellers' or the Certifying Operating Companies' local counsel practicing law in any country in the Territory shall recommend in order to make the actual language of such representations and warranties contained in EXHIBIT C appropriate for the Certifying Operating Company (or any Acquired Companies owned by any such Acquired Company) and any country in the Territory (the "ADDITIONAL REPRESENTATIONS CERTIFICATE"). Subject to the Minority Equity Holder Rights, Sellers shall instruct the chief executive officer, president, general manager or other equivalent officer and the chief financial officer, treasurer, comptroller or other equivalent officer of each Seller, and to the extent that any Certifying Operating Company is not a wholly-owned Subsidiary of a Seller, each such Certifying Operating Acquired Company to execute the Additional Representations Certificate with respect to or on behalf of such Certifying Operating Company, which certification will confirm that such officers, in their capacity as officers, to their knowledge, believe the statements therein to be true, correct and complete. The representations and warranties made by Sellers in the Additional Representations Certificate delivered to Purchaser pursuant to this SECTION 6.3(a) shall be deemed to supplement the representations and warranties made by Sellers in ARTICLE IV hereof with respect to the Acquired Companies, and shall be deemed to be representations and warranties of the Sellers as of the date the Additional Representations Certificate is delivered.

(b) No later than ten (10) days prior to the Due Diligence Expiration Date, Sellers shall deliver or cause to be delivered to Purchaser a statement setting forth in reasonable detail Sellers' determination of the amount of the Acquired Companies Loss Contingencies Reserves and the Acquired Companies' Impairment Losses ("SELLERS LOSS CONTINGENCIES AND IMPAIRMENT LOSSES AMOUNT"). No later than ten (10) Business Days after the Due Diligence Expiration Date, Purchaser shall deliver or cause to be delivered to Sellers a statement setting forth in reasonable detail Purchaser's determination of what the amount of the Acquired Companies Loss

Contingencies Reserves and the Acquired Companies' Impairment Losses should be, if measured as of the Due Diligence Expiration Date, accompanied by any supporting documentation as Sellers may reasonably request ("PURCHASER LOSS CONTINGENCIES AND IMPAIRMENT LOSSES AMOUNT"). Within thirty (30) days after receipt of the Purchaser Loss Contingencies and Impairment Losses Amount, the Seller Representative shall deliver to Purchaser a written statement describing its objections (if any) to the Purchaser Loss Contingencies and Impairment Losses Amount. If the Seller Representative does not raise any objections in a written statement to Purchaser within such thirty (30)-day period, Sellers shall be deemed to have accepted and agreed to the Purchaser Loss Contingencies and Impairment Losses Amount and the Purchaser Loss Contingencies and Impairment Losses Amount shall become final, binding and conclusive upon all parties. If the Seller Representative raises objections in a written statement to Purchaser within such thirty (30)-day period, the parties shall attempt to resolve their differences, and any written resolution by them as to the disputed amount shall be final, binding and conclusive. If the parties cannot resolve such objection within ten (10) Business Days after the receipt by Purchaser of such written statement, any remaining disputes shall be resolved by Ernst & Young LLP, or if Ernst & Young LLP declines such engagement, by another internationally recognized independent accounting firm mutually acceptable to Purchaser and Sellers (the "CONTINGENCY FIRM"). The Contingency Firm shall be instructed to resolve such disputes within thirty (30) days after its appointment. The determination by the Contingency Firm shall be set forth in writing and shall be conclusive and binding upon all parties and shall be deemed to be the "FINAL LOSS CONTINGENCIES AND IMPAIRMENT LOSSES AMOUNT". The fees and expenses of the Contingency Firm shall be borne by Sellers and Purchaser on a 50/50 basis. In the event that the Final Loss Contingencies and Impairment Losses Amount is greater than the Sellers Loss Contingencies and Impairment Losses Amount, then Purchaser shall be entitled to make a claim for indemnification pursuant to
SECTION 10.2(a)(iv) for the amount by which the Final Loss Contingencies and Impairment Losses Amount exceeds the Sellers Loss Contingencies and Impairment Losses Amount (such amount, the "LOSS CONTINGENCY AND IMPAIRMENT LOSSES SHORTFALL").

6.4      PRESERVATION OF BUSINESS.

(a) Except as provided or contemplated by this Agreement, including
SECTIONS 6.4(b), 6.4(c) and 6.4(d), and as provided in the Minority Equity Agreements, from the date of this Agreement until the applicable Closing Date relating to such Acquired Company, Sellers shall cause the Acquired Companies to operate their Businesses in the ordinary course of business and in a manner generally consistent with past practice and in general conformity with the 2004 budget for the Operating Companies on a combined basis included in
SCHEDULE 6.4(a) (the "2004 BUDGET") subject to the general assumptions relating to the 2004 Budget, currency fluctuations and restrictions or controls and prudent business judgment. From and after the date hereof, Sellers will provide to Purchaser a monthly management report describing the performance of such Operating Company, including in relation to the 2004 Budget, which Purchaser agrees and acknowledges will be Confidential Information subject to the confidentiality provisions set forth herein and in the Confidentiality Agreement. Sellers or the Acquired Companies make no representations or warranties, whether express or implied, as to the performance of, or any projections, forecasts or forward-looking statements relating to, any Acquired Company and there is no assurance that any projection or forecast results will be achieved. In addition, from and after the date of this Agreement until the applicable Closing Date, and except as provided or contemplated by this Agreement, including SECTIONS 6.4(b), 6.4(c) and 6.4(d), and as provided in the Minority Equity Agreements, Sellers shall cause the Acquired Companies to use their respective commercially reasonable efforts to
(i) preserve intact the Business and the business organization of each Acquired Company in all material respects, (ii) maintain in effect all material licenses, permits, and approvals of Governmental Authorities which are necessary for the conduct of the Business as presently conducted, (iii) maintain, preserve and keep the assets of such Acquired Company in good condition and repair, normal wear and tear excepted (other than any obsolete assets or assets that are otherwise no longer necessary for use in the operation of the business of such Acquired Company) and (iv) subject to SECTION 6.13, keep available the services of such Acquired Companies' present management and workforce.

(b) Except as provided or contemplated by this Agreement, including
SECTIONS 6.4(a), (c) and (d), or as contemplated by the 2004 Budget, from the date of this Agreement until the applicable Closing Date relating to each Acquired Company, Sellers shall cause each such Acquired Company not to (without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed) take any of the following actions:

         (i) amend its articles of organization, by-laws or other equivalent organizational documents;

         (ii) (A) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of Ten Million Dollars ($10,000,000) in the aggregate, in one transaction or a series of related transactions (other than (1) in connection with securing Debt for borrowed money, the amount of which shall be included in the adjustments provided for in SECTION 2.4, (2) in connection with any Lien arising in the ordinary course, (3) in connection with any intercompany transfers among the Acquired Companies and/or the Holding Companies and (4) the sale or disposition of obsolete or worn-out equipment and other similar transactions in the ordinary course of business consistent with past practice) or (B) transfer properties or assets having a value in excess of Ten Million Dollars ($10,000,000) in the aggregate to joint ventures, partnerships, corporations or other business entities in which it is or thereby becomes a participant;

         (iii) merge or consolidate or sell, directly or indirectly, all or substantially all of its assets;

         (iv) make loans, advances or other extensions of credit (other than Sellers Stockholder Debt, Intercompany Debt, Intercompany Payables and Intercompany Debt Receivables) to any Person in excess of an aggregate of One Million Dollars ($1,000,000) at any time outstanding;

         (v) except as permitted by SECTION 6.4(b)(iv), execute, modify, terminate or extend any material Contract or agreement, written or oral, with any Affiliate except in the ordinary course of business and consistent with prior practice;

         (vi) grant any indemnity, bond or any other guarantee for the benefit of a third party, except in the ordinary course of business consistent with prior practice;

         (vii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, except as required (A) pursuant to any legal obligations under any contract, corporate charter, by-laws or similar document in effect on the date hereof or (B) by applicable Law;

         (viii) enter into any direct or indirect transaction with the Sellers or any Affiliate of the Sellers or any of the other stockholders of any of the Acquired Companies (including the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement) involving the payment of more than Five Million Dollars ($5,000,000) or extending for a period of more than one year other than as contemplated by this Agreement or the 2004 Budget;

         (ix) materially change the nature of the business engaged in by the Acquired Companies on the date hereof;

         (x) commence any proceeding or file any petition in any court relating to bankruptcy, reorganization, insolvency, liquidation or relief from debtors;

         (xi) issue or sell any capital stock or other equity interests, other than (A) settlement of previously granted phantom stock options (which shall not involve issuance of Equity Interests), (B) options or other equity interests issued in connection with or pursuant to the transactions contemplated by SECTIONS 6.31, 6.32 and 6.34 and (C) in connection with any restructuring or refinancing of any Debt;

         (xii) make any change in any method of accounting or accounting practice or policy except (A) with respect to conforming changes relating to the useful lives for depreciation of fixed assets and
         (B) as required by changes in U.S. GAAP or local GAAP used in the jurisdiction of any subject Acquired Company with the concurrence of its independent accountants or manage its working capital other than in general conformity with past practices;

         (xiii) (A) increase the compensation or fringe benefits of any of its present or former directors, officers or employees (except for increases in salary or wages in the ordinary course of business consistent with past practice and except for compensation or benefits provided under retention and severance programs that are implemented by Sellers or Acquired Companies in accordance with SECTION 6.4(c) or
         (B) except in the ordinary course of business, loan or advance any money or other property to any of its present or former directors, officers or employees;

         (xiv) enter into any material agreements other than in the ordinary course of business consistent with past practice, enter into any contractual obligation or commitment which would impose a material burden on any Acquired Company in connection with its migration from CDMA technology, or terminate or modify any of its material agreements or material Communication Licenses or dispose, in whole or in part, of any of its material intellectual property; or

         (xv) enter into any capital leases, including any sale/leaseback transactions;

         (xvi) enter into any currency, interest rate, swap or other hedging or derivative transactions or instruments for any purpose, including for any speculative purpose or in relation to any Debt of an Acquired Company, except to the extent that any such transaction may, in the ordinary course of business, consistent with past practice, be entered into for prudent business purposes with respect to the capital expenditure and operating expenditure requirements of the business of such Acquired Company (including for purposes of making scheduled payments of principal and interest in respect of any Debt with respect to which a payment becomes due and payable within one-hundred twenty (120) days of the entering into of such transaction or instrument);

         (xvii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this SECTION 6.4(b);

         (xviii) approve and consummate any redemption, repayment or other repurchase of any capital stock which by its terms or upon the happening of any event (A) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (B) is convertible or exchangeable for Debt or other capital stock of the type described in this CLAUSE (xviii), or (C) is redeemable at the option of the holder thereof, in whole or in part; or

         (xix) issue any guarantee in support of Debt of a third party.

(c) Notwithstanding anything to the contrary in SECTIONS 6.4(a) and (b) or anything else provided in this Agreement, Sellers and the Acquired Companies shall not be prohibited from taking any and all steps necessary to (i) comply with applicable Law or Minority Equity Holder Rights, (ii) comply with this Agreement, including obtaining the Required Regulatory Approvals and the Required Minority Equity Holder Approvals and consummating the assignments contemplated by SECTION 6.25, (iii) remedy any Known Debt Defaults or amend, modify, waive, restructure, refinance, discharge, incur, satisfy, purchase or acquire, any Debt, indebtedness, obligations or liabilities (whether or not subject to a Known Debt Default) of the Acquired Companies or, solely with respect to the Argentinian Acquired Company and the Colombian Acquired Company, allow any proceeding or file any paper in any court relating to bankruptcy, reorganization, insolvency, liquidation or relief from debtors or any similar proceeding with respect to any Acquired Companies subject to Known Debt Defaults (PROVIDED, that Sellers and the Argentinian Acquired Company or Colombian Acquired Company shall not be permitted to initiate any such proceeding unless such proceeding is in response to any action taken by any creditor of the Argentinian Acquired Company or Colombian Acquired Company in connection with the commencement of any action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation or obtaining of relief from debtors or any similar proceeding with respect to the Argentinian Acquired Company or the Colombian Acquired Company); PROVIDED, HOWEVER, that no restructuring or refinancing shall include any mechanism that incorporates a reset, step-up, zero coupon or similar type of provision that has the effect of deferring or significantly increasing interest obligations after an applicable Closing Date as compared to such interest obligation as of the date hereof,
(iv) establish and implement such severance and retention programs, the guidelines with respect to which are set forth in SCHEDULE 6.4(c) (the "RETENTION PLANS"), (v) enter into any transactions permitted or required by SECTIONS 6.31, 6.32, 6.33 or 6.34, or as is required to satisfy the closing condition set forth in SECTION 7.2(f); (vi) distribute available cash as a dividend, return of capital or as otherwise legally permitted, (vii) distribute notes up to the amount of their respective accumulated earnings and profits (as defined in Code Section 964), (viii) convert local currency to United States dollars, (ix) make any entity classification elections permitted under the United States tax regulations, (x) convert to another form of organization under local law, (xi) pay stock dividends, (xii) enter into any recapitalization or reorganization transactions or, (xiii) transfer any of Sellers equity Interests to another Seller. Notwithstanding any of the provisions of this Agreement, in no event will Sellers be obligated to make any contribution, including any capital contribution, to any Acquired Company from the date of this Agreement through the applicable Closing Date with respect to such Acquired Company except to the extent previously agreed to by such Seller with any third party.

(d) From the date of this Agreement through the applicable Closing Date with respect to each Acquired Company, Purchaser shall cooperate with Sellers and the Acquired Companies in Sellers' efforts to retain the employees, consultants and other service providers of the Acquired Companies.

(e) From the date of this Agreement through the applicable Closing Date with respect to each Acquired Company, Sellers shall, and shall cause the Acquired Companies to, pay all Taxes when due and payable in the ordinary course of business and to the extent required under applicable Law in effect as of the date hereof, other than any Taxes that are being contested in good faith by appropriate proceedings or that Sellers do not in good faith believe are due and payable under applicable Law in effect as of the date hereof.

(f) Subject to the provisions of the Minority Equity Agreements, any Minority Equity Holder Rights and any Rights of First Refusal, from the date hereof until the applicable Closing Date, with respect to any Acquired Company, Sellers shall reduce or cause to be reduced the Sellers Equity Interests it holds in such Acquired Company.

6.5      CONSENTS AND APPROVALS.

(a) From the date of this Agreement until the Final Closing Date, each Seller shall, and, subject to applicable Law and the Minority Equity Holder Rights, shall cause each Acquired Company until, (i) with respect to any Initial Acquired Company or any Subsequent Acquired Company, the applicable Closing Date, (ii) with respect to any Retained Company, the applicable Retained Company Determination Date, (iii) with respect to any Section 6.29 Retained Company, the applicable Section 6.29 Retained Company Determination Date and (iv) with respect to any ROFR Company, the applicable ROFR Determination Date, to use its best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and its Related Agreements and the consummation by it of the transactions contemplated hereby and thereby. From the date of this Agreement until the Final Closing Date, Purchaser shall and shall cause its Subsidiaries to, use best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and its Related Agreements and the consummation by it of the transactions contemplated hereby and thereby. Each Seller shall and, subject to applicable Law and the Minority Equity Holder Rights, shall cause each Acquired Company to, promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the applicable Closing Date with respect to such Acquired Company by or on behalf of Sellers or the Acquired Companies pursuant to any applicable Law (including Required Regulatory Approvals) or Contract in connection with this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Purchaser (A) shall promptly (and in any event, within ten (10) Business Days following the date of this Agreement) notify Seller of all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Initial Closing Date or any Subsequent Closing Date by or on behalf of Purchaser or any of its Affiliates pursuant to any applicable Law (including Required Regulatory Approvals) or Contract in connection with this Agreement, its Related Agreements and the transactions contemplated hereby and thereby, and (B) shall promptly make, or cause its Subsidiaries to make, all such filings, applications, statements and reports.

(b) In addition to Purchaser's obligations pursuant to SECTION 6.5(a), Purchaser shall, and shall cause its Subsidiaries to, use best efforts to obtain as soon as practicable the Required Regulatory Approvals. Without limiting the generality of the foregoing, the parties to this Agreement shall cooperate with one another: (i) in the prompt preparation and filing (as soon as practicable and in any event no later than thirty (30) days after the date of this Agreement) of any and all instruments, agreements or other documents required to be filed in connection with any Required Regulatory Approvals; (ii) in determining whether action by or in respect of, or filing with, any Governmental Authority is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any Contracts in connection with the transactions contemplated by this Agreement; (iii) in keeping the other party apprised of communications to or from Governmental Authorities; with respect to the submission, prosecution or obtaining of the Required Regulatory Approvals; (iv) in the prompt notification and meeting with any appropriate Governmental Authority; and (v) in seeking timely to obtain any such actions, consents or waivers or to make any such filings subject with respect to each of clause (i), (ii), (iii) and (iv), in the case of Sellers, to the Minority Equity Holder Rights. No party hereto shall (and Purchaser shall not permit any of its Subsidiaries to) consummate another transaction or enter into an agreement with respect to another transaction or take any other action if the intent or reasonably anticipated consequence of such transaction or action is, or would be, to cause any Governmental Authority not to grant approval of any Required Regulatory Approval or materially delay either such approval or the consummation of the assignment or transfer of control of the Communications Licenses. In addition, if required by a Governmental Authority of competent jurisdiction, Purchaser shall and, if applicable, shall cause its Subsidiaries to, take or accept one or more Actions of Divestiture in order to resolve with the minimum practicable delay any objections such authority may have to the transactions contemplated by this Agreement under applicable Laws; PROVIDED, HOWEVER, that Purchaser shall not be required to take or accept (or cause any of its Subsidiaries to take or accept) any such Actions of Divestiture with regard to the Argentinian Acquired Company or the Chilean Acquired Company if the Action of Divestiture Fair Value of all of the Actions of Divestiture required by any final and nonappealable Governmental Order in connection with the Argentinian

Acquired Company and the Chilean Acquired Company exceeds, in the aggregate, the threshold set forth in SCHEDULE 6.5(b) (the "ACTION OF DIVESTITURE THRESHOLD"); PROVIDED, HOWEVER, that, in each case, any adverse economic consequences with respect to any synergies, cost reductions or benefits from (or any synergies, cost reductions or benefits expected or anticipated to result from) from the combination or consolidation of Purchaser and its Affiliates with one or more Acquired Companies and its businesses and operations shall be disregarded in connection with such determination. For the avoidance of doubt, in addition to Purchaser's obligations set forth in the preceding sentence, with respect to the Argentinian Acquired Company and the Chilean Acquired Company, Purchaser shall, and shall cause its Subsidiaries to, take all steps necessary to obtain as soon as practicable the Required Regulatory Approvals and to consummate the transactions contemplated by this Agreement (including the purchase of the Sellers Equity Interests in the Argentinian Acquired Company and the Chilean Acquired Company), which steps shall include taking or accepting any and all Actions of Divestiture requested by any Governmental Authority with respect to the Argentinian Acquired Company and the Chilean Acquired Company to the extent that the Action of Divestiture Fair Value of such Actions of Divestiture does not exceed, in the aggregate, the Action of Divestiture Threshold; PROVIDED, HOWEVER, that in the event the Action of Divestiture Fair Value of such Actions of Divestiture required by final and nonappealable Governmental Orders would exceed, in the aggregate, the Action of Divestiture Threshold, subject to Purchaser's obligations set forth in the next sentence, Purchaser shall have no obligation to take or accept Actions of Divestiture with respect to either the Argentinian Acquired Company or the Chilean Acquired Company and shall have no obligation to purchase the Sellers Equity Interests in either the Argentinian Acquired Company or the Chilean Acquired Company, PROVIDED that, in such event, Purchaser may, at its option, elect to take or accept the required Actions of Divestiture in connection with, and purchase the Sellers Equity Interests of, either or both of the Argentinian Acquired Company or the Chilean Acquired Company. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Action of Divestiture Fair Value of the Actions of Divestiture required by any Governmental Order with respect to the Argentinian Acquired Company and the Chilean Acquired Company in connection with the transactions contemplated by this Agreement exceeds, in the aggregate, the Action of Divestiture Threshold, Purchaser and Sellers agree that they shall nonetheless use best efforts to appeal such requests and/or Governmental Orders (including taking any and all actions contemplated by SECTION 6.29(a)) in order to eliminate the Actions of Divestiture and/or reduce the Action of Divestiture Fair Value with respect to such Actions of Divestiture below the Action of Divestiture Threshold.

(c) As soon as practicable but in no event later than ten (10) Business Days following the date upon which the parties reasonably determine in good faith that the Governmental Authorities in Argentina and Chile have issued final and nonappealable Governmental Orders determining all Actions of Divestiture, if any, required to be taken or accepted in connection with the Argentinian Acquired Company and the Chilean Acquired Company, in the event that Purchaser claims or asserts that such Actions of Divestiture have an Action of Divestiture Fair Value that would exceed, in the aggregate, the Action of Divestiture Threshold, the parties shall retain the Valuation Firm and instruct the Valuation Firm to determine the Action of Divestiture Fair Value of all such required Actions of Divestiture no later than the date which is thirty (30) days after the date of such Valuation Firm's retention. The Valuation Firm's final determination of the Action of Divestiture Fair Value shall be set forth in a detailed written report that describes the methodology, procedures and assumptions used in making such determination

(which methodology, procedures and assumptions shall be consistent with the applicable terms of this Agreement), and such determination shall be conclusive and binding upon all parties. The parties agree to promptly provide to the Valuation Firm all information reasonably requested by the Valuation Firm to assist it in making such determination. The fees and expenses of the Valuation Firm shall be shared equally between Sellers and Purchaser.

(d) In the event that, solely with respect to the Argentinian Acquired Company and the Chilean Acquired Company, an Action of Divestiture is not required to be taken or accepted pursuant to SECTION 6.5(b), because the Action of Divestiture Fair Value of the required Actions of Divestiture exceeds, in the aggregate, the Action of Divestiture Threshold, then each of the Argentinian Acquired Company and the Chilean Acquired Company shall be deemed to be a "RETAINED COMPANY" (unless and to the extent Purchaser elects to take or accept all required Actions of Divestiture in connection with either or both of the Argentinian Acquired Company or the Chilean Acquired Company notwithstanding the fact that the Action of Divestiture Threshold has been exceeded and, following the applicable Retained Company Determination Date, (i) the parties shall nevertheless be obligated to consummate the Initial Closing and any Subsequent Closing and the other transactions contemplated pursuant to this Agreement except with respect to any such Retained Company (or any Section 6.29 Retained Company or ROFR Company), (ii) the applicable Seller will retain and continue to hold and own its Seller Equity Interests or Holding Company Equity Interests relating to, and any Sellers Stockholder Debt with regard to, any such Retained Company, (iii) the Sellers Equity Interests of any such Retained Company shall be deemed to be excluded from the definition of "Sellers Equity Interests" and "Holding Company Equity Interests" for all purposes of this Agreement and (iv) no representations or warranties shall be deemed to have been made by Sellers with respect to any such Retained Company. For the avoidance of doubt, from and after the Retained Company Determination Date with respect to any Retained Company, SECTIONS 6.5 and 6.6 and ARTICLE III, as well as any other provisions that would otherwise reasonably be interpreted to treat such Retained Company as an Acquired Company whose Sellers Equity Interests are being transferred directly or indirectly pursuant to the transactions contemplated by this Agreement, will no longer be applicable to such Retained Company; PROVIDED, that SECTIONS 6.8 and 6.28, as well as the Confidentiality Agreement, will continue to be applicable to all Retained Companies.

6.6 APPLICATIONS IN RESPECT OF COMMUNICATIONS LICENSES. Notwithstanding the general timing requirements set forth in SECTION 6.5(b), as promptly as practicable after the execution and delivery of this Agreement and in any event within thirty (30) Days thereafter, Purchaser shall (or shall cause one or more of its Subsidiaries to) prepare and deliver to the Seller Representative Purchaser's completed portion of all appropriate applications for approval by each relevant Governmental Authority, and such other documents as may be required, with respect to the assignment or transfer of control of each of the Communications Licenses, the Network Facilities and/or the Acquired Companies (collectively, the "LICENSE APPLICATIONS"). As promptly as practicable after its receipt thereof, and in any event within thirty (30) Days thereafter, Sellers shall, subject to the Minority Equity Holder Rights, cause each Acquired Company to prepare and deliver to Purchaser its completed portion of all appropriate License Applications. As soon as practicable after the execution and delivery of this Agreement, the parties shall file, or cause to be filed, the License Applications, subject, in the case of the Sellers, to the Minority Equity Holder Rights. If an Initial Closing or any Subsequent Closing shall not have occurred for any reason within any applicable initial consummation period set forth in the grant of the License Applications with respect to any Initial Acquired Company or Subsequent Acquired Company, and neither Sellers nor Purchaser shall have terminated this Agreement prior to the Initial Closing Date pursuant to
ARTICLE IX, Purchaser and Sellers (or the applicable Initial Acquired Company or the applicable Subsequent Acquired Company) shall jointly request one or more extensions of the consummation period set forth in such grant.

6.7      ACQUIRED COMPANY DEBT; INTERCOMPANY DEBT; INTERCOMPANY PAYABLES.

(a) Subject to any agreement with the lenders of an Acquired Company reached in accordance with the provisions of SECTION 6.40, Purchaser agrees to satisfy, pay, discharge or otherwise acquire or cause to be satisfied, paid, discharged or otherwise acquired the full amount of all Pay-Off Debt of (i) each Initial Acquired Company prior to or at the Initial Closing and (ii) each Subsequent Acquired Company that is the subject of a Subsequent Closing, if any, prior to or at the applicable Subsequent Closing; PROVIDED, that if any Pay-Off Debt that has a BellSouth Guarantee is acquired, such BellSouth Guarantee and all other obligations of the BellSouth Entities with respect to such Pay-Off Debt shall be terminated in full by no later than the applicable Closing.

(b) Purchaser agrees to cause the Acquired Companies to satisfy, pay, discharge or otherwise cause to be satisfied, paid, or discharged the full amount of all
(i) Intercompany Debt of each Initial Acquired Company prior to or at the Initial Closing except to the extent the creditor under the Intercompany Debt is an Initial Acquired Company and (ii) Intercompany Debt of each Subsequent Acquired Company that is the subject of a Subsequent Closing, if any, prior to or at the Subsequent Closing to the extent the creditor under the Intercompany Debt is not an Initial Acquired Company or a Subsequent Acquired Company that is the subject of such Subsequent Closing or any earlier Subsequent Closing; PROVIDED, HOWEVER, that in the event any such Initial Acquired Company or any such Subsequent Acquired Company does not have the funds necessary to satisfy, pay, or discharge the amounts due and payable with respect to such Intercompany Debt or is otherwise prohibited from satisfying, paying or discharging such amounts as a result of any senior Debt, then Purchaser shall satisfy, pay, discharge or otherwise cause to be satisfied, paid or discharged any such amounts payable pursuant to this SECTION 6.7(b).

(c) Sellers agree to cause any Non-Transferred Company to satisfy, pay, discharge or otherwise cause to be satisfied, paid, or discharged the full amount of all (i) Intercompany Debt of each Non-Transferred Company (that has been deemed to be a Non-Transferred Company prior to or at the Initial Closing) that is payable to any Initial Acquired Company prior to or at the Initial Closing, (ii) Intercompany Debt of each Non-Transferred Company (that has been deemed to be a Non-Transferred Company prior to or at any Subsequent Closing) that is payable to any Subsequent Acquired Company that is the subject of such Subsequent Closing prior to or at such Subsequent Closing and (iii) Intercompany Debt of each Non-Transferred Company (that was not deemed to be a Non-Transferred Company prior to or at the Initial Closing or any Subsequent Closing) that is payable to an Acquired Company no later than ten (10) Business Days after the determination that such entity is a Non-Transferred Company; PROVIDED, HOWEVER, that in the event any such Non-Transferred Company does not have the funds necessary to satisfy, pay or discharge the amounts due and payable with respect to such Intercompany Debt or is otherwise prohibited from satisfying, paying or discharging such amounts as a result of any senior Debt, then Sellers shall purchase the Intercompany Debt Receivable from the applicable Acquired Company.

(d) Prior to or at the Initial Closing, (i) each Initial Acquired Company will pay in cash the full amount of all Intercompany Payables of such Initial Acquired Company that are payable to any Acquired Company (other than an Initial Acquired Company) and (ii) each Acquired Company (other than an Initial Acquired Company) will pay in cash the full amount of all Intercompany Payables of such Acquired Company that are payable to any Initial Acquired Company. Prior to or at any Subsequent Closing, (A) each Subsequent Acquired Company will pay in cash the full amount of all Intercompany Payables of such Subsequent Acquired Company that are payable to any Acquired Company (other than any Initial Acquired Company or any Subsequent Acquired Company that is the subject of the same Subsequent Closing) and (B) each Acquired Company (other than an Initial Acquired Company or any Subsequent Acquired Company that is the subject of such Subsequent Closing) will pay in cash the full amount of all Intercompany Payables of such Acquired Company that are payable to any Subsequent Acquired Company that is the subject of such Subsequent Closing.

(e) Except as otherwise expressly set forth in this Agreement or directed by Sellers in their sole discretion, Sellers will cause to be paid on or prior to the Initial Closing Date, or any Subsequent Closing Date, if applicable, any and all amounts owed or payable as of such Closing by any Initial Acquired Company or Subsequent Acquired Company to any BellSouth Entity, including any amounts payable pursuant to SECTIONS 6.10 and 6.13 or pursuant to the Technical Services Agreements; PROVIDED, HOWEVER, that in the event any such Initial Acquired Company or any such Subsequent Acquired Company does not have the funds necessary to satisfy, pay, or discharge the amounts due and payable to any BellSouth Entity or is otherwise prohibited from satisfying, paying or discharging such amounts as a result of any Debt or other restriction, then Purchaser shall satisfy, pay, discharge or otherwise cause to be satisfied, paid or discharged any such amounts payable pursuant to this SECTION 6.7(e). In addition, except as otherwise expressly set forth in this Agreement or directed by Purchaser in its sole discretion, Seller Parent will cause any BellSouth Entity to pay on or prior to the Initial Closing Date, or any Subsequent Closing Date, if applicable, any and all amounts owed by the BellSouth Entities to any such Initial Acquired Company or any such Subsequently Acquired Company, including any amounts payable pursuant to SECTIONS 6.10 or 6.13 or pursuant to the Technical Services Agreement.

6.8      CONFIDENTIALITY.

(a) Purchaser acknowledges that the access and information being provided to it in connection with the transactions contemplated by this Agreement is subject to the terms of the Information Exchange Agreement, dated May 22, 2003, between Seller Parent and Purchaser (the "CONFIDENTIALITY AGREEMENT"), the terms of which are incorporated herein by reference. Purchaser further agrees that from and after the date of this Agreement, Purchaser shall, and shall cause its Affiliates and their Representatives to, keep confidential and not disclose all confidential information described in the Confidentiality Agreement and all other information relating to BellSouth Entities or the Acquired Companies ("CONFIDENTIAL INFORMATION"), and shall not directly or indirectly use such Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement. If this Agreement is terminated pursuant to ARTICLE IX, Purchaser's obligation to keep such Confidential Information confidential shall continue indefinitely from the date of termination, but shall not apply to any information which (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Purchaser, any of its Affiliates or any of their Representatives, (iii) becomes available to Purchaser, any of its Affiliates or any of their Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Sellers or Purchaser on a confidential basis or
(iv) is required to be disclosed by judicial or administrative process or by other requirements of applicable Law or any Governmental Authority (including in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental Authorities).

(b) Effective upon, and only upon, the Final Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Acquired Companies; PROVIDED, HOWEVER, that Purchaser acknowledges that any and all other information provided to it by Sellers or Sellers' representatives concerning Sellers and their Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Final Closing and Purchaser and each of the Acquired Companies shall be subject to a Technical Information Confidentiality Agreement.

(c) In the event that this Agreement is terminated for any reason, promptly (but in any event no later than five (5) Business Days) following such termination, Purchaser shall, and shall cause its Representatives to, (i) return to Sellers all Confidential Information (and all copies, reproductions or extracts of Confidential Information) furnished to Purchaser and Purchaser's Representatives by or on behalf of Sellers or the Acquired Companies or have an executive officer of Purchaser certify to Sellers that all copies, reproductions or extracts have been destroyed and (ii) destroy all Confidential Information prepared by Purchaser or Purchaser's Representatives that contains, or reflects or is based upon, in whole or in part, information furnished to Purchaser or Purchaser's Representatives by or on behalf of Sellers or the Acquired Companies; PROVIDED, HOWEVER, that copies of such information may be maintained solely to the extent reasonably required to support the basis for such termination. Such destruction shall be certified in writing to the Seller Representative by each of an executive officer of Purchaser and an authorized officer of Purchaser supervising such destruction. Notwithstanding the return or destruction of the Confidential Information, Purchaser and Purchaser's Representatives will continue to be bound by the obligations of confidentiality and other obligations under this Agreement and the Confidentiality Agreement.

(d) In the event that there is a Closing under this Agreement and (i) the Argentinian Acquired Company or the Chilean Acquired Company becomes a Retained Company pursuant to the terms of this Agreement and/or (ii) any Acquired Company becomes a Section 6.29 Retained Company or a ROFR Company, then promptly (but in any event no later than five (5) Business Days) following the determination that any such Acquired Company has become a Retained Company, a Section 6.29 Retained Company or a ROFR Company, Purchaser shall, and shall cause its Representatives to, (i) return to Sellers all Confidential Information relating to any such Retained Company, Section 6.29 Retained Company or ROFR Company (and all copies, reproductions or extracts of such Confidential Information) furnished to Purchaser and Purchaser's Representatives by or on behalf of Sellers or any Retained Company, Section 6.29 Retained Company or ROFR Company and (ii) destroy all such Confidential Information prepared by Purchaser or Purchaser's Representatives that contains, or reflects or is based upon, in whole or in part, information furnished to Purchaser or Purchaser's Representatives by or on behalf of Sellers or any Retained Company, Section 6.29 Retained Company or ROFR Company. Such destruction shall be certified in writing to the Seller Representative by each of the chief executive officer of Purchaser and an authorized officer of Purchaser supervising such destruction. Notwithstanding the return or destruction of such Confidential Information, Purchaser and Purchaser's Representatives will continue to be bound by the obligations of confidentiality and other obligations under this Agreement and the Confidentiality Agreement.

(e) For a two (2) year period commencing on the applicable Closing Date with respect to each Acquired Company, each of the applicable Seller, Seller Parent and the BellSouth Entities will, and will use best efforts to cause their respective directors, officers, employees, agents and advisors to, maintain in confidence and not use for any purpose any confidential information, whether written or oral, which was obtained from or on behalf of such Acquired Company regarding the financial position, mode of operation, suppliers, customers or the Business as carried on by the Acquired Companies, nor any of the technical information, trade secrets or know-how belonging to such Acquired Companies, unless such information (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Sellers, Seller Parent, the BellSouth Entities or any of their respective Affiliates or Representatives, (iii) becomes available to Sellers, Seller Parent or the BellSouth Entities or any of their respective Affiliates or Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Sellers, Seller Parent or the BellSouth Entities,
(iv) was originally provided by or independently developed by the Sellers, Seller Parent or the BellSouth Entities or (v) is required to be disclosed by judicial or administrative process or by other requirements of applicable Law or any Governmental Authority.

6.9 RESIGNATION OF DIRECTORS. On each Closing Date, Sellers shall cause to be delivered to Purchaser duly signed resignations in a form reasonably acceptable to Purchaser, effective immediately after the applicable Closing, of all directors (or equivalent decision-making Persons) of the Acquired Companies that are the subject of the applicable Closing who are officers or employees of any BellSouth Entity, but not employees of such Acquired Companies and shall take such other action as is necessary to accomplish the foregoing. In connection therewith, Sellers shall cause any such resigning directors to return or transfer any director qualifying or similar shares in relation to any such Acquired Company to the relevant Acquired Company or any other person designated in writing by Purchaser.

6.10 NO FURTHER FINANCIAL OBLIGATIONS. Purchaser acknowledges that in the course of conduct by the Acquired Companies of their respective businesses, the BellSouth Entities have entered into, or, between the date of this Agreement and the Final Closing Date, may enter into, various arrangements in which (a) guarantees or similar obligations were issued by one or more of the BellSouth Entities and/or (b) one or more of the BellSouth Entities is the primary obligor(s) on other agreements, in any such case to support or facilitate business transactions or programs of the Acquired Companies. The arrangements referred to in the foregoing clauses (a) and (b) are hereinafter referred to as the "BELLSOUTH GUARANTEES". The BellSouth Guarantees that are in existence as of the date hereof (or that, as of the date hereof, are contemplated to be put in place at a later date) are set forth on SCHEDULE 6.10. As of the applicable Closing, Purchaser will either cause the BellSouth Guarantees relating to the Acquired Company that is the subject of such Closing to be terminated so that the BellSouth Entities will be released and discharged from any further obligations or liabilities thereunder or, if Purchaser is unable to obtain such releases, Purchaser will cause the Debt related to the BellSouth Guarantees to be prepaid and such BellSouth Guarantees to be canceled.

6.11 BROKERS. For the avoidance of doubt, regardless of whether the Initial Closing shall occur, (a) Sellers shall indemnify Purchaser and its Affiliates against, and hold Purchaser and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by Sellers or any of their Affiliates in respect of the transactions contemplated by this Agreement and (b) Purchaser shall indemnify Sellers and their Affiliates against, and hold Sellers and their Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by Purchaser or any of its Affiliates in respect of the transactions contemplated by this Agreement.

6.12     PRESERVATION OF BOOKS AND RECORDS; ACCESS.

(a) For a period of seven years after the Final Closing Date or such other period required by applicable Law, Purchaser shall preserve and retain, or cause the Initial Acquired Companies and the Subsequent Acquired Companies, if any, to preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of each applicable Acquired Company (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the particular Initial Acquired Company or Subsequent Acquired Company prior to the applicable Closing Date for such Acquired Company. Notwithstanding the foregoing, during such seven-year period, Purchaser may dispose of any such books and records which are offered to, but not accepted by, the Seller Representative. If at any time after such seven-year period Purchaser intends to dispose of any such books and records, Purchaser shall not do so without first offering such books and records to the Seller Representative. The provisions of this SECTION 6.12(a) shall cease to apply in the event of a sale or disposition of any Acquired Company by Purchaser; PROVIDED, HOWEVER, that Purchaser shall cause the subsequent owner(s) of such Acquired Company to assume the obligations of Purchaser set forth in this SECTION 6.12.

(b) After the applicable Closing Date, subject to any confidentiality provision of any Minority Equity Agreement that continues in existence following the applicable Closing Date (PROVIDED, that Purchaser agrees to use commercially reasonable efforts to obtain such waivers as Purchaser may deem necessary to prevent any breach or violation of any confidentiality provisions contained in any such Minority Equity Agreement as may be caused by the compliance by Purchaser with this SECTION 6.12(b)), Purchaser shall cause each Initial Acquired Company and Subsequent Acquired Company, if any, to permit Sellers and their Representatives to have reasonable access to, and to inspect at Sellers' expense, all books and records referred to in SECTION 6.12(a) in the event of any litigation, arbitration or dispute or any threatened litigation, arbitration or dispute, insurance matters, tax filings, accounting and financial reporting of the Sellers and their Affiliates, and to meet with officers and employees of Purchaser and any such Acquired Company as may reasonably be requested by Sellers on a mutually convenient basis in order to obtain explanations with respect to such books and records and to obtain additional information and to call such officers and employees as witnesses.

(c) The parties agree and confirm that to the extent the books and records described in this SECTION 6.12 relate to Seller Parent and do not fall under the exceptions described in SECTION 6.8(a)(i), (ii) or (iii), such books and records shall be deemed the Confidential Information of Seller Parent and shall be within the Seller Parent Confidential Information covered by the Technical Information Confidentiality Agreements.

6.13     EMPLOYEES; EMPLOYEE BENEFIT PLANS.

(a) Purchaser shall cause each of the Initial Acquired Companies and Subsequent Acquired Companies, if any, to employ on the applicable Closing Date or continue to employ on the applicable Closing Date all of the employees of such Acquired Company (as applied to any such Acquired Company, "CONTINUING EMPLOYEES") on terms and conditions of employment, including pay levels, job descriptions and benefits, that are substantially similar in all material respects either (i) to the terms and conditions of employment immediately prior to the Closing Date or
(ii) to the terms and conditions of employment that apply to similarly situated employees of Purchaser. The foregoing covenant of Purchaser shall not restrict or limit in any manner Purchaser's management of the business of the Initial Acquired Companies or Subsequent Acquired Companies, if any, after the applicable Closing nor require Purchaser to retain any Continuing Employee for any period of time after the applicable Closing Date or to maintain any particular pay levels, job descriptions or benefits or other terms and conditions of employment for them; PROVIDED, HOWEVER, that Purchaser shall be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by Purchaser (including breach of contract, defamation or retaliatory discharge) regarding any employee of an Initial Acquired Company or Subsequent Acquired Company, if any, or any Continuing Employee, including any such liability (i) under any applicable Law that relates to employees, employee benefit matters or labor matters, (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay, or (iii) under or with respect to any benefit plan, program, contract, policy, commitment or arrangement of the Acquired Companies, including the Retention Plans maintained by the Acquired Companies (collectively, "EMPLOYEE BENEFIT PLANS") or under and with respect to the Retention Plans (other than those maintained by the Acquired Companies) to the extent such Retention Plans provide payments or benefits with respect to any Continuing Employee; PROVIDED, HOWEVER, that Purchaser shall not be responsible for any costs, payments or expenses under or with respect to the Retention Plans to the extent that such costs, payments and/or expenses exceed, in the aggregate, Twenty Five Million Dollars ($25,000,000), subject to reductions, if any, pursuant to the terms of the Retention Plans.

(b) Prior to the applicable Closing Date, Purchaser may notify Seller Parent that Purchaser desires to make employment offers, effective as of the applicable Closing Date, to certain identified employees of the BellSouth Entities who provide services with respect to any Initial Acquired Company or Subsequent Acquired Company, if any, and shall provide Seller Parent with a list of such individuals. If Seller Parent consents thereto, which consent shall not be unreasonably withheld, Purchaser shall be entitled to make such offers of employment and Seller Parent shall, or shall cause its applicable Affiliates to, provide Purchaser with reasonable access to such employees for purposes of making the employment offers; PROVIDED, HOWEVER, that if any employee for whom Purchaser desires to make an employment offer also provides services with respect to any Acquired Company that is not the subject of the Initial Closing or any Subsequent Closing, Sellers Parent's refusal to consent to such employment offer shall not be deemed unreasonable. Any person who accepts Purchaser's offer of employment made pursuant to this subsection (b) shall be treated as a Continuing Employee for purposes of this SECTION 6.13.

(c) Subject to SECTION 6.5(d), after the applicable Closing Date, Sellers shall be responsible for all relocation costs arising as a result of returning to their home country any expatriates or impatriates (other than those who are Continuing Employees) who, immediately prior to the applicable Closing Date, provide services to an Acquired Company that is the subject of a Closing Date, including severance payments. The applicable Acquired Company agrees to honor, perform and be liable for, and, to the extent necessary, assume, all obligations, if any, with respect to retention bonuses under the Retention Plans payable to or on behalf of those persons described in the preceding sentence, including, for this purpose, those persons who are Continuing Employees.

(d) After the applicable Closing Date, Purchaser agrees that each Initial Acquired Company or Subsequent Acquired Company, if any, or Purchaser shall honor, pay, perform and be liable for and, to the extent applicable, shall assume, (i) all obligations and liabilities under and with respect to all Employee Benefit Plans, (ii) all benefits and payments to, or with respect to, employees or former employees required under applicable Law, including the workers' compensation and other obligations of such Acquired Company under labor and employment Laws, (iii) all Tax equalization, reimbursements, retention and similar charges and costs, and all other liabilities related to expatriates who, at the direction of the BellSouth Entities, worked for or provided services to such Acquired Companies (including all liabilities and obligations for retention bonuses under the Retention Plans) and (iv) all liabilities and obligations under and with respect to the employment agreements set forth on SCHEDULE 6.13(d). If Sellers pay any amounts described in clause (iii) of this SECTION 6.13(d), Purchaser shall, or shall cause the applicable Acquired Company for which the expatriate provided services immediately prior to the applicable Closing Date to, reimburse Sellers for such amounts.

(e) It is understood and agreed that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including any participant in any Employee Benefit Plan or any other employee benefit or compensation plan or any beneficiary thereof or any employee or former employee of any Initial Acquired Company or Subsequent Acquired Company, if any.

6.14 LITIGATION CONTROL AND COOPERATION. Purchaser agrees that with respect to any litigation matters with respect to which Sellers and their Affiliates are subject or liable, Sellers and their Affiliates shall continue to control the prosecution, defense and/or settlement and all other administrative aspects thereof following the applicable Closing Date with respect to which an Acquired Company is involved in any such litigation matter, including the Venezuelan Arbitration, the Peruvian Arbitration and the matter referred to in SECTION 10.2(a)(viii) (collectively the "LITIGATION MATTERS"), Purchaser will promptly provide, and cause all applicable Acquired Companies to provide, all support and cooperation reasonably requested by Sellers in connection with any claims, counterclaims, defenses, settlements, compromises or other actions with regard to such Litigation Matters and any related claims, suits, actions or proceedings (PROVIDED that Sellers shall reimburse Purchaser for Purchaser's reasonable and documented out-of-pocket costs and expenses incurred in connection with providing such support and cooperation), including (a) providing access to the books, records, documents and information of the Acquired Companies and their respective Affiliates, as provided in more detail in SECTION 6.12, (b) providing for full access and availability of their officers, employees, representatives, agents and other personnel, including instructing and causing them to comply with this
SECTION 6.14 and to be available to provide interviews, testimony, affidavits and otherwise participate in such proceedings in compliance with this
SECTION 6.14, (c) entering into confidentiality, joint defense or similar agreements with Sellers and/or their Affiliates and (d) entering into, executing or acknowledging any compromises, settlements or other resolutions of the Litigation Matters, so long as such resolutions do not require Purchaser or any Affiliate to agree to, or impose on Purchaser or any Affiliate, any restrictions on their business activities or pay damages or suffer other financial consequences not fully indemnified by Sellers.

6.15     LIABILITY INSURANCE; DIRECTORS' AND OFFICERS' INSURANCE.

(a) During the five (5) year period following the applicable Closing Date, Purchaser shall cause each Acquired Company to continue to maintain product liability insurance, workers' compensation insurance, employer's liability insurance and other liability insurance (on an occurrence basis) in amounts and with coverage substantially similar to that maintained by such Acquired Company or by any Affiliate of such Acquired Company on behalf of such Acquired Company prior to the applicable Closing Date. Purchaser shall cause all policies for such insurance to include a waiver by the insurer of any subrogation rights against Sellers and their Affiliates.

(b) For a period of five (5) years from the applicable Closing Date, Purchaser shall cause each Acquired Company: (i) to maintain run-off directors' and officers' liability insurance policies for the past and current officers and directors of such Acquired Company who are employees or attorneys (in their capacity as agent) of any Seller or any Affiliate of any Seller or of any Minority Equity Holder that sells its Minority Equity Interests to Purchaser directly or indirectly in accordance with this Agreement on the applicable Closing Date or who were employees of any Seller or any Affiliate of any Seller at any time prior to the applicable Closing Date with terms and coverage amounts at least as favorable as the terms and coverage amounts of the directors' and officers' insurance, if, and only to the extent that, any such policy exists on the date of this Agreement, applicable to such past and current officers and directors as of the date hereof; PROVIDED, HOWEVER, that Purchaser or any Acquired Company shall not be required to pay an annual premium in excess of the last annual premium paid by the Sellers or such Acquired Company prior to the date hereof and, if Purchaser or such Acquired Company is unable to obtain the insurance required by this SECTION 6.15, it shall obtain as much comparable insurance as possible for the annual premium equal to such maximum amount and
(ii) not to amend any Acquired Company Organizational Documents relating to such Acquired Company in any way to reduce or eliminate the level of indemnification provided by such Acquired Company to such past and current officers and directors of such Acquired Company.

6.16 SUPPORT SERVICES. Purchaser acknowledges that Sellers shall have no obligation to provide any support or other services to any Initial Acquired Company or Subsequent Acquired Company as of the applicable Closing with respect to such Initial Acquired Company or Subsequent Acquired Company, other than transition services, subject to such related terms, conditions, fees, reimbursements and other provisions as Purchaser and Sellers will discuss and negotiate in a good faith and reasonable manner, taking appropriate consideration of the practices and requirements of the Business, and which will be reflected in a transition services agreement, reasonably satisfactory in form and substance, to Purchaser and Sellers, and finally agreed by them by the Due Diligence Expiration Date, at which time, such transition services agreement (the "TRANSITION SERVICES AGREEMENT") will be deemed to be part of this Agreement and will be entered into by the parties at such applicable Closing. Without limiting the generality of the foregoing, Purchaser acknowledges that the Transition Services Agreement shall provide that (a) for any period during which a person provides services pursuant to the Transition Services Agreement, Purchaser shall reimburse Sellers or their Affiliates for all costs incurred by Sellers or their Affiliates with respect to the continuing employment of such person, including, but not limited to, benefit costs and contributions, fringe rates, wages, bonuses, vacation pay, employment taxes, and if any person who provides services pursuant to the Transition Services Agreement is covered by a Retention Plan, Purchaser shall be obligated for reimbursing Sellers and their Affiliates under the Transition Services Agreement for all costs and expenses incurred by Sellers or their Affiliates under the Retention Plan and (b) Sellers and their Affiliates shall be indemnified and held harmless from any and all Losses arising out of or related to the services provided pursuant to the Transition Services Agreement or the continued employment of persons providing services thereunder, including any services provided by expatriates. Notwithstanding anything to the contrary in this
SECTION 6.16, Sellers shall use commercially reasonable efforts to retain the employees that are to provide the services under the Transition Services Agreement; PROVIDED, HOWEVER, that if Sellers are not able to retain one or more employees necessary to provide any service under the Transition Services Agreement, then Sellers shall not be responsible for providing such service or services as provided in the Transition Services Agreement. In addition, the Transition Services Agreement shall grant licenses to Seller Parent for software or technology that is owned by an Acquired Company and which Seller Parent identifies within twenty (20) days of the date hereof as being useful for the Seller Parent or any Subsidiary or Affiliate after the applicable Closing Date; PROVIDED, HOWEVER, that no Acquired Company, Subsidiary of an Acquired Company nor Purchaser or any of its Affiliates shall be responsible for payment of any penalties resulting from early termination of such agreements.

6.17 SELLER PARENT MARKS. Purchaser agrees that it shall cause each of the Initial Acquired Companies and, if any, Subsequent Acquired Companies to enter into the Transition Trademark License Agreement at the applicable Closing for such Acquired Company. Pursuant to the Transition Trademark License Agreement, Purchaser shall cause each of the applicable Acquired Companies to: (a) as soon as practicable after the applicable Closing Date, but in no event later than one hundred and eighty (180) days following the applicable Closing Date, cease to make any use of the Seller Parent Marks, (b) immediately after the applicable Closing Date, cease to hold itself out as having any affiliation with any Seller or Affiliates of Sellers, and (c) as soon as practicable after the applicable Closing Date, but in no event later than ninety (90) days following the applicable Closing Date, in the case of any entity whose corporate name includes any of the Seller Parent Marks, change its corporate name to a corporate name that does not include any of the Seller Parent Marks and make any necessary legal filings with the appropriate Governmental Authority, as the case may be, to effect such change. In furtherance of the foregoing, as promptly as practicable after each Closing Date, but in no event later than the applicable time limits set forth in the applicable Transition Trademark License Agreement, Purchaser shall cause the Acquired Companies that are the subject of such Closing to remove, strike over, permanently cover or otherwise obliterate all Seller Parent Marks from all materials owned by such Acquired Company, including, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. For all removed materials which bear a Seller Parent Mark, Purchaser shall cause the Acquired Company owning such materials to either promptly return to Seller Parent or destroy such materials in accordance with written instructions from Seller Parent, which instructions shall be requested by the Acquired Company on a case-by-case basis covering specific types of material bearing Seller Parent Marks. The Initial Acquired Companies and the Subsequent Acquired Companies, if any, shall be solely responsible for any costs incurred in connection with compliance with this SECTION 6.17.

6.18 SELLER PARENT TECHNICAL INFORMATION. Purchaser, Seller Parent and the Initial Acquired Companies and any Subsequent Acquired Companies will enter into a technical information confidentiality agreement, including such related terms, conditions, fees, reimbursements and other provisions as Purchaser and Sellers will discuss and negotiate in a good faith and reasonable manner, taking appropriate consideration of the practices and requirements of the Business, and which will be reflected in a technical information confidentiality agreement, reasonably satisfactory in form and substance, to Purchaser and Sellers, and finally agreed by them by the Due Diligence Expiration Date, at which time, such agreement (the "TECHNICAL INFORMATION CONFIDENTIALITY AGREEMENT") will be deemed to be part of this Agreement and will be entered into by the applicable parties at the Initial Closing. Pursuant to the Technical Information Confidentiality Agreement, Purchaser agrees that it shall cause each of Initial Acquired Company and Subsequent Acquired Company, if any, to: (a) as soon as practicable after the applicable Closing Date, cease to make any use of the Seller Parent Technical Information; (b) while taking steps to achieve cessation of use of the Seller Parent Technical Information, ensure any continuing use is limited to internal use on a strictly "need to know" basis within the Acquired Companies;
(c) immediately after the applicable Closing Date, cease to make any further disclosures of the Seller Parent Technical Information to third parties or employees not already in possession of such information except on an as-needed basis and in conformity with the provisions of SECTION 6.8; and (d) as soon as practicable after the applicable Closing Date with respect to any Initial Acquired Company or Subsequent Acquired Company, but in no event later than thirty (30) days following the applicable Closing Date, return to Sellers all tangible materials that embody or record the Seller Parent Technical Information in accordance with the return procedures set forth in the Technical Information Confidentiality Agreement and destroy any electronic records of the Seller Parent Technical Information. In furtherance of the foregoing, as promptly as practicable after the applicable Closing Date Purchaser shall give notice to all employees of the Initial Acquired Companies and, if any, the Subsequent Acquired Companies, of the need to cease all further use and disclosure of the Seller Parent Technical Information and of the new arrangements that Purchaser has established or is establishing to provide the employees with equivalent information from Purchaser. Such notice to employees shall at least entail meetings with employees of an Initial Acquired Company or a Subsequent Acquired Company, if any, upon the announcement of the applicable Closing and at the completion of the steps to achieve that Acquired Company's compliance with this
SECTION 6.18, which meetings shall inform the employees of their confidentiality commitments and train them on the replacement information from Purchaser. Employees shall also be sent written communications explaining that the Seller Parent Technical Information may no longer be used and may not be disclosed to any third parties. Purchaser shall provide to Sellers a certificate of a senior officer of Purchaser within thirty (30) days following the applicable Closing Date confirming that Purchaser and each of the applicable Acquired Companies have complied with their obligations under this SECTION 6.18.

6.19 PROCUREMENT. Purchaser agrees that it shall cause each of the Initial Acquired Companies and, if any, the Subsequent Acquired Companies immediately following the applicable Closing Date to cease to purchase any further goods or services under purchasing arrangements or contracts made available to such Acquired Companies by Sellers or any of their Affiliates or Cingular Wireless LLC or its Affiliates and promptly to make or satisfy all payments, reimbursements and other obligations and amounts owed to Sellers and their Affiliates in relation to such purchasing arrangements or contracts; PROVIDED, HOWEVER, Purchaser shall not be responsible for any payment or other penalty that would be payable as a result of the early termination of such purchasing arrangements or contracts other than with respect to any such payment or other penalties that may be assessed by any third party in connection with such early termination. Purchaser and the Acquired Companies shall be solely responsible for obtaining at their expense any required transfers of or replacements for license, lease, support and maintenance agreements relating to computer hardware or software from third party vendors, which prior to the applicable Closing were used, made available to or acquired via the Seller Parent, Sellers or multi-company purchasing arrangements involving countries outside the Territory or companies other than the Acquired Companies. Seller Parent shall use reasonable efforts to cooperate with Purchaser and the Acquired Companies in this regard, for up to one hundred and eighty (180) days following the applicable Closing Date.

6.20 REMOVAL OF BUSINESS CUSTOMER RECORDS. As soon as practicable after each Closing but in any event no later than sixty (60) days after such Closing, Seller Parent shall use commercially reasonable efforts to remove from its records all Business Customer Records that relate to customers located in the country to which such Closing relates.

6.21 TERMINATION OF THE INTERCOMPANY AGREEMENTS. Seller Parent shall ensure that on each Closing Date a Services Termination Letter and Trademark License Termination Letter is executed by all necessary parties to immediately terminate all Technical Services Agreements and Seller Parent Mark License Agreements that apply to the country that is the subject of the applicable Closing. Any Technical Services Subcontract related to the Technical Services Agreements being terminated shall be assigned to Purchaser or its designee as of the date of the applicable Services Termination Letter, but only to the extent to which Seller Parent has the right to so assign. In either event, Sellers and Purchaser will direct, instruct and cause each Acquired Company that terminates or assigns the Technical Services Agreements and Seller Parent Mark License Agreements to pay or satisfy all payments, reimbursements and other obligations and amounts owed to Sellers and its Affiliates in relation to such Agreements.

6.22 MOVICS SOFTWARE LICENSES. To the extent that BellSouth International, Inc. or any other Affiliate of Seller Parent has granted any sublicenses of the MOVICS software to an Acquired Company, then as of the applicable Closing Date with respect to such Acquired Company (a) if CRM is the subject of such Closing or any previous Closing, CRM shall assume all such sublicenses with such Acquired Company, which thereafter shall be direct agreements between CRM and such Acquired Company, and (b) if CRM is not the subject of such Closing or any previous Closing, BellSouth International, Inc. or the applicable Affiliate of Seller Parent shall continue to grant the MOVICS sublicense to such Acquired Company.

6.23 TRANSITION TRADEMARK LICENSE AGREEMENT. Purchaser and Seller Parent will enter into the Transition Trademark License Agreement in order to permit the Acquired Companies that are the subject of any Closing to wind down their usage of the Seller Parent Marks in conformance with Purchaser's covenants in
SECTION 6.17 above. Each of Purchaser and Seller shall also ensure that on the applicable Closing Date a BIPHO Transition License Agreement (or equivalent alternative agreement) is executed to grant sufficient rights to permit the applicable Acquired Companies to wind-down their usage of the "BELL" mark in conformance with Purchaser's covenants in SECTION 6.17 above. Notwithstanding anything to the contrary in this Agreement or in the Transition Trademark License Agreement, no Initial Acquired Company or any Subsequent Acquired Company shall be permitted to use (and Purchaser shall not permit any such Acquired Company to use), following the applicable Closing relating to such Acquired Company, the Seller Parent Marks in connection with any regulatory, lobbying or public policy matter.

6.24 ASSIGNMENT OF CERTAIN TRADEMARK RIGHTS. Within twenty (20) days of the date hereof, Seller Parent shall identify the Latin America Marks, which shall include all of the registrations and applications set forth in SCHEDULE 6.24. As of each Closing Date, Seller Parent shall assign and transfer to Purchaser or its designee all of Seller Parent's right, title and interest in all Latin America Marks that are used exclusively by any or all of the Acquired Companies that are the subject of such Closing or any earlier Closing. Seller Parent, the applicable Acquired Companies and Purchaser shall then cooperate to achieve as soon as practicable after the applicable Closing: (a) the recordation of the assignment of the Latin America Marks and the registrations and applications pertaining thereto with all applicable Governmental Authorities or any other required filing with applicable Governmental Authorities, and (b) to the extent necessary, sign such other documentation or papers as is necessary to confirm the ownership rights of Purchaser or its designee to the Latin America Marks.

6.25 ASSIGNMENT BACK OF SELLER PARENT INTELLECTUAL PROPERTY RIGHTS. The parties recognize that certain Seller Parent Intellectual Property Rights may be the subject of applications to register or may be registered in the name of an Acquired Company, for example through administrative error or in breach of one or more of the agreements with Seller Parent, BellSouth Intellectual Property Corporation, BellSouth IP Management Corporation or Bell IP Holding LLC. Within twenty (20) days of the date hereof, Seller Parent shall identify such Intellectual Property Rights applications or registrations and provide a list of the same to Purchaser. Seller Parent, the applicable Acquired Companies and Purchaser shall then cooperate to achieve as soon as practicable either prior to or after each applicable Closing: (a) a transfer of such registrations and applications to Seller Parent, together with all files and records pertaining to such registrations and applications, (b) the recordation of all such transfers with applicable Governmental Authorities or any other required filing with applicable Governmental Authorities, and (c) to the extent necessary, sign such other documentation or papers as is necessary to confirm the ownership rights of Seller Parent to such Intellectual Property Rights.

6.26     NON-COMPETE.

(a) Seller Parent and each Seller agree, on behalf of itself and its Subsidiaries, that, for a period of two (2) years commencing on the date of the applicable Closing, none of Seller Parent or any of the Sellers shall, and shall not permit any of their respective Subsidiaries to, directly or indirectly, own, operate or manage, in any country in which an Initial Acquired Company or a Subsequent Acquired Company primarily operates as of the applicable Closing Date, any wireless telecommunication services business of the type conducted by the Initial Acquired Company or Subsequent Acquired Company in that country as of the date of this Agreement (such wireless service business, in such countries, is referred to as the "WIRELESS SERVICE BUSINESS"). Seller Parent and each Seller further agree, on behalf of themselves and their respective Subsidiaries, that, for a period of two (2) years commencing on the applicable Closing Date, none of Seller Parent or any of the Sellers shall, and shall not permit any of their respective Subsidiaries to, directly or indirectly, allow the "BellSouth" name to be used in or by any other present or future business enterprise in the Wireless Service Business in any country in which Initial Acquired Company or Subsequent Acquired Company primarily operates as of the applicable Closing Date. For the avoidance of doubt, Purchaser agrees that the provisions of this SECTION 6.26 shall not apply (i) to the Cingular Entities in any manner whatsoever and (ii) to any Non-Transferred Company.

(b) Notwithstanding the provisions of SECTION 6.26(a), nothing in this Agreement shall preclude:

         (i) the direct or indirect ownership, operation or management of any Wireless Service Business in any jurisdiction other than those jurisdictions in which an Initial Acquired Company or a Subsequent Acquired Company operates as of the Initial Closing Date or the applicable Subsequent Closing Date, respectively;

         (ii) the selling of telecommunications equipment under or in connection with the Seller Parent Marks;

         (iii) the ownership by Seller Parent, Sellers or any of their respective Subsidiaries or Affiliates of no more than ten percent (10%) of any class of voting equity securities or other equity interests of any Person engaged in the Wireless Service Business whose securities or equity interests are publicly traded, PROVIDED that none of Seller Parent, Sellers or their respective Subsidiaries or Affiliates has representation on the board of directors of such Person or otherwise has the right to participate in management of such entity;

         (iv) the provision by Seller Parent, Sellers or any of their respective Subsidiaries or Affiliates of international long distance services or data network communications services in any jurisdiction in which the Wireless Service Business is conducted;

         (v) Seller Parent, Sellers or any of their respective Subsidiaries or Affiliates thereof from (A) continuing to own, operate and engage in the business of any Retained Company or any Section 6.29 Retained Company and engaging in any activities consistent in scope with the activities of operating such Retained Company or such Section 6.29 Retained Company, or (B) performing its obligations as set forth under certain of the Related Agreements;

         (vi) purchases of securities or other equity interests for investment purposes by Seller Parent, Sellers or any of their respective Subsidiaries or Affiliates that is acting as a trustee or fiduciary for the benefit of accounts managed thereby or any other Person that is acting as a trustee or fiduciary for the benefit of accounts of employees of Seller Parent, Sellers or any of their respective Subsidiaries or Affiliates;

         (vii) the acquisition by Seller Parent, Sellers or any of their respective Subsidiaries or Affiliates of any or their investment in Person (whether through the purchase of stock or assets or by way of merger, consolidation, business combination or other transaction) engaged in the Wireless Service Business so long as no more than twenty-five percent (25%) of the revenues of the combined business is engaged in the Wireless Service Business; or

         (viii) the acquisition of Seller Parent or one or more Sellers by any non-Affiliate thereof that is engaged in the Wireless Service Business; PROVIDED that, the acquisition of Seller Parent or one or more Sellers shall not terminate the obligations of Seller Parent, Sellers and their respective Subsidiaries set forth in SECTION 6.26(a), except that such obligation shall be limited to the Subsidiaries of Seller Parent or any Seller who are Subsidiaries of Seller Parent or any Seller immediately prior to such acquisition.

6.27 THIRD PARTY MARKETING AND SUPPLY AGREEMENTS. Prior to the applicable Closing Date, each Seller shall cause each Acquired Company that is the subject of any Closing to terminate all marketing, supply and other similar agreements between such Acquired Company and any third parties that are dependent on rights to use Seller Parent Marks.

6.28     CONTACTS WITH EMPLOYEES, CUSTOMERS AND CERTAIN PERSONS.

(a) From the date of this Agreement until the applicable Closing Date, without the prior written consent of Sellers, Purchaser shall not, and shall not permit any of its Representatives or any other Person on its behalf to, directly or indirectly, contact, solicit, communicate with (whether orally, in writing or in any other manner) or otherwise engage in any discussions or communications with, or attempt to contact, solicit, communicate or otherwise engage in any discussions or communications with, any employees, customers, creditors, lenders, noteholders, agents or participants in the distribution channel (including distributors and resellers) of, any Acquired Company in connection with or pertaining to any subject matter of this Agreement, including future employment, consulting, creditor, lender, agency or distribution relationships or the terms thereof, post-closing staffing issues, post-closing benefits matters, compensation and bonus matters, severance issues or any other matters; PROVIDED, HOWEVER, that Purchaser shall be entitled to conduct due diligence in conformity with this Agreement and conduct its business consistent with past practices.

(b) From the date of this Agreement until the applicable Closing or, in the event of a termination of this Agreement for any reason, for the two-year period commencing on the date of such termination, neither Purchaser nor any of its Affiliates shall, either directly or indirectly, solicit for employment, or attempt to solicit for employment, or otherwise hire (other than pursuant to a general advertisement or other similar general solicitation within the Territory or the United States), without the prior written consent of Seller Representative, any Person who is
(i) an officer, director, senior manager or salesperson of any Acquired Company or any BellSouth Entity or (ii) any other employee, consultant, agent or participant in the distribution channel (including any distributor or reseller) of any Acquired Company or any BellSouth Entity with whom Purchaser or any of its representatives met, were introduced to or otherwise became familiar with in connection with Purchaser's due diligence investigation of the Acquired Companies or otherwise in connection with the transactions contemplated by this Agreement. In the event of a breach or threatened breach of the provisions of this SECTION 6.28(b) by Purchaser or any of its Affiliates, Sellers shall be entitled to an injunction restraining such Person from any such breach. Nothing herein shall be construed as prohibiting Sellers from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

(c) In the event that there is a Closing under this Agreement and (i) the Argentinian Acquired Company or the Chilean Acquired Company becomes a Retained Company pursuant to the terms of this Agreement and/or (ii) any Acquired Company becomes a Section 6.29 Retained Company, for the two-year period commencing on date of the determination that any such Acquired Company has become a Retained Company or a Section 6.29 Retained Company, neither Purchaser nor any of its Affiliates shall, either directly or indirectly, solicit for employment, or attempt to solicit for employment, or otherwise hire (other than pursuant to a general advertisement or other similar general solicitation within the countries where such Retained Company or Section 6.29 Retained Company operates or conducts its business), without the prior written consent of Seller Representative, any Person who is (i) an officer, director, senior manager or salesperson of such Retained Company or Section 6.29 Retained Company or (ii) any other employee, consultant, agent or participant in the distribution channel (including any distributor or reseller) of such Retained Company or Section 6.29 Retained Company with whom Purchaser or any of its representatives met, were introduced to or otherwise became familiar with in connection with Purchaser's due diligence investigation of the Acquired Companies or otherwise in connection with the transactions contemplated by this Agreement. In the event of a breach or threatened breach of the provisions of this SECTION 6.28(c) by Purchaser or any of its Affiliates, Sellers shall be entitled to an injunction restraining such Person from any such breach. Nothing herein shall be construed as prohibiting Sellers from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

6.29     ALTERNATIVE STRUCTURE.

(a) The parties agree that in the event issues arise that could reasonably be expected to prevent the parties from obtaining the Required Minority Equity Holder Approvals or the Required Regulatory Approvals with respect to any Acquired Company prior to the Non-Transferred Company Determination Date with respect to such Acquired Company (an "ALTERNATIVE STRUCTURE EVENT"), Purchaser and Sellers, subject, in the case of Sellers, to the Minority Equity Holder Rights, and in all cases, to the avoidance of Initial Closing Legal Prohibitions or Subsequent Closing Legal Prohibitions, as applicable, shall continue to use best efforts, and proceed expeditiously and in good faith, to consummate the purchase, sale and other transactions contemplated hereunder with respect to each Acquired Company. Without limiting the generality of the foregoing, in the event of an Alternative Structure Event, the parties shall use best efforts, and proceed expeditiously and in good faith, to restructure the form of the transactions contemplated hereby in order to proceed with the substance of the transactions contemplated by this Agreement pursuant to such alternative structures and transactions which would have a materially improved chance of completion and which may be accomplished in a manner that preserves the allocation of benefits, opportunities, costs, responsibilities, liabilities and net economic benefit of the transactions contemplated hereby to Purchaser and Sellers (taking into account the effect of Taxes) and for consideration equal to the consideration allocated to the transactions pursuant to SECTION 2.2 of the Agreement.

(b) In furtherance of the foregoing, an Acquired Company shall be deemed to be a "SECTION 6.29 RETAINED COMPANY" upon the earliest to occur of (the "SECTION 6.29 RETAINED COMPANY DETERMINATION DATE") (i) the date upon which Sellers provide written notice to Purchaser that Sellers have determined in good faith that, despite the parties' compliance with all of the covenants and obligations contained in this Agreement to be performed and complied with by it prior to the Initial Closing or any Subsequent Closing, as applicable, related to such Acquired Company, (A) one or both of the conditions to closing set forth in
SECTION 7.1(b) and (c) (in the case of the Initial Closing) or SECTION 7.4(a)(ii) and (iii) (in the case of a Subsequent Closing) with respect to such Acquired Company are not reasonably likely to be satisfied as of the Non-Transferred Company Determination Date and (B) the parties are unable to agree upon alternative structures and transactions as contemplated in the last sentence of SECTION 6.29(a), (ii) the date upon which Sellers and Purchaser mutually agree that, despite each party's compliance with all of the covenants and obligations contained in this Agreement to be performed and complied with by it prior to the Initial Closing or any Subsequent Closing, as applicable, related to such Acquired Company, (A) one or both of the conditions to closing set forth in SECTION 7.1(b) and (c) (in the case of the Initial Closing) or
SECTION 7.4(a)(ii) and (iii) (in the case of a Subsequent Closing) with respect to such Acquired Company are not reasonably likely to be satisfied as of the Non-Transferred Company Determination Date and (B) the parties are unable to agree upon alternative structures and transactions as contemplated in the last sentence of SECTION 6.29(a) and (iii) the Non-Transferred Company Determination Date, if the Initial Closing or Subsequent Closing, as the case may be, does not occur with respect to such Acquired Company because, despite each party's compliance with all of the covenants and obligations contained in this Agreement to be performed and complied with by it prior to the Initial Closing or any Subsequent Closing, as applicable, related to such Acquired Company, as of such date, (A) one or both of the conditions to Closing set forth in SECTIONS 7.1(b) and (c), with respect to an Initial Closing, or SECTION 7.4(a)(ii) and (iii), with respect to any Subsequent Closing, were not satisfied and (B) the parties were unable to agree upon alternative structures and transactions as contemplated in the last sentence of SECTION 6.29(a).

(c) In the event that any Acquired Company becomes a Section 6.29 Retained Company, (i) the parties shall nevertheless be obligated to consummate the Initial Closing and any Subsequent Closing and the other transactions contemplated by this Agreement except with respect to any such Section 6.29 Retained Company (or any Retained Company or ROFR Company), (ii) the applicable Seller will retain and continue to hold and own its Seller Equity Interests or Holding Company Equity Interests relating to, and any Sellers Stockholder Debt with regard to, any such Section 6.29 Retained Company, (iii) the Sellers Equity Interests of any such

Section 6.29 Retained Company shall be deemed to be excluded from the definition of "Sellers Equity Interests" and "Holding Company Equity Interests" for all purposes of this Agreement and (iv) no representations or warranties shall be deemed to have been made by Sellers with respect to any such Section 6.29 Retained Company. For the avoidance of doubt, from and after the Section 6.29 Determination Date with respect to any Section 6.29 Acquired Company,
SECTIONS 6.5 and 6.6 and ARTICLE III, as well as any other provisions that would otherwise reasonably be interpreted to treat such Section 6.29 Retained Company as an Acquired Company whose Sellers Equity Interests are being transferred directly or indirectly pursuant to the transactions contemplated by this Agreement, will no longer be applicable to such Section 6.29 Retained Company, PROVIDED, that SECTIONS 6.8 and 6.28 as well as the Confidentiality Agreement, will continue to be applicable to all Section 6.29 Retained Companies.

6.30 COMPLIANCE WITH LAWS. Notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees that, in seeking to comply with this Agreement, including obtaining the Required Regulatory Approvals and Required Minority Equity Holder Approvals, Purchaser and its Representatives shall comply with all applicable Laws and shall not in any manner, directly or indirectly, induce, solicit, encourage (or permit the encouragement of), instruct or in any manner direct any director, officer, employee, consultant or advisor of the Acquired Companies to take or omit to take any actions that could violate applicable Law or the policies of any Acquired Company.

6.31 INTERMEDIATE HOLDING COMPANIES. Prior to the applicable Closing Date with respect to a particular Operating Company, one or more of the Sellers intend to use their best efforts to eliminate as many Intermediate Holding Companies organized in the British Virgin Islands, Cayman Islands and Panama. Notwithstanding the foregoing, (a) Sellers shall only be obligated to eliminate Peck Holdings if a Dutch Residency Certificate for Peck Holdings can be obtained prior to such applicable Closing Date and (b) Sellers shall not be obligated to eliminate the Intermediate Holding Companies listed in SCHEDULE 6.31. In determining whether they have used their best efforts, Sellers will take into account any proposals set forth by Purchaser.

6.32 CHILEAN COMPANY TRANSFERS. Prior to the Closing Date, Sellers may, in their sole discretion, enter into a transaction or series of transactions to effect the contribution of BellSouth Comunicaciones, S.A., a Chilean sociedad anonima, and/or BellSouth Inversiones, S.A., a Chilean sociedad anonima, to a Netherlands BV; PROVIDED, that Sellers shall not enter into such transactions unless (a) on the applicable Closing Date there are no Acquired Companies in the ownership chain that are not organized in The Netherlands or Chile and
(b) Sellers first obtain an opinion of Chilean tax counsel reasonably satisfactory to Purchaser that concludes that (i) Sellers will have a reasonable basis for reporting that such transactions do not result in the recognition of gain for Chilean tax purposes and (ii) any such Netherlands BV (or such other Holding Company or Intermediate Holding Company then holding such shares) should have a basis in the shares of BellSouth Comunicaciones, S.A. and BellSouth Inversiones, S.A. for Chilean tax purposes at least equal to the Allocated Purchase Price for such Acquired Companies.

6.33     POST-CLOSING ACTIVITIES.

(a) Prior to January 1 of the year following the applicable Closing Date with respect to a particular Operating Company and related Intermediate Holding Companies, Purchaser and its Affiliates (including, for purposes of this SECTION 6.33(a), the Acquired Companies) shall not engage in any transaction with or involving any Acquired Company or take any action outside the ordinary course of business with or involving any Acquired Company unless (i) Sellers have received from Purchaser an opinion of counsel mutually agreed to by the parties that such transaction would not result in an increase in the earnings and profits (as defined in Code
Section 964) of any of the Acquired Companies (or their successors),
(ii) Sellers otherwise consent in writing or (iii) Purchaser takes all steps that are necessary to completely eliminate all current or accumulated earnings and profits (as defined in Code Section 964) of the Acquired Company that takes such action or engages in such transaction.

(b) Prior to January 1 of the year following the applicable Closing Date with respect to a particular Operating Company and related Intermediate Holding Companies, Purchaser and its Affiliates (including, for purposes of this SECTION 6.33(b), the Acquired Companies) shall not engage in any transaction outside the ordinary course of business consistent with past practices while owned by Sellers which would result in any of the Acquired Companies (or a successor to such company) recognizing income that would be treated as Subpart F Income or engage in any transaction (even if in the ordinary course of business) that would result in an Acquired Company that is not an Operating Company recognizing any income that would be Subpart F Income (other than the investment of existing cash reserves and cash from operations); PROVIDED, that Purchaser shall not be deemed in breach of this requirement if prior to entering a transaction it obtained (i) an opinion of counsel mutually agreed to by the parties that such transaction will not result in the recognition of Subpart F Income, (ii) the prior written consent of Sellers or (iii) Purchaser takes such steps as are necessary to completely eliminate any Subpart F Income to the Seller with respect to transactions occurring after the Closing Date.

(c) Purchaser has no present plan or intention to (i) liquidate, dissolve or merge any Netherlands BV it directly or indirectly acquires from Sellers, (ii) transfer ownership of any of the Acquired Companies; or (iii) cause any Netherlands BV to distribute or otherwise disavow itself of ownership of any of the Operating Companies directly or indirectly owned by it on the Closing Date. Purchaser further agrees that it will not take any of the actions set forth in clauses (i), (ii) or (iii) of the previous sentence prior to January 1 of the second year following the applicable Closing Date with respect to a particular Operating Company unless (i) such action was not reasonably foreseeable at the Closing Date with respect to a particular Operating Company or (ii) there is a significant intervening event that was not foreseen on such Closing Date.

(d) Purchaser presently intends to and will, unless some event occurs that is not reasonably foreseeable as of the Closing Date, cause each Netherlands BV and each Operating Company to continue to hold directly, or to the extent held indirectly as of the Closing Date, indirectly, a significant portion of the assets held by it on the applicable Closing Date (without taking into account distributions made pursuant to SECTION 6.35).

(e) Purchaser will not make an election under Code Section 338 with respect to any of the Acquired Companies.

(f) Purchasers shall file or cause to be filed all Tax Returns due after the Closing Date for the Acquired Companies and shall pay all Taxes shown as due and owing on such Tax

Returns except to the extent that such Taxes would be indemnified by Sellers pursuant to Section 10.2(a)(v) or (vi). Any Tax Return required to be prepared by Purchasers or one of the Acquired Companies but for which Sellers may be responsible for the payment of any Taxes thereon shall be provided to Sellers at least thirty (30) days prior to filing and shall be subject to the reasonable comments of Sellers.

(g) Any Tax Return prepared by Purchaser which includes or is based on the operations, ownership, assets or activities of any Acquired Company for any period for which Seller is required to indemnify Purchaser pursuant to this agreement shall be prepared in accordance with past Tax accounting and other practices used by the Acquired Companies, Sellers or Seller Parent with respect to the Tax Returns in question (unless such past practices are no longer permissible under applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under applicable Tax law), in accordance with reasonable practices selected by Purchaser with the consent of Seller, such consent not to be unreasonably withheld or delayed.

6.34 DISTRIBUTION OF TELECOM BBS (B.V.I.) LTD. Sellers shall use reasonable best efforts to cause the distribution of Telecom BBS (B.V.I.), Ltd. to BellSouth International Latin America, Inc. prior to the applicable Closing Date or, if such distribution is not made prior to such Closing Date with respect to the Acquired Companies relating to Venezuela, shall indemnify the Purchaser for all liabilities of Telecom BBS (B.V.I.), Ltd.

6.35 POST-SALE DISTRIBUTIONS. Purchaser shall distribute, or cause to be distributed, all cash which is held directly by each Netherlands BV that directly or indirectly owns Telcel S.A. or BellSouth Panama S.A. at the applicable Closing Date prior to the next January 1 after the applicable Closing Date. Purchaser shall use commercially reasonable efforts to distribute or cause to be distributed a note or other asset in an amount equal to all of the current and accumulated earnings and profits (as defined in Code Section 964) of such Netherlands BVs that exist following such cash distribution prior to January 1 of the year after the Closing Date with respect to each such Netherlands BV. If Purchaser believes that, notwithstanding its commercially reasonable efforts, it cannot make the required distributions of current and accumulated earnings and profits, it shall promptly notify Sellers in writing. In determining whether it has used commercially reasonable efforts, Purchaser will (a) disregard the effect of any withholding taxes or amounts paid from The Netherlands to Spain,
(b) disregard any Spanish tax on interest income on the notes or Spanish tax on the actual or deemed distribution from The Netherlands to Spain and (c) take into account any proposals set forth by Sellers. Purchaser agrees that, absent a significant change in circumstances that was not foreseen on the date of Closing, it will not recontribute any amount distributed pursuant to this section for three (3) years following the distribution.

6.36 PERU. (a) Without limiting the generality of the foregoing provisions of this Agreement, and notwithstanding anything to the contrary in this Agreement, Purchaser shall, and shall cause its Subsidiaries to, take all steps necessary to obtain as soon as practicable the Required Regulatory Approvals and to consummate the transactions contemplated by this Agreement, including taking, accepting or otherwise engaging in any and all Actions of Divestiture requested by any Governmental Authority with respect to the Peruvian Acquired Company.

(b) The parties agree that if, despite their compliance with all of their respective covenants and obligations contained in this Agreement, including Purchaser's obligations set forth in SECTION 6.36(a), prior to or as of (i) the date of the Initial Closing or any Subsequent Closing in which the Sellers Equity Interests in Peck Holdings or any successor Holding Company that includes the Peruvian Acquired Company will be sold to Purchaser or (ii) the Non-Transferred Company Determination Date with respect to the Peruvian Acquired Company, it is deemed by the parties acting in good faith that it is not reasonably likely to satisfy the conditions to closing set forth (A) in the case of the Initial Closing, in SECTIONS 7.1(a) or (b), or (B) in the case of a Subsequent Closing, in SECTIONS 7.4(a)(i) or (ii), Purchaser and Sellers agree that Sellers shall retain the Peruvian Acquired Company and promptly thereafter Sellers shall arrange for the orderly sale or other disposition of all or any portion of the capital stock or assets of the Peruvian Acquired Company to one or more Persons who are unaffiliated with Sellers. Any such sale or disposition made by Sellers is referred to as the "ALTERNATIVE PERUVIAN TRANSACTION." Upon the completion of any such Alternative Peruvian Transaction, Sellers will determine the Net Proceeds received by Sellers in connection with such Alternative Peruvian Transaction, and then determine the shortfall or profit, if any, based upon the comparison of (i) the Sellers Allocated Payment, as adjusted in accordance with SECTION 2.4 (and assuming for purposes of such adjustment that a Closing with respect to the Peruvian Acquired Company had taken place on the Non-Transferred Company Determination Date) and (ii) such Net Proceeds (such shortfalls or profit, the "PERUVIAN DIFFERENCE"), and shall provide a written statement setting forth such determination of the Peruvian Difference to Purchaser (a "PERUVIAN DIFFERENCE DETERMINATION"). If the Peruvian Difference Determination reflects a shortfall, then, with ten (10) Business Days following Purchaser's receipt of the Peruvian Difference Determination, Purchaser will pay to Sellers an amount equal to 100% of such shortfall. If the Peruvian Difference Determination reflects a profit, then, within ten (10) Business Days following Purchaser's receipt of the Peruvian Acquired Determination, Sellers will pay to Purchaser 100% of such profit.

6.37 RETAINED COMPANIES AND SECTION 6.29 RETAINED COMPANIES. In the event that any Acquired Company becomes a Retained Company or a Section 6.29 Retained Company, Purchaser agrees that it shall take all actions reasonably requested by Sellers, and shall promptly execute and deliver all certificates, notices or other documentation as may be necessary to confirm the status of any Retained Company or Section 6.29 Retained Company, including to confirm the ownership by Sellers of the Sellers Equity Interests therein, free and clear of all obligations or liabilities arising hereunder except as otherwise expressly set forth in this Agreement.

6.38 ADDITIONAL AGREEMENTS AND ARRANGEMENTS. In the event that (a) the parties are required to consummate the transactions contemplated by this Agreement through one or more Subsequent Closings or (b) any Acquired Company becomes a Non-Transferred Company, then the parties agree that, as of each Closing, if (i) any Acquired Company that is the subject of such Closing (A) owns any Intellectual Property Right, technology or software that is used by any Non-Transferred Company or any other Acquired Company that is not being transferred at such Closing and has not been transferred at any prior Closing, as the case may be, or (B) provides services to, or is a party to any supply or purchase agreement that includes the provision of supplies or other materials to, any Non-Transferred Company or any Acquired Company that is not being transferred at such Closing and has not been transferred at any prior Closing, as the case may be, and/or (ii) any Non-Transferred Company or any Acquired
Company that is not being transferred at such Closing and has not been transferred at any prior Closing, as the case may be, (A) owns any Intellectual Property Right, technology or software that is used by any Acquired Company that is the subject of such Closing or (B) provides services to, or is a party to any supply or purchase agreement that includes the provision of supplies or other materials to, any Acquired Company that is the subject of such Closing, then, in either case, Sellers shall determine in their sole discretion whether it is necessary for the parties to cause any Acquired Companies being transferred at such Closing, on the one hand, and the Non-Transferred Companies and the Acquired Companies that are not being transferred at such Closing (or at any prior Closing), on the other hand, to enter into any Contracts or other arrangements as of the applicable Closing Date that will allow each of the Acquired Companies that are transferred at such Closing, the Acquired Companies that are not transferred at such Closing (or at any prior Closing) and the Non-Transferred Companies to operate their respective businesses following any such Closing in a manner that is consistent with the manner in which such businesses are operated on such Closing Date; PROVIDED, HOWEVER, that this
SECTION 6.38 shall not include or affect any Intellectual Property Right, technology or software that is owned by any BellSouth Entity, which matters are the subject of other Sections in ARTICLE VI of this Agreement.

6.39 MOVICOM AND MOVISTAR MARKS. Seller Parent and Sellers agree that in the event all of the Acquired Companies that use the MOVICOM mark are acquired by Purchaser pursuant to the terms of this Agreement, then from and after the date of the Closing with respect to the last of such Acquired Companies neither Seller Parent nor Sellers shall challenge, contest or oppose any registrations or applications for registration of the MOVICOM mark in the Territory by Purchaser or any of Purchaser's Affiliates. For each country in the Territory where the MOVICOM mark is used and an Acquired Company is located, Seller Parent and Sellers agree and acknowledge that for such country after the Acquired Company located in such country has been subject to a Closing (a) Seller Parent and Sellers shall not commence, continue or support financially any proceeding concerning or contesting the registration or any application for registration of the MOVISTAR mark in that country, (b) as between Seller Parent, Sellers and Purchaser, Purchaser shall have the exclusive right, title and interest in and to the MOVISTAR mark in such country and (c) Seller Parent and Sellers shall take all actions and execute all documents as are reasonably requested by Purchaser in connection with any and all applications by Purchaser or Purchaser's Affiliates for registration of the MOVISTAR mark in such country; PROVIDED, HOWEVER, that it is understood and agreed that the foregoing shall not apply to any Non-Transferred Companies and the countries in which they are located.

6.40 DISCUSSIONS WITH LENDERS. Sellers and Purchaser agree to establish a committee, the members of which shall be, for Sellers, those individuals set forth in PART A of SCHEDULE 6.40, and for Purchaser, those individuals set forth in PART B of SCHEDULE 6.40 (or their successors in office from time to time) (the "FINANCING COMMITTEE"). Sellers agree that prior to engaging in any course of negotiations with any creditors of any Acquired Companies following the date hereof regarding the refinancing or material amendment of any material Debt (other than Pay-Off Debt except to the extent to be refinanced with non-Pay-Off
Debt) of any Acquired Company, and from time to time following the initiation of such negotiations, Sellers' members on the Financing Committee shall (so long as it does not breach any confidentiality provisions in any applicable credit agreement or other financing agreement to which any Acquired Company is a party) advise and consult with Purchaser's members on the Financing Committee, each to consult in good faith, as to the general strategy and approach to be pursued by Sellers and the applicable Acquired Companies in such negotiations, and Purchaser agrees that it shall conduct any discussions it is permitted to have pursuant to this SECTION 6.40 with such creditors only after prior notice to Sellers' members on the Financing Committee, only through Purchaser's members on the Financing Committee and only in a manner consistent with such strategy and approach; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary herein, Sellers shall in no event be bound to pursue any particular general strategy and approach in any discussions they may have with any creditor of any Acquired Company, whether or not previously discussed with Purchaser; PROVIDED, FURTHER, HOWEVER, that, as a result of, or in connection with, such discussions, Purchaser shall not be liable to any BellSouth Entity in any way for the Debt of any Non-Transferred Company, except to the extent that Purchaser is in violation of any of its obligations hereunder or has acted in bad faith or with willful misconduct. After obtaining the prior approval of the Sellers' members of the Financing Committee, Purchaser's members of the Financing Committee may, at their option, discuss with any creditors of the Acquired Companies the extension of (a) any Pay-Off Debt other than Pay-Off Debt in Argentina or Colombia or other than any Pay-Off Debt for which there is a BellSouth Guarantee or (b) any Debt other than Pay-Off Debt. The members of the Financing Committee will, at their respective cost and expense, seek to meet with appropriate representatives of the creditors in Colombia and Argentina as soon as practicable after the date hereof. In Colombia, the members will seek amendments to the restructuring documents so that (i) Purchaser is a permitted buyer that will not trigger the acceleration of the maturity of the restructured Debt and (ii) upon the Closing of the Colombia Acquired Companies, Sellers and their Affiliates will be released from all obligations with respect to the restructured Debt. In Argentina, the members will use commercially reasonable efforts to agree as to the position to be taken with the creditors, but in the event they are unable to agree, then Sellers' members shall have sole right to negotiate directly with such creditors and Purchaser's members shall have no communications whatsoever with such creditors, except to the extent explicitly permitted by Sellers' members. Sellers' members and Purchaser's members will consult with each other regarding any other issues with respect to Debt as any member may reasonably request from time to time.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO THE CLOSINGS

7.1 MUTUAL CONDITIONS TO THE INITIAL CLOSING. Subject to the terms and conditions of this Agreement, the obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement with respect to the Initial Closing shall be subject to the satisfaction at or prior to the Initial Closing Date of each of the following conditions:

(a) No Governmental Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement and the Related Agreements that are the subject of the Initial Closing, unless such Governmental Order would not result in the operation of the businesses of the Initial Acquired Companies following the Initial Closing Date (assuming the Initial Closing Date occurs) in a manner that is materially adverse or detrimental to the conduct of the businesses of the Initial Acquired Companies as compared to the conduct of the businesses of the Initial Acquired Companies on the date hereof (an "INITIAL CLOSING LEGAL PROHIBITION"); PROVIDED, HOWEVER, that (i) if Purchaser is prepared to waive the foregoing Initial Closing Legal Prohibition, then Sellers may not thereafter refuse to close on the basis of such Initial Closing Legal Prohibition unless closing under the circumstances of such Initial Closing Legal Prohibition would have an adverse effect on Sellers or the BellSouth Entities, (ii) in the event any Initial Closing Legal Prohibition is not final and nonappealable, the parties shall continue to be subject to the terms of SECTION 6.29 with respect to any Acquired Company that is the subject of such Initial Closing Legal Prohibition; (iii) in the event of the imposition of any such Initial Closing Legal Prohibition, the existence of such Initial Closing Legal Prohibition shall be understood to result in the failure to satisfy the condition to the Initial Closing set forth in this
SECTION 7.1(a) only with respect to the Acquired Company (or Acquired Companies) or particular transactions to which the Initial Closing Legal Prohibition applies; and (iv) if Purchaser shall have failed to take any Action of Divestiture required by SECTION 6.5(b), such Initial Closing Legal Prohibition shall be deemed to have been waived by Purchaser (unless such a waiver is prohibited by Law) and Purchaser shall not oppose the seeking of a court order specifically enforcing Purchaser's performance under this Agreement (including the obligations of Purchaser to take or accept all Actions of Divestiture other than, with respect to the Argentinian Acquired Company and the Chilean Acquired Company and subject to Purchaser's obligations set forth in the last sentence of
SECTION 6.5(b), any Actions of Divesture having an Action of Divestiture Fair Value that would exceed, in the aggregate, the Action of Divestiture Threshold).

(b) The parties shall have obtained all Required Regulatory Approvals with respect to the Initial Acquired Companies that are required under applicable antitrust laws, foreign investment laws and material Communications Licenses that, in each case, are necessary in order to permit the Initial Acquired Companies to operate their businesses following the Initial Closing Date in a manner that is not materially adverse or detrimental as compared to the conduct of their business as of the date hereof ("INITIAL CLOSING REQUIRED REGULATORY APPROVALS"); PROVIDED, HOWEVER, that (i) if Purchaser shall have failed to take any Action of Divestiture required by SECTION 6.5(b) (subject to Purchaser's obligations set forth in the last sentence of SECTION 6.5(b), other than any Actions of Divestiture solely with respect to the Argentinian Acquired Company and the Chilean Acquired Company having an Action of Divestiture Fair Value that would exceed, in the aggregate, the Action of Divestiture Threshold) or to take the actions required by SECTION 6.29(a), such Initial Closing Required Regulatory Approval shall be deemed to have been waived by Purchaser (unless such a waiver is prohibited by applicable Law); and (ii) that in the event that
(A) the Argentinian Acquired Company and/or the Chilean Acquired Company are Retained Companies or (B) any of the Acquired Companies (including the Argentinian Acquired Company and the Chilean Acquired Company) are Section 6.29 Retained Companies, then the condition to the Initial Closing contained in this
SECTION 7.1(b) shall nonetheless be deemed to be satisfied in respect of all other Acquired Companies with respect to which all Initial Closing Required Regulatory Approvals have been obtained.

(c) The parties shall have obtained all Required Minority Equity Holder Approvals with respect to the Initial Acquired Companies the absence of which would reasonably be expected to have a Material Adverse Effect ("INITIAL CLOSING REQUIRED MINORITY EQUITY HOLDER APPROVALS"); PROVIDED, HOWEVER, that (i) if Purchaser shall have failed to comply with its obligations as set forth in
ARTICLE III, such Initial Closing Required Minority Equity Holder Approval shall be deemed to have been waived by Purchaser (unless such a waiver is prohibited by applicable Law); and (ii) in the event that (A) the Argentinian Acquired Company and/or the Chilean Acquired Company are Retained Companies or (B) any of the Acquired Companies (including the Argentinian Acquired Company and the Chilean Acquired Company) are Section 6.29 Retained Companies, then the condition to the Initial Closing contained in this SECTION 7.1(c) shall nonetheless be deemed to be satisfied in respect of all other Acquired Companies with respect to which all Initial Closing Required Minority Equity Holder Approvals have been obtained.

(d) Sellers (through Seller Representative) or Purchaser shall have sent written notification to the other party of their desire to consummate the transactions relating to one or more Initial Acquired Companies in accordance with SECTION 8.1(a).

(e) The Due Diligence Expiration Date shall have occurred.

7.2 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement with respect to the Initial Closing shall be subject to the satisfaction or waiver by Purchaser at or prior to the Initial Closing Date of each of the following conditions:

(a) The representations and warranties of each Seller and each Initial Acquired Company contained herein and in the Additional Representations Certificate shall have been accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Material Adverse Effect or Individual Material Adverse Effect shall be true and correct in all respects) on and as of the date hereof and as of the date of the Additional Representations Certificate, respectively; PROVIDED, HOWEVER, that the representations and warranties of Sellers contained in SECTIONS 4.1(a), 4.2, 4.4(a), 4.4(c), 4.10, 4.12 and 4.13 and of Sellers and the applicable Acquired Companies contained in Section 1.1 of the Additional Representations Certificate shall also be accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Material Adverse Effect or Individual Material Adverse Effect shall be accurate, true and correct in all respects) on and as of the Initial Closing Date with the same force and effect as though made by Sellers and the applicable Acquired Companies on and as of the Initial Closing Date; PROVIDED, FURTHER, that if one or more of such representations or warranties are not accurate, true and correct in all material respects on and as of any such date, the condition precedent in this SECTION 7.2(a) shall nevertheless be deemed satisfied unless the inaccuracy, falsity or incorrectness of such representations or warranties would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement.

(b) Each Seller shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Initial Closing Date.

(c) Each Seller shall have delivered to Purchaser a certificate dated as of the Initial Closing Date, signed by a senior officer of such Seller, certifying as to compliance with SECTIONS 7.2(a) and 7.2(b).

(d) Since the date of this Agreement, there shall not have occurred any event or development that has had or that would reasonably be expected to have a Material Adverse Effect.

(e) For the period from December 1, 2003 through the end of the most recently completed full fiscal quarter the last day of which is at least thirty (30) days prior to the Initial Closing Date (the "INITIAL REVENUE DETERMINATION PERIOD"), the Revenue of the Initial Acquired Companies subject to the Initial Closing (the "ACTUAL INITIAL REVENUE AMOUNT") shall equal or exceed the Initial Revenue Threshold Amount. The "INITIAL REVENUE AMOUNT" shall equal the product of (i) the Revenues of such Initial Acquired Companies for the year ended November 30, 2003 MULTIPLIED BY (ii) a fraction, the numerator of which is the total number of full fiscal quarters elapsed during the Initial Revenue Determination Period and the denominator of which is four (4); PROVIDED, HOWEVER, that for purposes of this calculation, the impact of any Action of Divestiture taken pursuant to this Agreement on the Revenue of such Initial Acquired Companies shall be disregarded.

(f) With respect to each Operating Company that is capable of being closed at the Initial Closing Date (other than the Argentinian Operating Company, any Acquired Company that is organized or formed under the laws of a country that requires more than one holder of its equity interests (as long as such equity interests do not exceed 0.25% of the equity interests in such Acquired Company) and, at Sellers' discretion, BellSouth Chile, S.A.), one or more of Sellers have restructured, or caused the restructuring of, the ownership of such Operating Company in such a way as to permit the acquisition by Purchaser at the Initial Closing either of (i) the Operating Company directly or (ii) a Netherlands BV with a Dutch Residency Certificate, which Netherlands BV shall, directly or indirectly, own such Operating Company (singularly or together with other Operating Companies).

(g) With respect to the Closing of the Venezuelan Acquired Company only, (i) Sellers shall either own one hundred percent (100%) of the Equity Interests in the Venezuelan Acquired Companies or (ii) Purchaser in its sole discretion shall agree to waive the requirement set forth in the immediately preceding CLAUSE
(i).

7.3 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated by this Agreement with respect to the Initial Closing shall be subject to the satisfaction or waiver by the Seller Representative at or prior to the Initial Closing Date of each of the following conditions:

(a) The representations and warranties of Purchaser contained herein and in the Purchaser Representations Certificate shall have been accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Purchaser Material Adverse Effect shall be accurate, true and correct in all respects) on and as of the date hereof; PROVIDED, HOWEVER, that the representations and warranties of Purchaser contained in SECTIONS 5.1, 5.2, 5.7 and 5.9 (except with regard to breaches or claims previously asserted by Purchaser, including as to Loss Contingencies and indemnification claims) shall also be accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Purchaser Material Adverse Effect shall be accurate, true and correct in all respects) on and as of the Initial Closing Date with the same force and effect as though made by Purchaser on and as of the Initial Closing Date.

(b) Purchaser shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Initial Closing Date.

(c) Purchaser shall have delivered to the Seller Representative a certificate of Purchaser dated as of the Initial Closing Date, signed by a senior officer of Purchaser, certifying as to compliance with SECTIONS 7.3(a) and 7.3(b).

(d) Purchaser shall have obtained the release or termination of all BellSouth Guarantees relating to the Initial Acquired Companies unless Sellers, in their sole discretion, shall have consented to the failure to obtain the release or termination of the BellSouth Guarantees relating to the Initial Acquired Companies, in which case Purchaser shall indemnify Sellers pursuant to SECTION 10.3(c) from and against any liabilities or obligations of Sellers or their Affiliates arising out of or related to any payments made by a BellSouth Entity pursuant to a BellSouth Guarantee following the Closing.

(e) Purchaser shall have paid all amounts required in connection with the termination of the Technical Services Agreements with respect to the Initial Acquired Companies in conformity with SECTION 6.21.

(f) Purchaser shall have delivered to the Seller Representative evidence in form and substance reasonably satisfactory to Seller Representative to the effect that the amounts owed or payable with respect to all Pay-Off Debt of any Initial Acquired Company required to be satisfied, paid, discharged or acquired pursuant to SECTION 6.7(a) have been satisfied, paid, discharged or acquired in full and such creditor(s) shall have no further claims or rights in connection therewith.

(g) Solely with respect to the Closing of the transactions contemplated in this Agreement in respect of Peck Holdings or any successor Holding Company formed to hold (i) the Peruvian Acquired Company, (ii) the Uruguayan Acquired Company,
(iii) the Colombian Acquired Company, (iv) the Nicaraguan Acquired Company, (v) the Venezuelan Acquired Company, and (vi) if Seller so elects, in its sole discretion, any other Acquired Company, all conditions to Closing set forth in SECTIONS 7.1, 7.2 and 7.3 shall have been satisfied or waived in respect of all of the foregoing Acquired Companies.

(h) Since the date of this Agreement, there shall not have occurred any event or development that has had or that would reasonably be expected to have a Material Adverse Effect, PROVIDED, HOWEVER, that this condition shall be deemed to be satisfied and waived in the event that Purchaser waives and releases its rights as to any indemnity or other claim against Sellers or the BellSouth Entities with respect to such Material Adverse Effect.

7.4 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND PURCHASER AS TO SUBSEQUENT CLOSINGS. (a) The respective obligations of each party to effect the transactions contemplated by this Agreement at any Subsequent Closing as to Subsequent Acquired Companies shall be subject to the satisfaction at or prior to the applicable Subsequent Closing Date of each of the following conditions:

         (i) No Governmental Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement and the Related Agreements that are the subject of the Subsequent Closing, unless such Governmental Order would not result in the operation of the businesses of the Subsequent Acquired Companies that are the subject of such Subsequent Closing following such Subsequent Closing Date (assuming the Subsequent Closing were to occur) in a manner that is materially adverse or detrimental to the conduct of the businesses of such Subsequent Acquired Companies as compared to the conduct of the businesses of such Subsequent Acquired Companies on the date hereof (a "SUBSEQUENT CLOSING LEGAL PROHIBITION"); PROVIDED, HOWEVER, that (A) if Purchaser is prepared to waive the Subsequent Closing Legal Prohibition, then Sellers may not thereafter refuse to close on the basis of such Subsequent Closing Legal Prohibition unless closing under the circumstances of such Subsequent Closing Legal Prohibition would have an adverse effect on Sellers or the BellSouth Entities; (B) in the event any Subsequent Closing Legal Prohibition is not final and nonappealable, the parties shall continue to be subject to the terms of
         SECTION 6.29 with respect to any Acquired Company that is the subject of such Subsequent Closing Legal Prohibition until the Non-Transferred Company Determination Date; (C) in the event of the imposition of any such Subsequent Closing Legal Prohibition, the existence of such Subsequent Closing Legal Prohibition shall be understood to result in the failure to satisfy the condition to Closing set forth in this
         SECTION 7.4(a)(i) only with respect to the Acquired Company (or Acquired Companies) to which the Subsequent Closing Legal Prohibition applies; and (D) that if Purchaser shall have failed to take any Actions of Divestiture required by SECTION 6.5(b), other than any Action of Divestiture solely with respect to the Argentinian Acquired Company and the Chilean Acquired Company that would exceed, in the aggregate, the Action of Divestiture Threshold, such Subsequent Closing Legal Prohibition shall be deemed to have been waived by Purchaser (unless such a waiver is prohibited by applicable Law) and Purchaser shall not oppose the seeking of a court order specifically enforcing Purchaser's performance under this Agreement (including the obligations of Purchaser to take or accept all Actions of Divestiture other than, with respect to the Argentinian Acquired Company and the Chilean Acquired Company and subject to Purchaser's obligations set forth in the last sentence of SECTION 6.5(b), any Actions of Divestiture having an Action of Divestiture Fair Value that would exceed, in the aggregate, the Action of Divestiture Threshold).

         (ii) The parties shall have obtained all Required Regulatory Approvals with respect to the applicable Subsequent Acquired Companies that are required under applicable antitrust laws, foreign investment laws and material Communications Licenses that, in each case, are necessary in order to permit the Subsequent Acquired Companies that are the subject of such Subsequent Closing to operate their businesses following the applicable Subsequent Closing Date in a manner that is not materially adverse or detrimental as compared to the conduct of their business as of the date hereof (with respect to any Subsequent Closing, the "SUBSEQUENT CLOSING REQUIRED REGULATORY

         APPROVALS"); PROVIDED, HOWEVER, that (A) if Purchaser shall have failed to take any Action of Divestiture required by SECTION 6.5(b) (subject to Purchaser's obligations set forth in the last sentence of
         SECTION 6.5(b), other than any Actions of Divestiture solely with respect to the Argentinian Acquired Company and the Chilean Acquired Company having an Action of Divestiture Fair Value that would exceed, in the aggregate, the Action of Divestiture Threshold) or to take the actions required by SECTION 6.29(a), such Closing Required Regulatory Approval shall be deemed to have been waived by Purchaser (unless such a waiver is prohibited by applicable Law); and (B) that in the event that (1) the Argentinian Acquired Company and/or the Chilean Acquired Company are Retained Companies or (2) any of the Acquired Companies (including the Argentinian Acquired Company and the Chilean Acquired Company) are Section 6.29 Retained Companies, the condition to the Subsequent Closing contained in this SECTION 7.4(a)(ii) shall nonetheless be deemed to be satisfied in respect of all other Acquired Companies with respect to which all Closing Required Regulatory Approvals have been obtained.

         (iii) The parties shall have obtained all Required Minority Equity Holder Approvals with respect to the applicable Subsequent Acquired Companies the absence of which would reasonably be expected to have a Material Adverse Effect (with respect to any Subsequent Closing, the "SUBSEQUENT CLOSING REQUIRED MINORITY EQUITY HOLDER APPROVALS"); PROVIDED, HOWEVER, that if Purchaser shall have failed to comply with its obligations as set forth in ARTICLE III, such Subsequent Closing Required Minority Equity Approval shall be deemed to have been waived by Purchaser (unless such a waiver is prohibited by applicable Law); PROVIDED, FURTHER, that in the event that (i) the Argentinian Acquired Company or the Chilean Acquired Company are Retained Companies or
         (ii) any of the Acquired Companies (including the Argentinian Acquired Company and the Chilean Acquired Company) are Section 6.29 Retained Companies, then the condition to the Subsequent Closing contained in this SECTION 7.4(a)(iii) shall nonetheless be deemed to be satisfied in respect of all other Acquired Companies with respect to which all Subsequent Closing Required Minority Equity Holder Approvals have been obtained.

         (iv) The Initial Closing shall have occurred.

         (v) The date of such Subsequent Closing shall occur on or before the Non-Transferred Company Determination Date.

         (vi) Sellers (through Seller Representative) or Purchaser shall have delivered written notification to the other party of their desire to consummate the transactions relating to one or more Subsequent Acquired Companies in accordance with SECTION 8.1(b).

(b) The obligation of Purchaser to consummate the transactions contemplated by this Agreement with respect to a Subsequent Closing, if any, shall be subject to the satisfaction or waiver by Purchaser at or prior to such Subsequent Closing Date of the following condition:

         (i) For the period from December 1, 2003 through the end of the most recently completed full fiscal quarter the last day of which is at least thirty (30) days prior to any Subsequent Closing Date (the "SUBSEQUENT REVENUE DETERMINATION PERIOD"), the Revenue of the Subsequent Acquired Companies subject to such Subsequent Closing (each, a "ACTUAL SUBSEQUENT REVENUE AMOUNT") equal or exceed the Subsequent Revenue Threshold Amount; PROVIDED, HOWEVER, that if the Actual Subsequent Revenue Amount with respect to any such Subsequent Closing does not equal or exceed the Subsequent Revenue Threshold Amount, then this condition will nonetheless be deemed satisfied if (A) the sum of (1) the Actual Subsequent Revenue Amount for the Subsequent Acquired Companies at such Subsequent Closing, PLUS (2) the Excess Initial Revenue Amount, if any, PLUS
         (3) Excess Subsequent Revenue Amounts, if any, for each earlier Subsequent Closing would equal or exceed (B) the Subsequent Revenue Threshold Amount. The "SUBSEQUENT REVENUE AMOUNT" with respect to any Subsequent Closing shall equal the product of (1) the Revenues of the Subsequent Acquired Companies that are the subject of such Subsequent Closing for the year ended November 30, 2003 multiplied by (2) a fraction, the numerator of which is the total number of full fiscal quarters elapsed during the applicable Subsequent Revenue Determination Period and the denominator of which is four (4); PROVIDED, FURTHER, that for purposes of this calculation, the impact of any Action of Divestiture taken pursuant to this Agreement on the Revenue of any Initial Acquired Company or any Subsequent Acquired Company shall be disregarded; and

         (ii) With respect to the Closing of the Venezuelan Acquired Company only, Sellers shall either (i) own one hundred percent (100%) of the Equity Interests in the Venezuelan Acquired Companies or (ii) Purchaser shall be satisfied in its sole discretion with respect to the rights of the Minority Equity Holder in the Venezuelan Acquired Company.

         (iii) The representations and warranties of each Seller and each Subsequent Acquired Company that is the subject of such Subsequent Closing contained herein and in the Additional Representations Certificate shall have been accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Material Adverse Effect or Individual Material Adverse Effect shall be accurate, true and correct in all respects) on and as of the date hereof and as of the date of the Additional Representations Certificate, respectively; PROVIDED, HOWEVER, that the representations and warranties of Sellers contained in SECTIONS 4.1(a), 4.2, 4.4(a), 4.4(c), 4.10, 4.12, and 4.13 and of Sellers and the applicable Subsequent Acquired Companies contained in Section 1.1 of the Additional Representations Certificate shall also be accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Material Adverse Effect or Individual Material Adverse Effect shall be accurate, true and correct in all respects) on and as of such Subsequent Closing Date with the same force and effect as though made by Sellers and the Subsequent Acquired Companies that are the subject of such Subsequent Closing on and as of such Subsequent Closing Date; PROVIDED, FURTHER, that if one or more of such representations or warranties are not accurate, true and correct in all material respects on and as of any such date, the condition precedent in this SECTION 7.4(b)(iii) shall nevertheless be deemed satisfied unless the inaccuracy, falsity or incorrectness of such representations or warranties would reasonably be expected to have a Material Adverse Effect (for purposes of this SECTION 7.4(b)(iii), determined only with respect to the Subsequent Acquired Companies that are the subject of such Subsequent Closing) or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement with respect to the Subsequent Acquired Companies that are the subject of such Subsequent Closing.

         (iv) Since the date of this Agreement, there shall not have occurred any event or development that has had or that would reasonably be expected to have a Material Adverse Effect (for purposes of this SECTION 7.4(b)(iv), determined only with respect to the Subsequent Acquired Companies that are the subject of any such Subsequent Closing).

(c) The obligations of Sellers to consummate the transactions contemplated by this Agreement with respect to a Subsequent Closing, if any, shall be subject to the satisfaction or waiver by the Seller Representative at or prior to such Subsequent Closing Date of each of the following conditions:

         (i) The representations and warranties of Purchaser contained herein and in the Purchaser Representations Certificate shall have been accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Purchaser Material Adverse Effect shall be accurate, true and correct in all respects) on as of the date hereof; PROVIDED, HOWEVER, that the representations and warranties of Purchaser contained in SECTIONS 5.1, 5.2, 5.7 and 5.9 shall also be accurate, true and correct in all material respects (except that all such representations and warranties that are qualified by Purchaser Material Adverse Effect shall be accurate, true and correct in all respects) on and as of any Subsequent Closing Date with the same force and effect as though made by Purchaser on and as of the Subsequent Closing Date.

         (ii) Purchaser shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Subsequent Closing Date.

         (iii) Purchaser shall have delivered to the Seller Representative a certificate of Purchaser dated as of the Subsequent Closing Date, signed by a senior officer of Purchaser, certifying as to compliance with SECTIONS 7.4(c)(i) and 7.4(c)(ii).

         (iv) Purchaser shall have obtained the release or termination of all BellSouth Guarantees relating to the Subsequent Acquired Companies that are the subject of such Subsequent Closing unless Sellers, in their sole discretion, shall have consented to the failure to obtain the release or termination of the BellSouth Guarantees relating to such Subsequent Acquired Companies, in which case Purchaser shall indemnify Sellers pursuant to SECTION 10.3(c) from and against any liabilities or obligations of Sellers or their Affiliates arising out of or related to any payments made by a BellSouth Entity pursuant to a BellSouth Guarantee following the Closing.

         (v) Purchaser shall have paid all amounts required in connection with the termination of the Technical Services Agreements with respect to any Subsequent Acquired Companies that are the subject of such Subsequent Closing in conformity with SECTION 6.21.

         (vi) Purchaser shall have delivered to the Seller Representative evidence in form and substance reasonably satisfactory to Seller Representative to the effect that the amounts owed or payable with respect to all Pay-Off Debt of any Initial Acquired Company required to be satisfied, paid, discharged or acquired pursuant to SECTION 6.7(a) have been satisfied, paid, discharged or acquired in full and such creditor(s) shall have no further claims or rights against the BellSouth Entities for the principal amount of such Pay-Off Debt or any interest thereon.

         (vii) Solely with respect to the Closing of the transactions contemplated in this Agreement in respect of Peck Holdings or any successor Holding Company formed to hold (A) the Peruvian Acquired Company, (B) the Uruguayan Acquired Company, (C) the Colombian Acquired Company, (D) the Nicaraguan Acquired Company, (E) the Venezuelan Acquired Company, and (F) if Seller so elects, in its sole discretion, any other Acquired Company, all conditions to Closing set forth in
         SECTION 7.4 shall have been satisfied or waived in respect of all of the foregoing Acquired Companies.

         (viii) Since the date of this Agreement, there shall not have occurred any event or development that has had or that would reasonably be expected to have a Material Adverse Effect (for purposes of this SECTION 7.4(c)(viii), determined only with respect to the Subsequent Acquired Companies that are the subject of any such Subsequent Closing); PROVIDED, HOWEVER, that this condition shall be deemed to be satisfied and waived in the event that Purchaser waives and releases its rights as to any indemnity or other claim against Sellers or the BellSouth Entities with respect to such Material Adverse Effect.

                                  ARTICLE VIII

                          CLOSINGS; CLOSING DELIVERIES

8.1 CLOSING. The Initial Closing and any Subsequent Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, at 1675 Broadway, New York, New York 10019, at 10:00 A.M. on the third (3rd) Business Day after the date that Seller Representative or Purchaser notifies Purchaser or Seller Representative, as the case may be, that (a) with respect to the Initial Closing, Sellers or Purchaser, as the case may be, desire to close the transactions with respect to each Acquired Company specified in such notice and for which the applicable conditions precedent specified in ARTICLE VII have been satisfied on the date of such notification (other than conditions to be satisfied at the Initial Closing) or have been waived by all the parties permitted to waive such conditions (each, an "INITIAL ACQUIRED COMPANY"); PROVIDED, HOWEVER, that in no event may Seller Representative or Purchaser send a notification regarding the Initial Closing unless either (i) subject to
SECTION 7.3(g), the Initial Acquired Companies include all of the Acquired Companies that primarily operate in at least five (5) countries in the Territory or (ii) the aggregate enterprise value of the Initial Acquired Companies as set forth in Column 1 SCHEDULE 2.2(b) constitutes fifty percent (50%) or more of the aggregate enterprise value for all Acquired Companies as set forth in
SECTION 2.2(a)(i), and (b) with respect to a Subsequent Closing, Sellers or Purchaser, as the case may be, desire to close the transactions with respect to each Acquired Company (other than an Initial Acquired Company) for which the applicable conditions precedent specified in SECTION 7.4 have been satisfied on the date of such notification

(other than conditions to be satisfied at the applicable Subsequent Closing) or have been waived by all the parties permitted to waive such conditions, which notice shall specify each such Acquired Company (each, a "SUBSEQUENT ACQUIRED COMPANY"). The Initial Closing and each Subsequent Closing, if any, and all transactions to occur at the applicable Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. New York time on the applicable Closing Date.

8.2 INITIAL CLOSING DELIVERIES. At the Initial Closing, in addition to any other documents or agreements required under this Agreement, (a) Sellers or Seller Parent shall deliver to Purchaser the following:

         (i) certificates (or similar documents) evidencing (A) all of the Sellers Equity Interests relating to the Initial Acquired Companies and/or (B) the Holding Company Equity Interests relating to the Holding Companies that own the Seller Equity Interests relating to the Initial Acquired Companies at the time of the Initial Closing, in either case that are certificated, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers or stock transfer forms, assignments of such Sellers Equity Interests or Holding Company Equity Interests, as the case may be, that are uncertificated or other duly executed instruments of conveyance sufficient to validly transfer such Sellers Equity Interests or Holding Company Equity Interests, as the case may be, to Purchaser;

         (ii) the resignations referred to in SECTION 6.9 relating to the Initial Acquired Companies;

         (iii) a certificate of the secretary or an assistant secretary of Seller Parent dated as of the Initial Closing Date certifying resolutions of the board of directors of Seller Parent approving and authorizing the execution, delivery and performance by Seller Parent of this Agreement and its Related Agreements and the consummation by Seller Parent of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and are in full force and effect (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller Parent);

         (iv) Trademark License Termination Letter for each Seller Parent Mark License Agreement to which one or more of the Initial Acquired Companies is a party, duly executed by Seller Parent;

         (v) Transition Trademark License Agreements for each country of the Territory, duly executed by Seller Parent and the applicable Initial Acquired Companies;

         (vi) either a BIPHO Transition License Agreement for each country of the Territory in which the Initial Acquired Companies operate, duly executed by Bell IP Holding LLC and the applicable Initial Acquired Companies, or alternative arrangements to achieve the same transition objectives;

         (vii) Services Termination Letter for each Technical Services Agreement to which one or more of the Initial Acquired Companies is a party, duly executed by all parties to those Technical Services Agreements;

         (viii) Transition Services Agreement for each country of the Territory in which the Initial Acquired Companies operate, duly executed by Seller Parent and the applicable Initial Acquired Companies;

         (ix) Technical Information Confidentiality Agreements duly executed by Seller Parent and the Initial Acquired Companies;

         (x) Short Form Trademark Assignment covering the transfer of the registrations and applications for Latin America Marks that are used exclusively by any Initial Acquired Company, duly executed by Seller Parent;

         (xi) opinions of legal counsel (subject to reasonable and customary assumptions and limitations) to Sellers as may be reasonably requested by Purchaser solely with respect to the valid issuance and transfer of the Sellers Equity Interests in any Initial Acquired Company in compliance with all applicable Laws and any applicable Minority Equity Agreement (which opinions shall be subject to customary exceptions);

         (xii) with respect to any Initial Acquired Company that, following the Initial Closing, will continue to have Minority Equity Holders, opinions of legal counsel to Sellers as may be reasonably requested by Purchaser solely with respect to the absence of any Right of First Refusal Rights of any such Minority Equity Holder under the applicable Minority Equity Agreement following the Initial Closing; and

         (xiii) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements with respect to the Initial Acquired Companies, including any agreements or documents that Sellers determine are necessary in accordance with SECTION 6.38.

(b) Purchaser shall deliver to Sellers the following:

         (i) the amount payable to Sellers at the Initial Closing pursuant to
         SECTION 2.2;

         (ii) a certificate of Purchaser's secretary certifying resolutions of the board of directors of Purchaser approving and authorizing the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser);

         (iii) a Technical Information Confidentiality Agreement with respect to an Initial Acquired Company duly executed by Purchaser;

         (iv) an Assignment and Assumption Agreement relating to the Minority Equity Agreements and Acquired Company Organizational Documents of an Initial Acquired Company in a form reasonably acceptable to Sellers duly executed by Purchaser; and

         (v) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements, including any agreements or documents that Sellers determine are necessary in accordance with
         SECTION 6.38.

8.3 SUBSEQUENT CLOSING DELIVERIES. At a Subsequent Closing, if any, in addition to any other documents or agreements required under this Agreement,
(a) Sellers or Seller Parent shall deliver to Purchaser the following:

         (i) certificates (or similar documents) evidencing (A) all of the Sellers Equity Interests relating to the Subsequent Acquired Companies that are the subject of such Subsequent Closing Date and/or (B) the Holding Company Equity Interests relating to the Holding Companies that own the Seller Equity Interests relating to the Subsequent Acquired Companies at the time of the Subsequent Closing, in either case that are certificated, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers or stock transfer forms, assignments of such Sellers Equity Interests or Holding Company Equity Interests, as the case may be, that are uncertificated or other duly executed instruments of conveyance sufficient to validly transfer such Sellers Equity Interests or Holding Company Equity Interests, as the case may be, to Purchaser;

         (ii) the resignations referred to in SECTION 6.9 relating to the Subsequent Acquired Companies that are the subject of such Subsequent Closing Date;

         (iii) Trademark License Termination Letter for each Seller Parent Mark License Agreement to which one or more of the Subsequent Acquired Companies that are the subject of such Subsequent Closing Date is a party, duly executed by Seller Parent;

         (iv) Transition Trademark License Agreements for each country of the Territory, duly executed by Seller Parent and the applicable Subsequent Acquired Companies;

         (v) either a BIPHO Transition License Agreement for each country of the Territory in which the Subsequent Acquired Companies that are the subject of such Subsequent Closing Date operate, duly executed by Bell IP Holding LLC and the applicable Subsequent Acquired Companies, or alternative arrangements to achieve the same transition objectives;

         (vi) Services Termination Letter for each Technical Services Agreement to which one or more of the Subsequent Acquired Companies that are the subject of such Subsequent Closing Date is a party, duly executed by all parties to those Technical Services Agreements;

         (vii) Transition Services Agreement for each country of the Territory in which the Subsequent Acquired Companies that are the subject of such Subsequent Closing Date operate, duly executed by Seller Parent and the applicable Initial Acquired Companies;

         (viii) Technical Information Confidentiality Agreement duly executed by Seller Parent and the Subsequent Acquired Companies that are the subject of such Subsequent Closing Date;

         (ix) Short Form Trademark Assignment covering the transfer of the registrations and applications for Latin America Marks if such marks are either (A) used exclusively by one or more Subsequent Acquired Companies that are the subject of such Subsequent Closing or (B) only used by one or more Subsequent Acquired Companies that are the subject of such Subsequent Closing and one or more of the Initial Acquired Companies and/or any Subsequent Acquired Companies that were the subject of an earlier Subsequent Closing, duly executed by Seller Parent;

         (x) opinions (subject to reasonable and customary assumptions and limitations) of legal counsel to Sellers as may be reasonably requested by Purchaser solely with respect to the valid issuance and transfer of the Sellers Equity Interests in any Subsequent Acquired Company that is the subject of such Subsequent Closing in compliance with all applicable Laws and any applicable Minority Equity Agreement (which opinions shall be subject to customary exceptions);

         (xi) with respect to any Subsequent Acquired Company that, following the applicable Subsequent Closing, will continue to have Minority Equity Holders, opinions of legal counsel to Sellers as may be reasonably requested by Purchaser solely with respect to the absence of any Right of First Refusal Rights of any such Minority Equity Holder under the applicable Minority Equity Agreement following such Subsequent Closing; and

         (xi) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements with respect to the Subsequent Acquired Companies that are the subject of such Subsequent Closing, including any agreements or documents that Sellers determine are necessary in accordance with SECTION 6.38.

(b) Purchaser shall deliver to Sellers the following:

         (i) the amount payable to Sellers at the Subsequent Closing with respect to the Subsequent Acquired Companies that are the subject of such Subsequent Closing pursuant to SECTION 2.2;

         (ii) a Technical Information Confidentiality Agreement with respect to books and records of each Subsequent Acquired Company that is the subject of such Subsequent Closing, duly executed by Purchaser;

         (iii) an Assignment and Assumption Agreement relating to the Minority Equity Agreements and Acquired Company Organizational Documents of each Subsequent Acquired Company that is the subject of the Subsequent Closing in a form reasonably acceptable to Sellers duly executed by Purchaser; and

         (iv) such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements with respect to the Subsequent Acquired Companies that are the subject of such Subsequent Closing, including any agreements or documents that Sellers determine are necessary in accordance with SECTION 6.38.

                                   ARTICLE IX

                                   TERMINATION

9.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time on or prior to the Initial Closing Date:

(a) with the mutual consent of the Seller Representative and Purchaser;

(b) by the Seller Representative or Purchaser, if the Initial Closing shall not have taken place on or before December 15, 2004, PROVIDED, that if the Initial Closing shall not have occurred on or before December 15, 2004 solely because of
(i) the failure of (A) the parties to receive any of the Closing Required Regulatory Approvals or (B) any applicable regulatory waiting period to expire or (B) the imposition of any Initial Closing Legal Prohibition, such date shall be extended to June 30, 2005 (the "OUTSIDE DATE"); PROVIDED, that the right to terminate this Agreement under this SECTION 9.1(b) shall not be available to (i) the Seller Representative if the failure of any Seller to fulfill any of its obligations under this Agreement, or the breach of or inaccuracy in any representation or warranty by any Seller in this Agreement or by any Seller or any Acquired Company in the Additional Representations Certificate, has been the cause of or resulted in the failure of the Initial Closing to occur on or before the Outside Date or (ii) Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement, or the breach of or inaccuracy in any representation or warranty by Purchaser in this Agreement, has been the cause of or resulted in the failure of the Initial Closing to occur on or before Outside Date;

(c) by Purchaser, if there shall have been a material breach of any representation or warranty of Sellers hereunder and the falsity, inaccuracy or incorrectness of such representation or warranty would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, or a material breach of any covenant or obligation of Sellers hereunder, and which in any such case would cause the conditions to the Initial Closing set forth in SECTIONS 7.2(a) and/or 7.2(b) not to be satisfied by the Outside Date, and in any case such breach shall not have been remedied within thirty (30) days after receipt by the Seller Representative of a notice in writing from Purchaser specifying the breach and requesting that such breach be remedied;

(d) by the Seller Representative, if there shall have been a material breach of any covenant, obligation, representation or warranty of Purchaser hereunder, and such breach shall have a Purchaser Material Adverse Effect and such breach shall not have been remedied within thirty (30) days after receipt by Purchaser of notice in writing from the Seller Representative specifying the breach and requesting that such breach be remedied;

(e) by Purchaser on or before the date that is 30 days after the Due Diligence Expiration Date, if, after having completed its due diligence investigation of the Acquired Companies in accordance with SECTION 6.2 of this Agreement, Purchaser has discovered, from information obtained by Purchaser after the date of this Agreement (excluding any information provided to or obtained by Purchaser up to and including the date of this Agreement, including pursuant to the schedules hereto), conditions, circumstances or events that have or would reasonably be expected to have a Material Adverse Effect; PROVIDED, HOWEVER, that if Purchaser has not exercised its right to terminate this Agreement in accordance with this SECTION 9.1(e) on or before the date that is 30 days after the Due Diligence Expiration Date, Purchaser shall have no further right to terminate this Agreement pursuant to this SECTION 9.1(e), and this Agreement shall continue in full force and effect; and PROVIDED, FURTHER, that Purchaser shall not have the right to terminate this Agreement pursuant to this SECTION 9.1(e) if Purchaser is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

In the event of termination by the Seller Representative or Purchaser pursuant to this SECTION 9.1 (other than SECTION 9.1(a)), written notice thereof shall be given to the other party.

9.2      EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
SECTION 9.1, or if Purchaser has the right to terminate this Agreement pursuant to SECTION 9.1 and determines not to or fails to exercise its termination rights pursuant to SECTION 9.1, there shall be no liability hereunder on the part of Sellers, Purchaser, nor their respective Affiliates, directors, officers, employees, agents and representatives, and no party shall have any right to sue for a breach of any representation or warranty contained herein or in the Additional Representations Certificate, and all obligations of the parties hereunder shall terminate except that the obligations set forth in SECTIONS 3.1(f), 6.8 (Confidentiality) 6.11 (Brokers), 6.28(b) (Non-Solicitation by Purchaser), 12.1 (Expenses) and 12.8 (Publicity) and the Confidentiality Agreement shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior intentional breach of any covenant contained in this Agreement.

9.3 NO RIGHT TO TERMINATE AFTER INITIAL CLOSING. For the avoidance of doubt, the parties agree that there is no right to terminate this Agreement once there has been an Initial Closing. Notwithstanding the foregoing, in the event that the Sellers Equity Interests of one or more Acquired Companies have not been transferred to Purchaser despite each party's compliance with all of the covenants and obligations contained in this Agreement to be performed and complied with by it prior to Non-Transferred Company Determination Date with respect to such Acquired Company, then such Acquired Companies, to the extent that they have not been deemed Non-Transferred Companies prior to their respective Non-Transferred Company Determination Date, shall be deemed to be Non-Transferred Companies on such Non-Transferred Company Determination Date and, following the applicable Non-Transferred Company Determination Date, (i) the parties shall nevertheless be obligated to consummate the Initial Closing and any Subsequent Closing and the other transactions contemplated by this Agreement except with respect to any such Non-Transferred Company, (ii) the applicable Seller will retain and continue to hold and own its Seller Equity Interests or Holding Company Equity Interests relating to (other than upon a transfer of Right of First Refusal Shares of a ROFR Company), and any Sellers Stockholder Debt with regard to, any such Non-Transferred Company, (iii) the Sellers Equity Interests of any such Non-Transferred Company shall be deemed to be excluded from the definition of "Sellers Equity Interests" and "Holding Company

Equity Interests" for all purposes of this Agreement, (iv) no representations or warranties shall be deemed to have been made by Sellers with respect to any such Non-Transferred Company and (v) SECTION 9.2 (including the exceptions contained therein) shall be deemed to apply to such Non-Transferred Companies as if this Agreement had terminated solely with respect to such Non-Transferred Companies. For the avoidance of doubt, from and after the Non-Transferred Company Determination Date with respect to any Retained Company, SECTIONS 6.5 and 6.6 and ARTICLE III, as well as any other provisions that would reasonably be interpreted to treat such Non-Transferred Company as an Acquired Company whose Sellers Equity Interests are being transferred directly or indirectly pursuant to the transactions contemplated by this Agreement, will no longer be applicable to such Non-Transferred Company, PROVIDED, that SECTIONS 6.8 and 6.28, as well as the Confidentiality Agreement, will continue to be applicable to all Non-Transferred Companies (other than as provided otherwise in this Agreement).

                                   ARTICLE X

                                 INDEMNIFICATION

10.1 SURVIVAL. The representations and warranties of the parties hereto contained herein and, in the case of Sellers, in the Additional Representations Certificate, shall survive the Initial Closing Date with respect to any Initial Acquired Companies and any Subsequent Closing Date with respect to any Subsequent Acquired Companies for a period of eighteen (18) months after the Initial Closing Date or any Subsequent Closing Date, as the case may be, except that (a) Tax Warranties shall survive until the Tax Statute of Limitations Date
(b) Labor Warranties and Environmental Warranties shall survive for a period of three (3) years after the Initial Closing Date or any Subsequent Closing Date, as the case may be, and (c) Title and Authorization Warranties shall survive indefinitely and shall not terminate. Neither Purchaser nor any Seller shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this
SECTION 10.1.

10.2     INDEMNIFICATION BY SELLERS.

(a) Subject to SECTION 10.4, each Seller, jointly and severally, agrees to indemnify Purchaser and the Purchaser Indemnified Persons against, and agrees to hold Purchaser and the Purchaser Indemnified Persons harmless from, any and all Losses incurred or suffered by Purchaser and the Purchaser Indemnified Persons arising out of any of the following:

         (i) any breach of or any inaccuracy in any representation or warranty made by any Seller (with respect to itself or any Initial Acquired Company and any Subsequent Acquired Company) and any Initial Acquired Company or any Subsequent Acquired Company in this Agreement or in the Additional Representations Certificate; (solely with respect to the representations and warranties set forth in SECTIONS 4.10, 4.12 and 4.13, and subject to the limitations set forth in SECTION 10.4(a)(ii) and SECTION 10.4(a)(i)(B), disregarding for the purpose of this
         SECTION 10.2(a)(i) any limitation or qualification contained in such representations and warranties as to materiality or an Individual Material Adverse Effect (which instead will be read as any adverse effect)); PROVIDED, FURTHER, that such Seller shall have no liability under this SECTION 10.2(a)(i) for any breach of or inaccuracy in any representation or warranty unless (A) in the case of all representations and warranties (other than Tax Warranties, Labor Warranties, Environmental Warranties and Title and Authorization Warranties) a notice of Purchaser's or a Purchaser Indemnified Person's claim is given to the Seller Representative not later than the close of business on the eighteen (18) month anniversary of the Initial Closing Date or the applicable Subsequent Closing Date, as the case may be,
         (B) in the case of Tax Warranties, a notice of Purchaser's or a Purchaser Indemnified Person's claim is given to the Seller Representative not later than the close of business on the Tax Statute of Limitations Date and (C) in the case of Environmental Warranties and Labor Warranties, a notice of Purchaser's or Purchaser Indemnified Person's claim is given to the Seller Representative not later than the close of business on the third (3rd) year anniversary of the Initial Closing Date or any Subsequent Closing Date, as the case may be;

         (ii) any breach of or failure by any Seller to perform any covenant or obligation of such Seller set out in this Agreement; PROVIDED, that Sellers shall have no liability under this SECTION 10.2(a)(ii) for any breach or failure occurring on or prior to the applicable Closing Date unless a notice of Purchaser's or a Purchaser Indemnified Person's claim is given to the Seller Representative not later than the close of business on the eighteen (18) month anniversary of the applicable Closing Date;

         (iii) any claim by a Minority Equity Holder relating to (A) any breach or failure by Sellers to perform any covenant or obligation under this Agreement or the Minority Equity Agreements or otherwise arising from the actions, or failure to act, of Sellers under this Agreement or the Minority Equity Agreements during the period prior to the Initial Closing Date or any Subsequent Closing Date, as applicable, (B) any breach of or failure to perform by Sellers any obligations that Sellers have to such Minority Equity Holder and (C) the entering into this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder with respect to such Minority Equity Holder in compliance with the terms hereof; PROVIDED, that Sellers shall have no liability under this SECTION 10.2(a)(iii) for any claim by a Minority Equity Holder arising from any breach, action or failure occurring on or prior to the applicable Closing Date unless a notice of Purchaser's or a Purchaser Indemnified Person's claim is given to the Seller Representative not later than the close of business on eighteen (18) month anniversary of the applicable Closing Date;

         (iv) the amount of any Loss Contingency and Impairment Losses Shortfall, as determined in accordance with SECTION 6.3(b);

         (v) any Taxes of the Acquired Companies arising out of the transactions described in SECTIONS 6.31, 6.32, or 7.2(f) or Taxes of Purchaser from the receipt of interest on any note required to be distributed pursuant to SECTION 6.35, PROVIDED that the indemnity under SECTION 6.35 shall
         (A) apply only to interest paid for a maximum of three (3) years,
         (B) apply to interest up to a maximum rate or yield of 4%, (C) be for a maximum principal amount equal to the current or accumulated earnings and profits existing as of the applicable Closing and reduced by any cash required to be distributed pursuant to SECTION 6.35, (D) be reduced by any Tax Benefit received by any Acquired Company for the interest paid on the note and (E) be increased by any Dutch capital duty if Purchaser, despite its best efforts, is unable to repay the note according to its terms and capitalize the note into equity after three
         (3) years;

         (vi) any Taxes imposed on any Initial Acquired Company or Subsequent Acquired Company in respect of its income, business, property or operations or for which it may otherwise be liable by reason of the several liability pursuant to U.S. Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation analogous to U.S. Treasury Regulation Section 1.1502-6;

         (vii) any payment by Purchaser to any Minority Equity Holder in respect of Minority Equity Interests that exceeds the payment that would otherwise have been required to be paid to such Minority Equity Holder solely in exchange for its Minority Equity Interests pursuant to the terms and conditions set forth in ARTICLES II and III, which excess payment is made by Purchaser in connection with obtaining the Minority Equity Approval with respect to such Minority Equity Holder, but in any event solely to the extent that Seller Representative, in its sole discretion, shall have agreed in advance to such excess payments; and

         (viii) any Taxes imposed on a Venezuelan Acquired Company for tax periods or portions of tax periods ending on or before the applicable Closing Date and any cost or expense incurred by a Venezuelan Acquired Company in respect thereof. For purposes of this provision, any Taxes with respect to a tax period that includes the Closing Date will be measured based on an assumed closing of the books as of such Closing Date. Any amount payable under this provision shall be reduced by any refunds received by Purchaser after the applicable Closing Date with respect to such tax period and not paid to Sellers. There shall, however, be no credit to Sellers for amounts reserved on the Financial Statements with respect to such Tax claims. Each Seller acknowledges that Purchaser shall be entitled, as a result of the indemnification provided herein, to eliminate such reserve on financial statements prepared on and after the applicable Closing Date.

(b) Seller Parent agrees to indemnify Purchaser and the Purchaser Indemnified Persons against, and agrees to hold Purchaser and the Purchaser Indemnified Persons harmless from, any and all Losses incurred or suffered by Purchaser or a Purchaser Indemnified Person arising out of the Venezuelan Arbitration which are required pursuant to the Venezuelan Arbitration Award to be satisfied by the Venezuelan Arbitration Entities, following the applicable Closing with respect to the Venezuelan Arbitration Entities; PROVIDED, HOWEVER, that Purchaser and the Purchaser Indemnified Persons shall have the right to payment by Sellers solely in respect of the amount by which such Losses exceed the amount of any Venezuela Arbitration Loss Reserves.

(c) Seller Parent agrees to indemnify Purchaser and the Purchaser Indemnified Persons against, and agrees to hold Purchaser and the Purchaser Indemnified Persons harmless from, any and all Losses incurred or suffered by Purchaser or a Purchaser Indemnified Person arising out of the Peruvian Arbitration which are required pursuant to the Peruvian Arbitration Award to be satisfied by the Peruvian Acquired Companies following the Closing with respect to the Peruvian Acquired Companies.

10.3 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify Sellers and the Sellers Indemnified Persons against, and agrees to hold Sellers and the Sellers Indemnified Persons harmless from, any and all Losses incurred or suffered by Sellers and the Sellers Indemnified Persons arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; PROVIDED, that Purchaser shall have no liability under this SECTION 10.3(a) for any breach of or inaccuracy in any representation or warranty unless, in the case of all representations and warranties (other than Title and Authorization Warranties), a notice of Sellers' or Sellers Indemnified Persons' claim is given to Purchaser not later than the close of business on the first anniversary of the Final Closing Date;

(b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement;

(c) any BellSouth Guarantee with respect to any Initial Acquired Company or Subsequent Acquired Company;

(d) any claim by a Minority Equity Holder relating to (A) any breach or failure by Purchaser to perform any covenant or obligation under this Agreement or the Minority Equity Agreements or otherwise arising from the actions, or failure to act, of Purchaser under this Agreement or the Minority Equity Agreements during the period prior to the Initial Closing Date or any Subsequent Closing Date, as applicable and, (B) any breach of or failure to perform by Purchaser any other obligations that Purchaser has to such Minority Equity Holder; PROVIDED, that Purchaser shall have no liability under this SECTION 10.3(d) for any claim by a Minority Equity Interest Holder arising from any breach, action or failure occurring on or prior to the applicable Closing Date unless a notice of Sellers' or a Sellers Indemnified Person's claim is given to Purchaser not later than the close of business on the eighteen (18) month anniversary of the applicable Closing Date;

(e) any occurrence, event, act or omission of or involving any Initial Acquired Company or Subsequent Acquired Company after the applicable Closing Date, including any claims, lawsuits or Losses relating, or with respect, to (i) the Minority Equity Holders, the Minority Equity Holder Rights or the Minority Equity Agreements or the Acquired Company Organizational Documents, (ii) any Continuing Employees, including as a result of their termination, constructive termination or severance, any liabilities under or with respect to any Employee Benefit Plan, any liabilities under or with respect to any other agreement or arrangement assumed by any Initial Acquired Company or any Subsequent Acquired Company or Purchaser hereunder, and any liabilities under or with respect to the Retention Plans to the extent such Retention Plans constitute Employee Benefit Plans or the obligations thereunder are assumed by any Initial Acquired Company or any Subsequent Acquired Company or Purchaser hereunder, or (iii) any Acquired Company Debt with respect to any Initial Acquired Company or Subsequent Acquired Company and any occurrence, event, act or omission or involving any Initial Acquired Company or Subsequent Acquired Company after the applicable Closing Date relating to any creditor, lender, noteholder, bondholder or other holder of Debt with respect to any Acquired Company Debt of any Initial Acquired Company or Subsequent Acquired Company; and

(f) except as otherwise provided in this Agreement, from and after the applicable Closing Date, Purchaser shall protect, defend, indemnify and hold harmless Sellers from any and all Taxes relating to any Initial Acquired Company or Subsequent Acquired Company arising after the applicable Closing.

10.4 LIMITATIONS ON LIABILITY OF SELLERS. Notwithstanding any other provision of this Agreement:

(a) Purchaser and the Purchaser Indemnified Persons shall have the right to payment by any Sellers under:

         (i) SECTION 10.2(a)(i) (other than with respect to any inaccuracy or breach of the Tax Warranty) and SECTION 10.2(a)(iv) only if, and only to the extent that, Purchaser and the Purchaser Indemnified Persons shall have incurred or suffered (A) as to any particular inaccuracy or breach, indemnifiable Losses in excess of One Million Dollars ($1,000,000) and (B) as to all inaccuracies and breaches, aggregate indemnifiable Losses in excess of one percent (1%) of the Allocated Purchase Price for the Acquired Companies, and then only for the amount of such excess (subject to the further limitation in CLAUSE (A) of this SECTION 10.4(a)(i)); PROVIDED, HOWEVER, that with respect to any inaccuracy or breach of a representation or warranty set forth in SECTIONS 4.10, 4.12, or 4.13, the limitation set forth in CLAUSE (A) of this SECTION 10.4(a)(i) shall not apply and in place thereof the limitations set forth in SECTION 10.4(a)(ii) shall apply;

         (ii) SECTION 10.2(a)(i) with respect to any inaccuracy or breach of a representation or warranty set forth in SECTIONS 4.10, 4.12, or 4.13, only if, and only to the extent that, Purchaser and the Purchaser Indemnified Persons shall have incurred or suffered (A) as to any of the Acquired Companies identified on Schedule 1 attached to the Additional Representations Certificate, aggregate indemnifiable Losses in excess of Ten Million Dollars ($10,000,000), and then, subject to the limitation in CLAUSE (B) of SECTION 10.4(a)(i), for the full amount of such indemnifiable Losses, or (B) as to any of the Acquired Companies identified on Schedule 2 attached to the Additional Representations Certificate, indemnifiable Losses in excess of Twenty Five Million Dollars ($25,000,000), and then, subject to the limitation in CLAUSE (B) of SECTION 10.4(a)(i), for the full amount of such indemnifiable Losses; and

         (iii) SECTION 10.2(a)(v) and, with respect to the Tax Warranty only,
         SECTION 10.2(a)(i) only if, and only to the extent that, in respect of the Acquired Companies in any one country, Purchaser and the Purchaser Indemnified Persons shall have incurred or suffered Losses with respect to such Taxes or the Tax Warranty, as applicable, in excess of Five Million Dollars ($5,000,000) in respect of the Acquired Companies in any such country and then for the full amount of such indemnifiable Losses.

(b) Subject to the limitations set forth in this ARTICLE X, no Seller shall, nor shall the Sellers, as a whole, be responsible for any particular indemnification claim pursuant to SECTION 10.2 insofar as such claim relates to a particular Acquired Company for an amount that exceeds the product of (i) the amount of such indemnification claim otherwise payable pursuant to this ARTICLE X and (ii) the Sellers Allocation Percentage applicable to such Initial Acquired Company or Subsequent Acquired Company.

(c) Sellers shall not, as a whole, have any liability under or in connection with this Agreement or the transactions contemplated hereby or the Additional Representations Certificate (including under SECTION 10.2 or otherwise for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason) in excess of, as to all representations, warranties, covenants, obligations and other reasons, the Aggregate Sellers Allocated Payments.

(d) Sellers will only be liable for actual Losses, and in no event shall Sellers have any liability for special, speculative, punitive, indirect, consequential or multiple-based damages or for lost profits or lost business opportunities, with regard to indemnification or other claims hereunder except to the extent such special, speculative, punitive, indirect, consequential or multiple-based damages or lost profits or damages in respect of lost business opportunities damages are claimed by any third party against Purchaser or a Purchaser Indemnified Person.

(e) The sole and exclusive liability and responsibility of Sellers to Purchaser under or in connection with this Agreement or the transactions contemplated hereby or in the Additional Representations Certificate (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason), and the sole and exclusive remedy of Purchaser with respect to any of the foregoing, shall be as set forth in this ARTICLE X (other than with respect to fraud). Other than pursuant to this ARTICLE X, Purchaser on behalf of itself and its Representatives hereby waives and releases, to the fullest extent permitted under applicable Law, any and all rights (including any other right to indemnification, contribution or recovery), claims and causes of action (including those of any nature, known or unknown, or based on any legal theory, whether common law or any statute (including any Environmental Law), contract, tort or other legal theory) it may have against Sellers or any of their respective directors, officers, employees, agents, stockholders or Affiliates arising from or relating to the negotiation or subject matter of this Agreement or the Additional Representations Certificate arising under or based upon any applicable Law, rule, regulation, Order, judgment or decree.

(f) In no event shall any Seller have any liability for any claims by or with respect to any past, current or future employees of any Initial Acquired Company or Subsequent Acquired Company (or for any Losses relating thereto) which are first made after the Initial Closing or any Subsequent Closing, as the case may be, including any claims that arise out of or in connection with (i) any injuries to, or deaths or illnesses of, such employees or (ii) any severance or other claims related to the termination of such employees.

(g) Except as provided in SECTION 6.3(b) and for the indemnity referred to in
SECTION 10.2(a)(viii), Sellers shall have no liability or obligation to indemnify Purchaser for any Losses incurred or suffered by Purchaser arising out of any matter that is disclosed on the Financial Statements (or as otherwise disclosed in SCHEDULE 4.5) and to which Purchaser is entitled to be indemnified pursuant to this ARTICLE X unless and solely to the extent to which the amount of the damages from such Losses exceeds the Final Loss Contingencies and Impairment Losses.

(h) In no event shall any Seller have any liability or obligation to indemnify Purchaser or any Purchaser Indemnified Person for any claims relating to any Non-Transferred Company except pursuant to SECTION 10.2(a)(iii).

(i) Sellers shall have no liability for Taxes under this ARTICLE X as to matters resulting from or arising out of activities of Purchaser or its Affiliates on or after the applicable Closing and to the extent that such liability arises primarily from or is attributable to the breach by Purchaser of its obligations under this Agreement.

10.5 CLAIMS. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in
SECTION 10.6, but in any event no later than ten (10) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in SECTION 10.4 have been satisfied or do not apply; PROVIDED, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this ARTICLE X except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

10.6 NOTICE OF THIRD PARTY CLAIMS; ASSUMPTION OF DEFENSE. The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than five (5) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in SECTION 10.4 have been satisfied or do not apply); PROVIDED, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this ARTICLE X except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to CLAUSE (i) of SECTION 10.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, and such Indemnified Person will refrain from making any public announcements in respect of such claim, suit, action or proceeding or otherwise communicating with the news media without the prior consent of the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof. Notwithstanding anything to the contrary set forth in this Agreement, Sellers shall continue to control the defense of the Venezuelan Arbitration and the prosecution of the Peruvian Arbitration in all respects following the applicable Closing with respect to the Venezuelan Arbitration Entities and the Peruvian Acquired Companies.

10.7 SETTLEMENT OR COMPROMISE. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under CLAUSE (b) of SECTION 10.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in SECTION 10.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; PROVIDED, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (b) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

10.8     TIME LIMITS. Any right to indemnification or other recovery under this
ARTICLE X shall only apply to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Person within the applicable time period set forth in SECTION 10.2 or 10.3, as the case may be. If any claim for indemnification or other recovery is timely asserted under this ARTICLE X, the Indemnified Person shall have the right to bring an action, suit or proceeding with respect to such claim within one year after first giving the Indemnifying Person notice thereof, but may not bring any such action, suit or proceeding thereafter.

10.9     NET LOSSES AND SUBROGATION; OFFSET.

(a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be based on actual Losses incurred and shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person from any insurance policy provided or maintained by or on behalf of the Acquired Companies, Sellers, Seller Parent or any of their respective Affiliates with respect to such Losses, (ii) any net Tax benefit realized by the Indemnified Person arising from the facts or circumstances giving rise to such Losses and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries, and to take all reasonable actions to mitigate the amount of any Losses incurred or suffered by such Indemnified Person. If any such proceeds, benefits or recoveries are received by an Indemnified Person with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

(b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person against any third party in respect of the Losses to which such payment relates. Such Indemnified Person and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c) If a judgment is rendered in favor of the Peruvian Acquired Companies or any of their successors or Affiliates in the Peruvian Arbitration (the amount of any such judgment, the "PERUVIAN ARBITRATION AWARD"), the entirety of the Peruvian Arbitration Award shall be paid, or cause to be paid, by Purchaser to Sellers no later than two (2) Business Days following receipt thereof by Purchaser of the Peruvian Acquired Companies, as the case may be.

10.10 ADJUSTMENTS TO AGGREGATE SELLERS ALLOCATED PAYMENT. To the extent permitted by Law, any amounts payable under SECTION 10.2, or SECTION 10.3 shall be treated by Purchaser and Sellers as an adjustment to the Aggregate Sellers Allocated Payment.

                                   ARTICLE XI

                             SELLER PARENT GUARANTY

11.1     SELLERS GUARANTY.

(a) Seller Parent hereby unconditionally, absolutely, continuously and irrevocably guarantees, as a primary obligor and not as a surety, to Purchaser and any Purchaser Indemnified Person the due and punctual payment and performance by each Seller of all of its covenants, agreements, obligations and liabilities arising under or pursuant to this Agreement and the other Related Agreements (or any of them), whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (collectively, the "SELLERS LIABILITIES").

(b) Neither Purchaser nor any Purchaser Indemnified Person shall be required to prosecute collection or seek to enforce or resort to any remedies against any Seller or any other Person liable to Purchaser or any Purchaser Indemnified Person on account of Sellers Liabilities or any guaranty thereof. Sellers Liabilities shall in no way be impaired, affected, reduced or released by reason of (i) the failure or delay by Purchaser or any Purchaser Indemnified Person to do or take any of the actions or things described in this Agreement or the other Related Agreements, or (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of any Seller or the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting, any Seller or any of its respective assets, or any allegation concerning, or contest of the legality or validity of, the indemnification obligations under this Agreement or any of the other Related Agreements.

11.2     SELLER WAIVERS AND ACKNOWLEDGEMENTS.

(a) Seller Parent waives any and all right to assert against Purchaser or any Purchaser Indemnified Person any claim or defense with respect to the legality, validity or enforceability of this ARTICLE XI based upon any failure of Purchaser or any Purchaser Indemnified Person to furnish to Seller Parent any information or facts relating to the ability of any Sellers to pay and perform the applicable Sellers Liabilities. Seller Parent acknowledges receipt of an executed or conformed copy of each Related Agreement and agrees that such copy constitutes adequate notice of all matters contained therein and consents to the execution and delivery of such agreements and the performance of all transactions provided for or contemplated therein.

(b) Seller Parent waives all defenses, counterclaims and offsets of any kind or nature in connection with the legality, validity and/or enforceability of this
ARTICLE XI, including any such defense, counterclaim or offset arising directly or indirectly from any agreement, instrument or document executed and delivered by any Sellers. Seller Parent waives presentment, demand, notice of dishonor, protest and all other notices whatsoever, other than notices required by the terms of this ARTICLE XI.

(c) Seller Parent waives any and all right to assert against Purchaser or any Purchaser Indemnified Person any claim or defense based upon any election of remedies by Purchaser or any Purchaser Indemnified Person which in any manner impairs, affects, reduces, releases or extinguishes either Seller Parent's right to proceed against any Seller for reimbursement or any other rights of Seller Parent against any Seller or against any other Person.

(d) Seller Parent waives notice of the following events or occurrences, and agrees that its guarantee obligations under this Agreement shall be continuing, absolute and unconditional and shall remain in full force and effect until all of the obligations of Sellers under this Agreement and the other Related Agreements have been completely discharged irrespective of: (i) acceptance of the provisions of this ARTICLE XI by Purchaser and any Purchaser Indemnified Person; (ii) Purchaser or any Purchaser Indemnified Person heretofore, now or at any time hereafter obtaining, releasing, waiving or modifying any other Person's guaranty of Sellers Liabilities given to any of them; (iii) amendment or modification of any of the Related Agreements, or waiver or release of any provisions of the Related Agreements by Purchaser or any Purchaser Indemnified Person; (iv) presentment, demand, notices of default, nonpayment, partial payment and protest, and all other notices or formalities to which Seller Parent may be entitled, other than notices required by the terms of this ARTICLE XI;
(v) Purchaser or any Purchaser Indemnified Person heretofore, now or at any time hereafter, granting to any Seller (or any other Person liable to Purchaser or any Purchaser Indemnified Person on account of Sellers Liabilities) any indulgence or extension of time of payment of Sellers Liabilities; (vi) Purchaser or any Purchaser Indemnified Person heretofore, now or at any time hereafter, accepting from any Seller or any other Person any partial payment or payments on account of Sellers Liabilities or Purchaser or any Purchaser Indemnified Person settling, subordinating, compromising, discharging or releasing the same; and (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor other than the determination that all of Sellers' obligations have been paid in full in cash.

(e) Notwithstanding anything herein to the contrary, Seller Parent shall be entitled to the benefit of and may assert as a defense against any claim under this Agreement any limitation, defense, set off or counterclaim that any Seller could have asserted, other than defenses based upon or relating to (i) any Seller's insolvency, bankruptcy or similar inability to pay or perform or (ii) the due authorization, execution, delivery, enforceability or validity of this Agreement or any of the other Related Agreements by or against any Seller.

11.3 REMEDIES. If Sellers Liabilities are not paid or performed forthwith by Seller Parent to Purchaser or the applicable Purchaser Indemnified Person at Purchaser's principal place of business, Purchaser or the applicable Purchaser Indemnified Person may proceed to arbitration against Seller Parent. At Purchaser's election, one or more successive or concurrent arbitration proceedings may be brought hereunder by Purchaser or any Purchaser Indemnified Person against Seller Parent, whether or not an arbitration proceeding has been commenced against any Seller. In any such arbitration proceeding any Seller may be joined (but need not be joined) as a party with Seller Parent. In addition, subject to SECTION 12.14, Purchaser or any Purchaser Indemnified Person may exercise any other right or remedy provided by Law for breach of this Agreement by Seller Parent.

11.4     MERGERS, CONSOLIDATIONS, SALES.

(a) Seller Parent covenants that if it dissolves or otherwise disposes of all or substantially all its assets or consolidates with or merges into another Person or entity, then it will cause the surviving or successor Person to assume in writing its obligations herein.

(b) If a consolidation, merger or sale or other transfer is made as permitted by this SECTION 11.4, the provisions of this SECTION 11.4 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this SECTION 11.4.

                                   ARTICLE XII

                                  MISCELLANEOUS

12.1 EXPENSES. Each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby; PROVIDED, that Purchaser, on the one hand, and Sellers, on the other hand, shall split the costs of all Transfer Taxes.

12.2 AMENDMENT. Except as provided in SECTION 12.15, this Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Sellers.

12.3 NOTICES. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

                (i)       If to Purchaser, addressed as follows:

                          Telefonica Moviles, S.A.
                          Goya, 24, planta 6a
                          28001 Madrid
                          Spain
                          Attention:       President
                          Facsimile:       34-91-423-3988
                          with a copy to:

                          Telefonica Moviles, S.A.
                          Goya, 24, planta 6a
                          28001 Madrid
                          Spain
                          Attention:       General Counsel
                          Facsimile:       34-91-423-4294

                          with a copy to:

                          Winston & Strawn LLP
                          200 Park Avenue
                          New York, NY 10166
                          Attention:       Berge Setrakian
                          Facsimile:       212.294.4700

                (ii)      If to the Seller Representative, addressed as follows:

                          BellSouth Corporation
                          1155 Peachtree Street, N.E., Suite 1922
                          Atlanta, GA  30309
                          Attention:       Jeffrey Dickerson
                          Facsimile:       404.249.4740

                          with a copy to:

                          BellSouth Corporation
                          1155 Peachtree Street, N.E., Suite 2002
                          Atlanta, GA  30309
                          Attention:       General Counsel
                          Facsimile:       404.249.5901

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

12.4 PAYMENTS IN DOLLARS. Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto or contemplated hereby shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever.

12.5 WAIVERS. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

12.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; PROVIDED, that no assignment of any rights or obligations hereunder, by operation of law or otherwise, shall be made by either party without the written consent of the other parties except Purchaser may assign its rights or interests hereunder or delegate its obligations hereunder to any of its Affiliates organized in Spain, PROVIDED that (x) any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and (y) Purchaser shall remain liable for all such delegated obligations under this Agreement.

12.7 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

12.8 PUBLICITY. Prior to the Initial Closing Date, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Purchaser, Sellers or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and Sellers, in any case, as to form, content, timing and manner of distribution or publication. On and after the Initial Closing Date, each of Sellers and Purchaser agree to hold confidential the terms and provisions of this Agreement and the terms of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this
SECTION 12.8 shall prevent either party from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange, (b) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or (c) enforcing its rights hereunder.

12.9 FURTHER ASSURANCES. From time to time after the Initial Closing and any Subsequent Closing, at the reasonable request of either party, the other party shall promptly execute and deliver all other reasonable documents and take all further reasonable actions in order to effectuate completely the transfer and assignment to Purchaser of the Holding Company Equity Interests or the Sellers Equity Interests, as the case may be, and to otherwise carry out the purposes of this Agreement.

12.10 SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

12.11 ENTIRE UNDERSTANDING. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof, excluding the Confidentiality Agreement, which remains in full force and effect.

12.12 LANGUAGE. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any of the parties.

12.13 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

12.14    ARBITRATION.

(a) Except as otherwise provided in SECTION 2.4, any dispute or claim arising out of, relating to, or having any connection with this Agreement shall be exclusively and finally settled by arbitration in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce then in effect (the "ICC RULES").

(b) The situs of the arbitration shall be New York, New York, unless the parties agree otherwise. The arbitration shall be conducted in the English language. All documents and testimony offered into evidence during the arbitration shall be offered in the English language and, if necessary, shall be translated into English at the expense of the party offering the evidence.

(c) The arbitral tribunal shall have no power to alter or modify any terms or provisions of this Agreement, or to render any award which, by its terms or effects, would alter any term or provision of this Agreement or to act as amiable compositeur or ex aequo et bono. The arbitral tribunal shall, however, have the exclusive authority to decide the scope of its own jurisdiction and the scope of the arbitral proceedings.

(d) The arbitral tribunal shall be composed of three arbitrators to be selected in accordance with the ICC Rules.

(e) Notwithstanding SECTION 12.1, the prevailing party shall be entitled to recover its attorneys' fees, and expenses for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin the arbitration, to request interim measures, or to confirm or set aside an award. The losing party shall bear all costs of the arbitration proceedings, including all fees and expenses of the arbitrators. The arbitral panel shall be the exclusive judge of whether a party qualifies as a prevailing party for purposes of this provision.

(f) The award may include interest from the date of any breach or violation of this Agreement, as determined by the arbitral tribunal, until paid in full, at the interest rate established in the award. Interest may be compounded at the discretion of the arbitral tribunal.

(g) The award shall be in writing and state the reasons upon which it is based. Any monetary award shall be made in Dollars. The award shall be final and binding on the parties. Judgment on the award may be entered by any court having jurisdiction over the person or the property of the person against whom enforcement of the judgment is sought.

(h) For purposes of this SECTION 12.14, each of the parties to this Agreement hereby irrevocably submits and consents to the jurisdiction of the federal courts of New York, New York.

(i) No arbitration under this Agreement shall include, by consolidation, joinder or any other manner, any person or entity not a party to this Agreement, unless
(i) the dispute involving the person or entity is substantially related to the dispute being arbitrated under this Agreement and involves a common question of fact or law, and (ii) the presence of such person or entity is required if complete relief is to be accorded in the arbitration. If a separate arbitration is commenced between any of the parties to this Agreement under any Related Agreement, it shall be consolidated with any arbitration pending under this Agreement, unless the arbitral tribunal determines that justice requires that such arbitrations not be consolidated.

12.15 SCHEDULES. Any information disclosed pursuant to any Schedule hereto or to the Additional Representations Certificate shall be deemed to be disclosed to Purchaser for all purposes of this Agreement. Neither the specification of any Dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Schedule hereto or to the Additional Representations Certificate is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule hereto or to the Additional Representations Certificate is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Schedule hereto or to the Additional Representations Certificate is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule hereto or to the Additional Representations Certificate is or is not in the ordinary course of business for purposes of this Agreement. Sellers may, from time to time prior to or at the Initial Closing or any Subsequent Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of SECTION 7.2(a). If, however, the Initial Closing and any Subsequent Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or obligation which would have existed if Seller had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this SECTION 12.15 shall for all purposes after the applicable Closing be deemed to be a reference to such Schedule as so supplemented or amended.

12.16    MUTUAL RELEASE.

(a) As of each Closing Date, Purchaser shall, and shall cause the Acquired Companies that are the subject of such Closing to, voluntarily and unconditionally release and forever discharge the Sellers and their respective successors, assigns, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, employees, agents and representatives from any and all actions, causes of action, suits, debts, claims and demands of the Acquired Companies, Purchaser or their Affiliates, related to the Acquired Companies or their subsidiaries or Affiliates, or their businesses (except for rights or obligations arising under this Agreement or the Related Agreements, including, under ARTICLE X, and fraud and willful misconduct,) that arise out of acts, events, conditions or omissions occurring or existing from the time any such Acquired Company (or any predecessor of any such Acquired Company) was formed or otherwise organized to and including, with respect to any Acquired Company, the Closing Date.

(b) As of each Closing Date, Sellers shall voluntarily and unconditionally release and forever discharge Purchaser and the Acquired Companies that are the subject of such Closing from any and all actions, causes of action, suits, debts, claims and demands of the Sellers related to such Acquired Companies or their businesses (except for rights or obligations arising under this Agreement or the Related Agreements, including under ARTICLE X, and fraud and willful misconduct) that arise out of acts, events, conditions or omissions occurring or existing from the time any such Acquired Company (or any predecessor of any such Acquired Company) was formed or otherwise organized to and including, with respect to any Acquired Company, the applicable Closing Date.

12.17    SELLER REPRESENTATIVE.

(a) Each Seller hereby appoints Seller Parent as its representative ("SELLER REPRESENTATIVE"). Seller Parent hereby accepts such appointment and agrees to perform all of the duties of the Seller Representative provided hereunder.

(b) Each Seller hereby authorizes the Seller Representative to make all decisions and take all actions on its behalf to administer the transactions contemplated hereby (except to the extent that this Agreement specifically requires Purchaser to deal directly with a particular Seller or if the Seller Representative otherwise instructs Purchaser to deal directly with one or more Sellers), including (i) the receipt from Purchaser of all payments made by Purchaser to Sellers pursuant to this Agreement, (ii) giving and receiving of notices to be given or received by any Seller, and (iii) the contest, defense or settlement of any claims for which any Seller may be required or requested to indemnify Purchaser pursuant to SECTION 10.2. All decisions and actions by the Seller Representative permitted by this Agreement shall be binding upon all of the Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same.

(c) The provisions of this SECTION 12.17 are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement.

12.18 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                TELEFONICA MOVILES, S.A.


                                By:     /s/ Antonio Viana Baptista
                                Name:   Antonio Viana Baptista
                                Title:  Chairman and Chief Executive Officer


                                BellSouth International, Inc.


                                By:     /s/ Barry L. Boniface
                                Name:   Barry L. Boniface
                                Title:  Authorized signatory


                                BellSouth Enterprises, Inc.


                                By:     /s/ Barry L. Boniface
                                Name:   Barry L. Boniface
                                Title:  Vice President of Corporate Development


                                BellSouth International Latin America, Inc.


                                By:     /s/ Barry L. Boniface
                                Name:   Barry L. Boniface
                                Title:  Authorized signatory


                                BellSouth Argentina Holdings, LLC


                                By:     /s/ Barry L. Boniface
                                Name:   Barry L. Boniface
                                Title:  on behalf of its member, BellSouth
                                          Enterprises, Inc.


                   Signature Page to Stock Purchase Agreement

                                BellSouth Chile, Inc.


                                By:     /s/ Barry L. Boniface
                                Name:   Barry L. Boniface
                                Title:  Authorized signatory


                                BellSouth Chile Holdings, Inc.


                                By:     /s/ Barry L. Boniface
                                Name:   Barry L. Boniface
                                Title:  Authorized signatory


                                BELLSOUTH CORPORATION,
                                For purposes of the Sections and Articles identified in the Preamble only


                                By:     /s/ Barry L. Boniface
                                Name:   Barry L. Boniface
                                Title:  Vice President of Corporate Development


                   Signature Page to Stock Purchase Agreement